                                                                 Exhibit 4.16


                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                  by and among


                        EDUCATION MANAGEMENT CORPORATION


                                as the Borrower


                             THE BANKS PARTY HERETO


                                  as the Banks


                                      and


                         PNC BANK, NATIONAL ASSOCIATION


                                  as the Agent


                                 March 16, 1995


BF 22789.22

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
INDEX OF EXHIBITS ..........................................................   v

INDEX OF SCHEDULES .........................................................  vi

ARTICLE I.     DEFINITIONS .................................................   1

   1.1         Defined Terms ...............................................   1
   1.2         GAAP Definitions ............................................  23
   1.3         Other Definitional Conventions ..............................  23
   1.4         Headings ....................................................  23

ARTICLE II.    THE CREDIT ..................................................  24

   2.1         The Term Loan ...............................................  24
   2.2         Revolving Credit Loans ......................................  27
   2.3         Letters of Credit ...........................................  30
   2.4         Certain Provisions Relating to Interest Rates ...............  35
   2.5         Yield Protection and Reimbursement ..........................  42
   2.6         Capital Adequacy ............................................  44
   2.7         Closing Fee .................................................  45
   2.8         Lending Offices .............................................  45
   2.9         Time, Place and Manner of Payments ..........................  45
   2.10        Payment from Accounts Maintained by the Borrower ............  45
   2.11        Substitution of a Bank ......................................  46

ARTICLE III.   SET-OFF AND SECURITY INTERESTS ..............................  46

   3.1         Set-Off......................................................  46
   3.2         Security Agreements .........................................  46
   3.3         Pledge Agreements ...........................................  46

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES ..............................  47
   4.1         Existence ...................................................  47
   4.2         Authority ...................................................  47
   4.3         Capitalization ..............................................  48
   4.4         Existence of ESOP ...........................................  48
   4.5         Validity and Enforceability .................................  48
   4.6         No Conflict .................................................  48
   4.7         Consents ....................................................  49


   4.8         Litigation ..................................................  49
   4.9         Compliance with Applicable Laws, etc. .......................  49
   4.10        Financial Statements ........................................  49
   4.11        Environmental Matters .......................................  49
   4.12        Deferred Compensation Plans .................................  50
   4.13        Title to Properties .........................................  50
   4.14        Intellectual Property .......................................  50
   4.15        Tax Returns and Payments ....................................  51
   4.16        Material Adverse Change .....................................  51
   4.17        Solvency ....................................................  51
   4.18        Leveraged Securities ........................................  51
   4.19        Securities Acquisition Loans ................................  51
   4.20        Senior Debt Status ..........................................  51
   4.21        Escrow Agreement and Stockholders Contribution and
                 Repayment Agreement .......................................  51
   4.22        Investment Company Act ......................................  52
   4.23        Public Utility Holding Company Act ..........................  52
   4.24        Disclosure ..................................................  52

ARTICLE V.     AFFIRMATIVE COVENANTS .......................................  52

   5.1         Use of Proceeds .............................................  52
   5.2         Furnishing Information ......................................  52
   5.3         Preservation of Existence ...................................  56
   5.4         Payment of Taxes and Fees ...................................  57
   5.5         Notice of Change of Business ................................  57
   5.6         Intentionally Omitted .......................................  57
   5.7         Preservation of Existence and Qualification of ESOP .........  57
   5.8         Hazard and Casualty Insurance ...............................  57
   5.9         Good Repair .................................................  57
   5.10        Corporate Records ...........................................  58
   5.11        Inspection of Records and Properties ........................  58
   5.12        Continued Ownership of Borrower and Subsidiaries ............  58
   5.13        Compliance with Laws ........................................  58
   5.14        Further Assurances ..........................................  59

ARTICLE VI.    NEGATIVE COVENANTS ..........................................  59

   6.1         Maintenance of Consolidated Net Worth .......................  59
   6.2         Maintenance of Interest Coverage Ratio ......................  60
   6.3         Intentionally Omitted .......................................  60
   6.4         Maintenance of Leverage Ratio ...............................  60
   6.5         Disposal of Assets ..........................................  60


   6.6         Permitted Capital Expenditures ............................  61
   6.7         Intentionally Omitted .....................................  61
   6.8         Permitted Indebtedness ....................................  61
   6.9         Permitted Encumbrances ....................................  63
   6.10        Restriction of Operating Leases ...........................  64
   6.11        Advance of Funds and Investments ..........................  64
   6.12        Dividend and Redemption Restrictions ......................  65
   6.13        Merger ....................................................  66
   6.14        Regulations G, X, T and U Compliance ......................  67
   6.15        Subordination .............................................  67
   6.16        Alteration of Various Agreements ..........................  67
   6.17        Cohort Default Rates ......................................  68
   6.18        Permitted Acquisitions ....................................  68
   6.19        Change Fiscal Year ........................................  68
   6.20        Change of Business ........................................  68

ARTICLE VII.   CONDITIONS PRECEDENT ......................................  68

   7.1         All Revolving Credit Disbursements and all
               Letters of Credit .........................................  68
   7.2         Conditions Precedent to the Term Loans, the Initial
               Revolving Credit Disbursement and the Issuance of the
               Initial Letter of Credit ..................................  69

ARTICLE VIII.  EVENTS OF DEFAULT .........................................  72

   8.1         Payment Default ...........................................  72
   8.2         Cross Defaults ............................................  72
   8.3         Insolvency ................................................  72
   8.4         Dissolution ...............................................  73
   8.5         Adverse Judgments .........................................  73
   8.6         Failure to Comply with Certain Covenants ..................  73
   8.7         Failure to Comply With Other Covenants ....................  73
   8.8         Misrepresentation .........................................  73
   8.9         Consequences of an Event of Default .......................  74

ARTICLE IX.    AGREEMENT AMONG BANKS .....................................  74

   9.1         Appointment and Grant of Authority ........................  74
   9.2         Non-Reliance on Agent .....................................  75
   9.3         Responsibility of Agent and Other Matter ..................  75
   9.4         Action on Instructions ....................................  76
   9.5         Action in Event of Default ................................  76
   9.6         Indemnification ...........................................  76


   9.7         Agent's Rights as a Bank ..................................  77
   9.8         Advances by Agent..........................................  77
   9.9         Payment to Banks ..........................................  78
   9.10        Pro Rata Sharing ..........................................  78
   9.11        Successor Agent ...........................................  78

ARTICLE X.     MISCELLANEOUS .............................................  79

   10.1        Amendments and Waivers ....................................  79
   10.2        Notices ...................................................  80
   10.3        Holiday Payments ..........................................  81
   10.4        Tax Withholding ...........................................  81
   10.5        Survival ..................................................  82
   10.6        Costs .....................................................  82
   10.7        Certain Taxes .............................................  83
   10.8        Successors, Assigns and Participations ....................  83
   10.9        Confidentiality ...........................................  85
   10.10       Indemnification ...........................................  85
   10.11       Integration ...............................................  86
   10.12       Severability ..............................................  86
   10.13       APPLICABLE LAW ............................................  87
   10.14       CONSENT TO JURISDICTION ...................................  87
   10.15       Counterparts ..............................................  87
   10.16       Amendment and Restatement .................................  88

                               INDEX OF EXHIBITS

                                                                         PRINCIPAL
EXHIBIT DESIGNATION             EXHIBIT NAME                             SECTION REFERENCE
-------------------             ------------                             --------------------
Exhibit "A"          Form of Amended and Restated Term Note                     2.1
Exhibit "B"          Form of Revolving Credit Note                              2.2
Exhibit "C"          Form of Request for Revolving Credit Loan                  2.2
Exhibit "D"          Form of Amended and Restated Security Agreement            3.2
Exhibit "E"          Form of Amended and Restated                               3.2
                     Subsidiary Security Agreement
Exhibit "F"          Form of Amended and Restated Pledge Agreement              3.3
Exhibit "G-1"        Form of Amended and Restated                               3.3
                     Subsidiary Pledge Agreement - (AII)
Exhibit "G-2"        Form of Amended and Restated                               3.3
                     Subsidiary Pledge Agreement - (NCG)
Exhibit "G-3"        Form of Subsidiary Pledge                                  3.3
                     Agreement (New Active Subsidiaries)
Exhibit "H"          Form of Compliance Certificate                             5.2d
Exhibit "I"          Form of Opinion of Counsel to Borrower                     7.2r

Exhibit "J"          Form of Assignment and Assumption Agreement                10.8


                               INDEX OF SCHEDULES


1.1             Management Stockholders
4.1             Active Subsidiaries
4.3             Ownership of Stock; Rights or Options
4.8             Litigation
4.11            Environmental Matters
4.12            Deferred Compensation Plans
4.14            Intellectual Property
5.12            Subsidiaries
6.8a            Permitted Existing Indebtedness of the Borrower
6.8b            Permitted Existing Indebtedness of Subsidiaries
6.9             Permitted Existing Encumbrances
6.10            Existing Operating Leases
6.16            Proposed Amendments to Management Repurchase Agreements

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


     This Amended and Restated Credit Agreement dated as of March 16, 1995 by and among EDUCATION MANAGEMENT CORPORATION, as the borrower (the "Borrower"), the FINANCIAL INSTITUTIONS listed on the signature pages hereto and each other financial institution which, from time to time, becomes a party hereto in accordance with Section 10.8 (individually, a "Bank" and collectively the "Banks"), PNC BANK, NATIONAL ASSOCIATION, as the Issuing Bank (the "Issuing Bank") and PNC BANK, NATIONAL ASSOCIATION, as the Agent for the Banks and the Issuing Bank (the "Agent"), amends and restates in its entirety the 1989 Credit Agreement.

                                  WITNESSETH:


     WHEREAS, EMC Holdings, Inc. (the predecessor by merger to the Borrower), the 1989 Banks and Pittsburgh National Bank (now known as PNC Bank, National Association) entered into the 1989 Credit Agreement pursuant to which the 1989 Banks made available a credit facility consisting of a revolving credit commitment in an aggregate principal amount not to exceed $16,000,000 and term loans in an aggregate principal amount not to exceed $36,175,000;

     WHEREAS, the Borrower has requested that the Banks, the Issuing Bank and the Agent amend and restate the 1989 Credit Agreement (i) to increase the aggregate principal amount of the revolving credit commitment to $50,000,000 from $16,000,000; (ii) to provide the issuance on behalf of the Borrower of letters of credit in the aggregate stated amount not to exceed $8,000,000; and
(iii) to revise certain other covenants and conditions set forth in the 1989 Credit Agreement;

     WHEREAS, the Term Loan Banks are willing to purchase from the 1989 Banks the term loans outstanding under the 1989 Credit Agreement; and

     WHEREAS, the Banks, the Issuing Bank and the Agent are willing to amend and restate the 1989 Credit Agreement and to make available to the Borrower the aforementioned credit facilities, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of mutual promises contained herein and other valuable consideration and with the intent to be legally bound hereby, the parties hereto agree as follows:


ARTICLE I.  DEFINITIONS.

1.1 Defined Terms. As used herein, the following terms shall have the meaning specified unless the context otherwise requires:

     "Account" shall mean any account, as that term is defined in the UCC, of any Person, whether now owned or hereafter created or acquired.

     "Account Debtor" shall mean any Person who is or may become obligated to any second Person under, with respect to, or on account of, an Account.

     "Accredited Subsidiary" means each Subsidiary which is accredited or approved, as applicable, by the Accrediting Commission of Career Schools and Colleges of Technology, the National Association of Trade and Technical Schools, the American Bar Association, the Southern Association of Colleges and Schools or any other similar Person which accredits, certifies, or otherwise approves secondary, proprietary post-secondary vocational or career training schools.

     "Active Subsidiary" means (i) each Subsidiary of the Borrower shown on
Schedule 4.1 hereof as being an Active Subsidiary as of the Closing Date and
(ii) each other Subsidiary of the Borrower which at any time in the future (A) becomes an Accredited Subsidiary and (B) has either (1) assets of $50,000 or more or (2) revenues of $100,000 or more in any Fiscal Year.

     "Adjusted ESOP Tax-Exempt Factor" shall have the meaning ascribed to it in Subsection 2.4d hereof.

     "Adjustment" shall have the meaning ascribed to it in Subsection 2.4d hereof.

     "Affiliate" means, as to any Person, any second Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the terms "control", "controlled by", and "under common control with" shall mean the possession of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares, by contract or otherwise.

     "Agent" means PNC Bank, National Association, or any successor agent, in its capacity as the administrative agent for the Banks and the Issuing Bank under this Credit Agreement and the other Loan Documents.

     "Agent's Fee" means the fee payable to the Agent, for its own account, as described in that certain letter dated December 7, 1994 between the Borrower and the Agent.

     "AII" means Art Institutes International, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

     "Allocated Shares" means the shares of Employer Securities which have been acquired with the proceeds of the ESOP Pass Through Loan and have been allocated by the Trustee to individual accounts of the participants under the ESOP.

     "Amended and Restated Pledge Agreement" means the pledge agreement executed by the Borrower substantially in the form of Exhibit "F" hereto pursuant to which the Borrower grants to the Agent, for the benefit of the Banks and the Issuing Bank, a first lien and prior security interest in all of the issued and outstanding capital stock of all Active Subsidiaries owned directly by the Borrower and all extensions, renewals, amendments, modifications, replacements and restatements thereof and thereto.

     "Amended and Restated Security Agreement" means the security agreement executed by the Borrower substantially in the form of Exhibit "D" hereto pursuant to which the Borrower grants to the Agent, for the benefit of the Banks and the Issuing Bank, a first lien and prior security interest (except for Permitted Encumbrances) in the Collateral owned by the Borrower and all extensions, renewals, amendments, modifications, substitutions, replacements and restatements thereto and thereof.

     "Amended and Restated Subsidiary Pledge Agreement" means a pledge agreement executed by either AII or NCG substantially in the form of either Exhibit "G-1" or Exhibit "G-2" hereto pursuant to which such Active Subsidiary grants to the Agent, for the benefit of the Banks and the Issuing Bank, a first lien and prior security interest in all of the issued and outstanding capital stock of its Active Subsidiaries and all extensions, renewals, amendments, modifications, substitutions, replacements and restatements thereof and thereto.

     "Amended and Restated Subsidiary Security Agreement" means the security agreement executed by AII substantially in the form of Exhibit "E" hereto pursuant to which AII grants to the Agent, for the benefit of the Banks and the Issuing Bank, a first lien and priority security interest (except for Permitted Encumbrances) in the Collateral owned by AII and all extensions, renewals, amendments, modifications, replacements and restatements thereof and thereto.

     "Amended and Restated Term Note" means any one or all of the promissory notes of the Borrower evidencing Bank Indebtedness of the Borrower hereunder with respect to the Term Loans, which notes shall be substantially in the form of Exhibit "A" to this Credit Agreement, and all extensions, renewals, amendments, modifications, substitutions, replacements and restatements thereto or thereof.

     "Annual Report" means the annual report/return filed by the Borrower with respect to the ESOP in accordance with the provisions of Section 103 of ERISA.

     "Applicable Base Rate Margin" shall have the meaning ascribed to it in Subsection 2.4b hereof.

     "Applicable Eurodollar Rate Margin" shall have the meaning ascribed to it in Subsection 2.4b hereof.

     "Art Institute" means any of the following Persons: Art Institute of Pittsburgh (a division of AII), Art Institute of Atlanta, Inc., Art Institute of Dallas, Inc., Art Institute of Fort Lauderdale, Inc., Art Institute of Houston, Inc., Art Institute of Philadelphia, Inc., Art Institute of
Seattle, Inc., The Colorado Institute of Art, Inc. and any other Active Subsidiary operating an art institute.

     "Article" means an article of this Credit Agreement unless another document is specifically referenced.

     "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit "J" hereto by and among a Purchasing Bank, a Transferor Bank and the Agent, on behalf of itself and the remaining Banks, and consented to by the Borrower.

     "Authorized Officer" means Chairman, Chief Executive Officer, President, Chief Financial Officer or Treasurer of any Person. The Agent, the Banks and the Issuing Bank shall be entitled to rely on the incumbency certificates delivered pursuant to Section 7.2 for the initial designation of each Authorized Officer of the Borrower or any other Loan Party. Additions or deletions to the list of Authorized Officers may be made by the Borrower or any other Loan Party, at any time, by delivering to the Agent, for redelivery to the Banks and the Issuing Bank, a revised fully-executed incumbency certificate for the Borrower or such other Loan Party.

     "Availability Period" shall mean the period from and including the Closing Date to but excluding the Repayment Date.

     "Bank" means any Revolving Credit Bank, Term Loan Bank or, unless the context clearly requires otherwise, the Issuing Bank, together with their respective successors and assigns.

     "Bank Indebtedness" means the liability of the Borrower, as of any date of determination, without duplication, to pay the Commitment Fee, the Agent's Fee, the Letter of Credit Fees, the Issuance Fee, the outstanding principal amount of the Revolving Credit Loans and the Term Loans, any draws upon any Letter of Credit, interest thereon, any other amounts due pursuant to Article II hereof and all reasonable out-of-pocket expenses incurred by the Banks or the Agent in connection with the preparation, negotiation, administration, enforcement of this Credit Agreement, the Revolving Credit Notes, the Amended and Restated Term Notes, the other Loan Documents, the transactions contemplated thereby, or the protection of the Agents', the Banks' or the Issuing Bank's rights under any of the foregoing described instruments (including but not limited to the reasonable fees and expenses of counsel) to the extent such expenses are the responsibility of the Borrower pursuant to this Credit Agreement.

     "Base Rate" means, as of any date of determination, a rate of interest per annum equal to the higher of (i) the Agent's Prime Rate, as of such date of determination, or (ii) the sum of (A) the Federal Funds Rate, as of such date of determination, plus (B) one-half of one percent (1/2%). Such interest rate shall change automatically from time to time, effective as of the effective date of each change in the Prime Rate or the Federal Funds Rate.

     "Base Rate Loan" means any Loan which bears, or is to bear, interest under the Base Rate Option.

     "Base Rate Option" means the interest rate option described in item (i) of Subsection 2.4b hereof.

     "Benefit Arrangement" means an "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is not a Plan or a Multiemployer Plan and which is mentioned, or otherwise contributed to, by any Person for the benefit of employees of such Person or an ERISA Affiliate thereof.

     "Borrower" means Education Management Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania and having its principal office at 300 Sixth Avenue, Suite 800, Pittsburgh, Pennsylvania 15222.

     "Business Day" means (i) with respect to any borrowing or payment on, renewal of or conversion to a Eurodollar Rate Loan, any day other than (a) a Saturday or Sunday, (b) a day on which commercial banks in Pittsburgh, Pennsylvania and Cleveland, Ohio are required or authorized by law to close and
(c) a day on which dealings are not carried on in the London interbank market and (ii) for all other purposes, any day other than (a) a Saturday or Sunday or
(b) a day on which commercial banks in Pittsburgh, Pennsylvania and Cleveland, Ohio are required or authorized by law to close.

     "Capital Expenditures" means, for any period, on a Consolidated basis, all amounts debited to the fixed asset accounts on the balance sheet of any Person during such period (or required to be so debited in accordance with GAAP) in respect to the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or any other fixed asset that has a useful life of more than one year.

     "Capitalized Lease" means, as to any Person, any lease of tangible or intangible property (whether real, personal or mixed) by such Person as the lessee under which the obligations of the lessee would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person in accordance with GAAP.

     "Capitalized Lease Expenditures" means, as to any Person and for any period, on a Consolidated basis, such amounts debited to the fixed asset accounts on the balance sheet of such Person during such period in question (or required to be so debited in accordance with GAAP) in respect of the Capitalized Leased Obligations.

     "Capitalized Lease Obligations" means, as to any Person and as of any date of determination, the principal amount of liability of such Person reflecting the aggregate discounted value of all future payments due under all Capitalized Leases calculated in accordance with GAAP including, but not limited to Statement of Financial Accounting Standards No. 13.

     "Cash Flow from Operations" means, for any period, on a Consolidated basis,
(i) the sum of (A) Consolidated Net Income, (B) all non-cash charges deducted in arriving at Consolidated Net Income, (C) interest expense of the Borrower and its Subsidiaries, (D) income tax expense (current and deferred) of the Borrower and its Subsidiaries, (E) ESOP contributions made by the Borrower, (F) purchase price premium amortization and (G) any extraordinary items deducted in arriving at Consolidated Net Income minus (ii) the sum of (A) non-cash credits to Consolidated Net Income and (B) the proceeds paid to the Borrower from life insurance policies maintained on the life of any employee of the Borrower or any of its Subsidiaries.

     "Chattel Paper" shall mean chattel paper, as that term is defined in the UCC, of any Person whether now owned or existing or hereafter created or acquired.

     "Closing" means the execution of this Credit Agreement and the issuance of the Revolving Credit Notes and the Amended and Restated Term Notes, all to be held at the offices of Tucker Arensberg, P.C. in Pittsburgh, Pennsylvania.

     "Closing Date" means March 16, 1995 or such later date as is mutually agreeable to the parties hereto.

     "Closing Fee" means the fees described in Section 2.7 hereof.

     "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time and the regulations and rulings promulgated thereunder, together with any successor legislation thereto.

     "Cohort Default Rate" shall have the meaning ascribed thereto by the DOE in Title 34, Chapter VI, Part 668, Subpart B, Section 17 of the Code of Federal Regulations (34 C.F.R. Section 668.17), as the same may be amended from time to time.

     "Collateral" means the Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory and Money of the Borrower and AII (excluding the Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory and Money owned or used by the Art Institute of Pittsburgh) whether now owned or hereafter acquired or created, and all rights, titles and interests in and to and relating to all such property, and all products thereof and proceeds derived therefrom including, without limitation, proceeds of casualty insurance on such Collateral.

     "Commitment Amount" means, with respect to each Revolving Credit Bank, the dollar amount set forth for such Revolving Credit Bank under the caption "Revolving Credit Commitment" on the signature page to this Credit Agreement signed by such Revolving Credit Bank or in any Assignment and Assumption Agreement executed by such Revolving Credit Bank, whether in the capacity as a Purchasing Bank or a Transferor Bank.

     "Commitment Fee" means the commitment fee described in Subsection 2.2h of this Credit Agreement.

     "Commitment Percentage" means, with respect to each Revolving Credit Bank, the percentage amount set forth for such Revolving Credit Bank under the caption "Percentage Amount" on the signature page to this Credit Agreement signed by such

Revolving Credit Bank or in any Assignment and Assumption Agreement executed by such Revolving Credit Bank, whether in the capacity as a Purchasing Bank or a Transferor Bank.

     "Compliance Certificate" means a compliance certificate substantially in the form of Exhibit "H" hereto which shall be delivered by the Borrower to the Agent and to each Bank in accordance with Subsection 5.2d hereof.

     "Consolidated" means the consolidation of the accounts of any two or more Persons in accordance with GAAP.

     "Consolidated Cash Interest" means, as to any Person and for any period, on a Consolidated basis, the sum of all cash interest due and payable with regard to Indebtedness for Borrowed Money for such period.

     "Consolidated HEBIT" means, for any period the HEBIT of the Borrower and its Subsidiaries, on a Consolidated basis.

     "Consolidated Net Income" means, for any period, on a Consolidated basis, the net income of the Borrower and its Subsidiaries determined in accordance with GAAP consistently applied.

     "Consolidated Net Worth" means, as at any date of determination, on a Consolidated basis, an amount equal to the stockholders' equity (without giving effect to any repurchases made or Indebtedness for Borrowed Money incurred in connection with satisfying the Borrower's Repurchase Obligations and excluding any non-cash extraordinary items) in the Borrower and its Subsidiaries, determined in accordance with GAAP consistently applied.

     "Contamination" means the presence in soil, groundwater or surface water of Hazardous Substances in sufficient quantity or concentration to require investigation, corrective action or remediation under any Environmental Law.

     "Controlled Group" means, as to any Person, (i) a controlled group of corporations as defined in Section 1563 of the Code or (ii) a group of trades or businesses under common control as defined in Section 414(c) of the Code of which such Person is a part or may become a part.

     "Corporate Tax Rate" means the maximum statutory rate in effect under the first sentence of Section 11(b) of the Code.

     "Credit Agreement" means this Amended and Restated Credit Agreement together with the exhibits and schedules hereto and hereof and all extensions, renewals, amendments, modifications, restatements and replacements hereof and hereto.

     "Credit Facility" means the credit facility consisting of the Revolving Credit Commitment in the aggregate amount of $50,000,000.00 and the Term Loans in the original aggregate principal amount of $9,205,650.00.

     "Default" means an event, condition, act or omission to act which constitutes a default in the performance or observance of any covenant, agreement or provision of any Loan Document, which event, condition, act or omission to act would become or constitute an Event of Default with the passage of time, the giving of notice or both, and without subsequent cure within any applicable period of time.

     "Disbursement" means the one or more advances of proceeds to the Borrower made pursuant to Sections 2.1 and 2.2 hereof.

     "Document" means any document, as that term is defined in the UCC, of any Person, whether now owned or hereafter acquired or created.

     "DOE" means the United States Department of Education or as the context may require, the United States Secretary of Education, or any successor thereto.

     "DOL" means the United States Department of Labor or as the context may require, the United States Secretary of Labor, or any successor thereto.

     "Dollars" or "$" means the legal tender of the United States of America.

     "Employer Securities" means common stock or convertible preferred stock of the Borrower which constitutes "qualifying employer securities" under Section 409(l) of the Code.

     "Encumbrance" means any encumbrance, mortgage, lien (statutory or other), charge, pledge, hypothecation, security interest, assignment, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing) in, upon or against any asset of any Person, whether or not voluntarily given.

     "Environmental Claim" means any claim, suit, notice, order, demand or other communication made by any Person, including the Borrower, with respect to the Borrower, any of its Subsidiaries or any of their respective properties, whether owned or leased, that: (i) asserts a violation of any Environmental Law; (ii) asserts a liability under any Environmental Law; (iii) orders an investigation, corrective action, remediation or other response under any Environmental Law; (iv) alleges personal injury or property damage resulting from Hazardous Substances; or (v) alleges that there is or may be Contamination.

     "Environmental Law" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions issued, promulgated or granted by any Governmental Person relating to the environment or the release of any materials into the environment.

     "Equipment" shall mean all equipment, as that term is defined in the UCC, of any Person whether now owned or hereafter acquired.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time, and the rulings and regulations promulgated thereunder, together with any successor legislation thereto.

     "ERISA Affiliate" means, as of any date of determination and as to any Person, any member of a Controlled Group of which such Person is a member, and any trade or business (whether or not incorporated) under common control with such Person, and all other entities which, together with such Person, are or were treated as a single employer under Section 414 of the Code (which shall include any Subsidiary of such Person).

     "Escrow Agreement" means the Escrow and Pledge Agreement dated as of October 25, 1989 by and among the Borrower, those stockholders of the Borrower signatory thereto, Knutson and C. Thomas Burkett as stockholder agents, the Agent, on behalf of the 1989 Banks, and PNC Bank, National Association (formerly Pittsburgh National Bank) as escrow agent thereunder.

     "ESOP" means the Education Management Corporation Employee Stock Ownership Plan.

     "ESOP Pass Through Loan" means the proceeds of the Term Loans which are reloaned by the Borrower to the ESOP Trust.

     "ESOP Tax-Exempt Factor" means eighty-four and six-tenths percent (84.6%).

     "ESOP Trust Note" means the promissory note of the Trustee in the original principal amount of $36,175,000 and all extensions, renewals, amendments, modifications, substitutions and replacements thereof or thereto.

     "ESOP Trust" means the Education Management Corporation Employee Stock Ownership Trust established pursuant to the Agreement of Trust dated as of July 10, 1989 by and between the Borrower and Marine Midland Bank, N.A., as Trustee, as the same may be amended.

     "Eurodollar Rate" means, with respect to each Eurodollar Rate Loan, the rate of interest per annum with respect to any Interest Period obtained by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive, absent manifest error) to be the average of the London interbank offered rates listed on the "LIBO" page of the Reuters Monitor Money Rate Service (or an appropriate successor thereto or, if Reuters or its successor ceases to provide such quotes, a comparable replacement as determined by the Agent) at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of each Interest Period for an amount comparable to the Eurodollar Rate Loan for such Interest Period and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number (expressed as a decimal) equal to (A) 1.00 minus (B) the Eurodollar Reserve Percentage, if any. The Eurodollar Rate described above may also be expressed by the following formula:

                         Average of London interbank offered rates listed on
   Eurodollar Rate  =    "LIBO" page of Reuters Monitor Money Rate Service
                         ---------------------------------------------------
                             [ 1.00 - Eurodollar Reserve Percentage ]


     "Eurodollar Rate Loans" means any of the Loans bearing interest at a rate determined on the basis of the Eurodollar Rate.

     "Eurodollar Rate Option" means the interest rate option described in item
(ii) of Subsection 2.4b hereof.

     "Eurodollar Reserve Percentage" means, for any Interest Period, that percentage (expressed as a decimal), as calculated by the Agent, which is in effect on the first day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including without limitation supplemental, marginal or emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such system in an amount comparable to the Eurodollar Rate Loan for such Interest Period and for a duration comparable to such Interest Period.

     "Exclusion Percentage" means, as of any time, the percentage of interest (expressed as a decimal) received by a "qualified lender" with respect to the Term Notes that would be excludable from the gross income of such "qualified lender" pursuant to Section 133 of the Code.

     "Event of Default" means any event described in Article VIII of this Credit Agreement.

     "Exempt Loan" means a loan which satisfies the requirements set forth in
Section 4975(d)(3) of the Code and Section 408(b)(3) of ERISA.

     "Existing Letter of Credit" means that certain Irrevocable Standby Letter of Credit No. A-301813 dated December 27, 1990 in the original stated amount of $1,500,000, issued by PNC Bank under the 1989 Credit Agreement, as the same is from time to time in effect. As of the Closing Date, the stated amount of the Existing Letter of Credit is $300,000.

     "Extension Request" shall have the meaning ascribed to it in Subsection 2.2f hereof.

     "FDIC" means the Federal Deposit Insurance Corporation or any Person succeeding to its functions.

     "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 A.M. (Pittsburgh, Pennsylvania time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Fiscal Quarter" shall mean each three-month fiscal period of the Borrower beginning respectively on each successive January 1, April 1, July 1 and October 1 during the term hereof and ending on the immediately succeeding March 31, June 30, September 30 and December 31.

     "Fiscal Year" shall mean each annual fiscal period of the Borrower beginning July 1 and ending on the immediately succeeding June 30.

     "Fixtures" means any fixture, as that term is defined in the UCC, of any Person, located on or attached to any real property, whether now owned or hereafter acquired.

     "GAAP" shall mean generally accepted United States accounting principles which shall include, but not be limited to, the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors and its successors.

     "General Intangible" means any general intangible, as that term is defined in the UCC, of any Person, whether now owned or hereafter acquired, together with any intangible personal property of the Person of every kind and nature (other than accounts receivable, Chattel Paper, Documents and Instruments) including, without limitation, choses in action, causes in action, corporate or other business records, inventions, designs, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, tax refund claims, computer programs, insurance payments and any guarantee claims.

     "Goods" means all goods, as that term is defined in the UCC, of any Person, whether now owned or hereafter acquired.

     "Government Acts" shall have the meaning ascribed to it in Subsection 2.3g hereof.

     "Governmental Person" means the government of the United States or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States or any state or locality therein, including the FDIC, the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, any central bank or any comparable authority.

     "Governmental Rule" means any law, statute, rule, regulation, ordinance, order, judgment, guideline or decision of any Governmental Person (including, without limitation, Governmental Acts).

     "Guarantee" means, as to any Person, any obligation, direct or indirect, by which such Person undertakes to guaranty, assume or remain liable for the payment or performance of another Person's obligations, including but not limited to (i) endorsements of negotiable instruments, (ii) discounts with recourse, (iii) agreements to pay or perform upon a second Person's failure to pay or perform, (iv) remaining liable on obligations assumed by a second Person, (v) agreements to maintain the capital, working capital, solvency or general financial condition of a second Person and (vi) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services.

     "Hazardous Substances" means any (i) hazardous, toxic or polluting substances or wastes as defined by any Environmental Law; (ii) petroleum products; or (iii) other substances determined to be hazardous in any law currently in effect or hereafter enacted.

     "Indebtedness for Borrowed Money" as applied to any Person means the liabilities of such Person for money borrowed or credit received (other than trade accounts payable incurred in the ordinary course of business), direct or contingent, whether evidenced by a bond, note, debenture, Capitalized Lease Obligation, deferred purchase price arrangement, title retention device, reimbursement agreement, Guarantee (including the amount of any guarantee obligations arising under any student loan programs), book entry or otherwise.

     "Indemnified Party" shall have the meaning ascribed to it in Section 10.10 hereof.

     "Instrument" means any instrument, as that term is defined in the UCC, of any Person, whether now owned or existing or hereafter created or acquired.

     "Intercreditor Agreement" means the Intercreditor Agreement dated as of October 25, 1989 by and among the 1989 Banks, PNC Bank, National Association (formerly Pittsburgh National Bank), in its capacity as agent under the 1989 Credit Agreement, NML and NUFICP, as amended by that certain First Amendment to Intercreditor Agreement to be executed contemporaneously with this Credit Agreement.

     "Interest Coverage Ratio" means the ratio of (a) Cash Flow from Operations for the four (4) most recently completed Fiscal Quarters to (b) Consolidated Cash Interest for the same fiscal period.

     "Interest Income Exclusion" shall have the meaning ascribed to it in Subsection 2.4d.

     "Interest Period" means any individual Interest Period of one (1), two
(2), three (3), six (6) months or nine (9) months (if available) selected by the Borrower pursuant to the terms and conditions of Subsection 2.4d(i) hereof, commencing on the borrowing date, conversion date or renewal date of a Eurodollar Rate Loan to which such period shall apply.

     "Inventory" means any inventory, as that term is defined in the UCC, of any Person, whether now owned or existing or hereafter created or acquired.

     "IRS" means the United States Internal Revenue Service or, as the context may require, the United States Department of Treasury, or any successor thereto.

     "Issuance Fee" means the fee described in item (ii) of Subsection 2.3e hereof.

     "Issuing Bank" means PNC Bank, in its capacity as the issuer of the Letters of Credit hereunder for the account of the Borrower.

     "Key Man Life Insurance" means life insurance naming the Borrower as the beneficiary on the life of Knutson.

     "Knutson" means Robert B. Knutson.

     "Lending Office" means, as to any Bank, its office located at the address set forth in its administrative questionnaire as its "Lending Office" or such other office as such Bank may thereafter designate as its "Lending Office" by notice to the Borrower and the Agent.

     "Letter of Credit" means any stand-by letter of credit issued by the Issuing Bank pursuant to Section 2.3 hereof and the other terms and provisions hereof, for the account of the Borrower (including but not limited to the Existing Letter of Credit), as any such letter of credit may from time to time be amended, modified, renewed, extended, supplemented or replaced.

     "Letter of Credit Exposure" means, at any date of determination, with respect to each Revolving Credit Bank, such Revolving Credit Bank's pro rata share of the Stated Amount of any Letter of Credit then in effect.

     "Letter of Credit Fees" means the fees described in item (i) of Subsection 2.3e hereof.

     "Leverage Ratio" means the ratio of (i) Total Indebtedness to (ii) Cash Flow from Operations for the four (4) most recently completed Fiscal Quarters.

     "Leveraged Securities" means the Employer Securities purchased with the proceeds of the ESOP Pass Through Loan.

     "Loan" means any Revolving Credit Loan or Term Loan.

     "Loan Documents" means this Credit Agreement, the Notes, each of the Security Documents and each Compliance Certificate, each Request for Revolving Credit Loan and any application or agreement for Letter of Credit.

     "Loan Party" means the Borrower or any Active Subsidiary party to any of the Loan Documents.

     "Management Exchange Agreement" means any of the separate Exchange and Repurchase Agreements dated October 25, 1989 by and between certain of the Management Stockholders and the Borrower, together with each amendment or modification thereof permitted pursuant to Section 6.16 hereof.

     "Management Repurchase Agreement" means any of the Management Exchange Agreements, the RBK Exchange and Repurchase Agreement or the Subscription and Repurchase Agreements.

     "Management Stockholders" means the persons listed on Schedule 1.1 attached hereto.

     "Margin Stock" shall mean "margin stock" as defined in Regulation U.

     "Marginal Rate" means, with respect to any Term Loan Bank, the maximum incremental percentage federal tax rate (expressed as a decimal) applicable to the taxable income of such Term Loan Bank.

     "Material Adverse Change" means any circumstance or event which (i) has, or could reasonably be expected to have, a material adverse effect upon the validity or enforceability of this Credit Agreement or any of the other Loan Documents, (ii) is, or could reasonably be expected to be, adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, and which impairs materially, or could reasonably be expected to impair materially, the ability of the Loan Parties to duly and punctually pay or perform their respective obligations under the Loan Documents or (iii) impairs materially, or could reasonably be expected to impair materially, the ability of the Agent or the Banks, to the extent permitted, to enforce the Agent's or the Banks' legal remedies pursuant to this Credit Agreement and the other Loan Documents.

     "Material Adverse Effect" means an effect that results in or causes or has a reasonable likelihood of resulting in or causing a Material Adverse Change.

     "Maturity Date" means September 30, 1996.

     "Merrill Lynch Interfunding, Inc." means Merrill Lynch Interfunding, Inc., a corporation organized and existing under the laws of the State of Delaware.

     "Money" means all money, as that term is defined in the UCC, of any Person, whether now owned or hereafter acquired.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Person is making or accruing an obligation to make contributions or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

     "NCG" means The National Center Group, Inc., a corporation organized and existing under the laws of the State of Georgia.

     "Net Offering Proceeds" means, with respect to any equity offerings by the Borrower, the proceeds of any such offering actually received by the Borrower after deducting therefrom any reasonable costs and fees payable in connection therewith.

     "Net Proceeds" means, with respect to the sale, assignment, lease, sublease, transfer or other disposition of any of the assets of the Borrower or its Subsidiaries, in any transaction or series of coordinated transactions, the net after-tax proceeds of any such transaction after (i) taking into account any adjustments for basis, gain or other adjustment recognized under the Code and (ii) deducting therefrom any reasonable closing costs paid by the Borrower or such Subsidiary in connection therewith.

     "Net Purchase Price" means, with respect to the redemption of shares from a Management Stockholder pursuant to any Management Repurchase Agreement, the price paid for such purchase.

     "NML" means Northwestern Mutual Life Insurance Company, an insurance company organized and existing under the laws of the State of Delaware.

     "Note" means any or all of the Revolving Credit Notes and the Amended and Restated Term Notes.

     "NUFICP" means National Union Fire Insurance Company of Pittsburgh, PA, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

     "Operating HEBIT" means, as to any Art Institute as of any date of determination, the sum of such Art Institute's (i) net revenue minus (ii) its operating expenses (exclusive of any ESOP contribution expense, interest expense, income tax expense, purchase price premium amortization and central services staff expense), all for the four (4) most recently completed Fiscal Quarters, as determined in accordance with GAAP, consistently applied.

     "Option" means either the Base Rate Option or the Eurodollar Rate Option.

     "Participant" shall mean (i) any financial institution or other Person which is listed in Section 133(a) of the Code and which purchases an individual interest in all or any part of the Term Loans, any particular segment of any Portion thereof or (ii) any financial institution or other Person which purchases an individual interest in all or any part of the Revolving Credit Loans or any particular segment of any Portion thereof.

     "Participation" means any sale, made in accordance with the provisions of Subsection 10.8d, by any Bank to any Participant of an undivided interest in all or a part of, such Bank's Revolving Credit Commitment and Revolving Credit Loans, if any, or such Bank's Term Loans.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

     "Permitted Acquisitions" means any acquisition by the Borrower or any of its Subsidiaries of the assets or stock of a second Person which complies with each of the following conditions: (i) such second Person is engaged in the education or training business (whether profit or non-profit); (ii) such acquisition will result in voting control of such second Person; (iii) such acquisition is not hostile in nature (as determined in the sole discretion of the Banks); (iv) the Borrower shall demonstrate, on a pro forma basis and to the reasonable satisfaction of the Banks, that no Default or Event of Default shall occur as a result of such acquisition; and (v) following the acquisition, the Revolving Credit Commitment in effect as of such date exceeds the Revolving Credit Loans and Letters of Credit outstanding as of such date by an amount greater than or equal to $20,000,000 and the Borrower can borrow such amount without violating any covenant set forth in Section 6.1, 6.2 or 6.4 hereof; provided, however, at any time during the period from and including June 25 to and including July 7, the requirement that the Borrower maintain availability under the Revolving Credit Commitment of greater than or equal to $20,000,000 shall be reduced by any amount borrowed by the Borrower and held in general operating accounts of the Borrower or any Active Subsidiary.

     "Permitted Capital Expenditures" shall mean those Capital Expenditures allowed pursuant to Section 6.6 hereof.

     "Permitted Encumbrances" shall mean those Encumbrances allowed pursuant to
Section 6.9 hereof.

     "Permitted Owners" means with respect to the RBK Exchange and Repurchase Agreement, (i) during Knutson's life; Knutson, his spouse, parents, issue or a trust the beneficiaries of which are Knutson, his estate, spouse, parents and/or his issue and (ii) after Knutson's death; his executors, administrators, testamentary trustees, legatees or beneficiaries.

     "Person" means any individual, partnership, corporation, trust, joint venture or unincorporated organization and any government or any agency, political subdivision or department thereof.

     "Plan" shall mean any "single employer plan" within the meaning of Section 4001(a)(15) of ERISA established and maintained by the Borrower or any ERISA Affiliate.

     "Plan Documents" means the written evidence of the establishment and maintenance of the ESOP and the ESOP Trust.

     "PNC Bank" means PNC Bank, National Association together with its successors and assigns.

     "Portion" means, at any time, the aggregate principal amount of the Revolving Credit Loans or the Term Loans outstanding hereunder which bears interest at a specific interest rate for a specific Interest Period pursuant to a request for borrowing or a notice of interest rate election.

     "Prime Rate" means the interest rate per annum publicly announced from time to time by the Agent as its prime rate, which rate may not be the lowest interest rate then being charged commercial borrowers by the Agent.

     "Prohibited ESOP Payment" means any prepayment of the Term Loans, in whole or in part, under Subsections 2.1f(ii)(A) or (B) with respect to which the Borrower may not make a corresponding payment or contribution to or other funding of the ESOP without (x) adversely affecting the right of any Term Loan Bank to exclude from federal gross income any interest paid or to be received on any Term Loan; (y) resulting in the imposition of an excise tax on the Borrower pursuant to Section 4972 of the Code; or (z) resulting in the disqualification of the ESOP.

     "Prohibited Transaction" shall mean any one or more of the prohibited transactions defined under Section 406 of ERISA or Section 4975 of the Code and which is not exempt as a statutory, individual or class exemption under Section 408 of ERISA or Section 4975 of the Code.

     "Proprietary Information" means all non-public information about the Borrower or any of its Subsidiaries which has been furnished by the Borrower or any of its Subsidiaries, whether furnished before or after the Closing Date, and regardless of the manner in which it is furnished.

     "Purchasing Bank" means a Bank which becomes a party to this Credit Agreement by executing an Assignment and Assumption Agreement.

     "RBK Exchange and Repurchase Agreement" means the Exchange and Repurchase Agreement dated October 25, 1989 by and between Knutson and the Borrower together with each amendment or modification thereof permitted pursuant to
Section 6.16 hereof.

     "Register" shall have the meaning ascribed to it in Subsection 10.8c hereof.

     "Regulation D" means Regulation D promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 204 et seq.), from time to time in effect and as may hereafter be amended and shall include any successor or other regulation or official interpretation thereof issued by said Board of Governors.

     "Regulation G" means Regulation G promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 207 et seq.), from time to time in effect and as may hereafter be amended and shall include any successor or other regulation or official interpretation thereof issued by said Board of Governors.

     "Regulation T" means Regulation T promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 220 et seq.), from time to time in effect and as may hereafter be amended and shall include any successor or other regulation or official interpretation thereof issued by said Board of Governors.

     "Regulation U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 et seq.), from time to time in effect and as may hereafter be amended and shall include any successor or other regulation or official interpretation thereof issued by said Board of Governors.

     "Regulation X" means Regulation X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 224 et seq.), from time to time in effect and as may hereafter be amended and shall include any successor or other regulation or official interpretation thereof issued by said Board of Governors.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment.

     "Repayment Date" means March 16, 2000 or such later date as is ultimately determined in accordance with Subsection 2.2f hereof.

     "Reportable Event" means any one or more events defined in Section 4043(b) of ERISA for which the thirty (30) day notice period has not been waived by the PBGC.

     "Repurchase Obligation" means (i) an obligation of the Borrower, under applicable law and/or the ESOP, to repurchase shares from, or otherwise compensate a beneficiary or participant employee of the ESOP in relation to the shares beneficially owned by such beneficiary or participant employee as a result of the death, disability, retirement or termination of employment of such person and (ii) any diversification requirement imposed by applicable law, relating to any participant employee.

     "Request for Revolving Credit Loan" means any written request for a revolving credit loan executed by the Borrower and delivered to the Agent substantially in the form of Exhibit "C" to this Credit Agreement.

     "Required Banks" means, as of any date of determination, the holders of at least sixty-six and two-thirds percent (66-2/3%) of the (x) aggregate principal amount of the Term Loans and (y) the aggregate Revolving Credit Commitment.

     "Revolving Credit Bank" means any financial institution listed on the signature pages to this Credit Agreement as having a Commitment Amount and each other financial institution which, from time to time, becomes a party to this Credit Agreement in accordance with Subsection 10.8b hereof and purchases a Commitment Amount.

     "Revolving Credit Commitment" shall have the meaning assigned to it in Subsection 2.2a as the same may be reduced pursuant to Subsection 2.2e hereof.

     "Revolving Credit Disbursement" means the several Revolving Credit Loans made simultaneously by each Revolving Credit Bank under the Revolving Credit Commitment.

     "Revolving Credit Loan" means each loan of funds by a Revolving Credit Bank of its Commitment Percentage as described in Section 2.2 hereof.

     "Revolving Credit Loan Account" means the bookkeeping account established by each Revolving Credit Bank in the name of the Borrower pursuant to Subsection 2.2j hereof.

     "Revolving Credit Note" means any one or all of the promissory notes of the Borrower evidencing Bank Indebtedness of the Borrower hereunder with respect to the Revolving Credit Loans, which Revolving Credit Notes shall be substantially in the form of Exhibit "B" to this Credit Agreement, and all extensions, renewals, amendments, modifications, restatements or replacements thereto or thereof.

     "Section" means a numbered section of this Credit Agreement, unless another document is specifically referenced.

     "Securities Acquisition Loan" means a securities acquisition loan within the meaning of Section 133(b)(1) of the Code.

     "Security Documents" means the Amended and Restated Security Agreement, the Amended and Restated Pledge Agreement, the Amended and Restated Subsidiary Security Agreement, each Amended and Restated Subsidiary Pledge Agreement, each Subsidiary Pledge Agreement, the Intercreditor Agreement, and all extensions, renewals, amendments, modifications, restatements and replacements thereto and thereof.

     "Senior Subordinated Collateral Documents" means the Senior Subordinated Pledge Agreement and the Senior Subordinated Subsidiary Pledge Agreements and all extensions, renewals, amendments, modifications, restatements and replacements thereto and thereof.

     "Senior Subordinated Debt" means all Indebtedness for Borrowed Money outstanding from time to time pursuant to the Senior Subordinated Note Purchase Agreements, the Senior Subordinated Notes and the Senior Subordinated Collateral Documents.

     "Senior Subordinated Notes" means the 13.25% Senior Subordinated Notes due December 30, 1999 in an aggregate principal amount of $25,000,000 issued pursuant to the Senior Subordinated Note Purchase Agreements, and all extensions, renewals, amendments, modifications, substitutions or replacements thereto or thereof.

     "Senior Subordinated Note Purchase Agreements" means the separate Note Purchase Agreements dated as of October 25, 1989 between the Borrower and each of NML and NUFICP and all extensions, renewals, amendments, modifications, restatements or replacements thereto or thereof.

     "Senior Subordinated Pledge Agreement" means the pledge agreement dated as of October 25, 1989 by and among the Borrower, NML and NUFICP and all extensions, renewals, amendments, modifications, restatements or replacements thereto or thereof.

     "Senior Subordinated Subsidiary Pledge Agreement" means a subsidiary pledge agreement substantially in the form of Exhibit "E-2" to the Senior Subordinated Note Purchase Agreements by and among an Active Subsidiary, the holders of the Senior Subordinated Debt and all extensions, renewals, amendments, modifications, substitutions or replacements thereto or thereof.

     "Stated Amount" means the amount available to the beneficiary of any Letter of Credit for drawing thereunder as such amount is reduced in accordance with the provisions of such Letter of Credit.

     "Stockholder Agreement" means the Stockholder Agreement dated as of October 25, 1989 by and among the Management Stockholders, the Borrower, the Trustee, Merrill Lynch Interfunding, Inc. and the other parties specified therein.

     "Stockholders Contribution and Repayment Agreement" means the Stockholders Contribution and Repayment Agreement dated as of October 25, 1989 among the Borrower, Knutson and C. Thomas Burkett as stockholders' agents and the stockholders signatory thereto and all extensions, renewals, amendments, modifications, substitutions or replacements thereto or thereof.

     "Subscription and Repurchase Agreement" means any of the separate Subscription and Repurchase Agreements dated as of various dates by and between certain of the Management Stockholders and the Borrower together with each amendment or modification thereof permitted pursuant to Section 6.16 hereof.

     "Subsection" means a numbered subsection of this Credit Agreement, unless another document is specifically referenced.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by the Borrower or by one or more of its Subsidiaries.

     "Subsidiary Pledge Agreement" means a pledge agreement executed by any Subsidiary (other than AII or NCG) who owns any capital stock of an Active Subsidiary substantially in the form of Exhibit "G-3" hereto pursuant to which such Subsidiary grants to the Agent, for the benefit of the Banks and the Issuing Bank, a first lien and prior security interest in all of the issued and outstanding capital stock of any such Active Subsidiary and all extensions, renewals, amendments, modifications, substitutions, replacements and restatements thereof and thereto.

     "Tax Assumptions" shall have the meaning ascribed to it in Subsection 2.4d hereof.

     "Teach-Out Obligations" means those certain obligations of any Person under various state laws to provide for the completion of any enrolled student's education in the event of the closing of a school.

     "Term Loan" means a term loan described in Section 2.1 hereof.

     "Term Loan Account" means the bookkeeping account established by each Term Loan Bank in the name of the Borrower pursuant to Subsection 2.1g hereof.

     "Term Loan Amount" means, as to each Term Loan Bank, the dollar amount set forth for such Term Loan Bank, opposite such Term Loan Bank's name under the caption "Term Loan Amount" on the signature page to this Credit Agreement signed by such Term Loan Bank or in the most recent Assignment and Assumption Agreement executed by such Term Loan Bank, whether in the capacity as a Purchasing Bank or a Transferor Bank.

     "Term Loan Bank" means any financial institution listed on the signature pages to this Credit Agreement as having a Term Loan Amount and each other financial institution which, from time to time, becomes a party to this Credit Agreement in accordance with Subsection 10.8b hereof and purchases a Term Loan Amount.

     "Term Loan Percentage" means, with respect to each Term Loan Bank, the percentage set forth for such Term Loan Bank, opposite such Term Loan Bank's name under the caption "Term Loan Percentage" on the signature page to this Credit Agreement signed by such Bank or in any Assignment and Assumption Agreement executed by such Term Loan Bank, whether in the capacity as a Purchasing Bank or a Transferor Bank.

     "Termination Event" means (i) a Reportable Event with respect to a Plan or an event described in Section 4062(e) of ERISA with respect to a Plan, (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which the Borrower or any such ERISA Affiliate was a "substantial employer" as such term is defined in Section 4001(a)(2) of ERISA and the incurrence of liability to the PBGC under Section 4063 of ERISA, (iii) the incurrence of liability by the Borrower or any such ERISA Affiliate under
Section 4064 of ERISA upon the termination of a Plan, (iv) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (v) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA.

     "Termination Proceeding" means, with respect to any Plan, any termination proceeding under Section 4042 of ERISA or any successor section of ERISA.

     "Total Indebtedness" means, as of the end of any Fiscal Quarter, on a Consolidated basis without duplication (including but not limited to any duplication reflecting Guarantees of the Borrower or any Subsidiary permitted by Subsection 6.8a(v) or Subsection 6.8b(ii) hereof), the difference between (a) Indebtedness for Borrowed Money of the

Borrower and its Subsidiaries, as of such date, and (b) all cash and cash equivalents held by the Borrower and its Subsidiaries including without limitation the cash balance as at the end of such Fiscal Quarter held by the Agent in cash collateral, escrow, direct loan, reserve, electronic funds transfer, trust or other restricted accounts (exclusive of any such accounts which do not appear on the Borrower's or such Subsidiary's balance sheet) on behalf of the Borrower or any of its Subsidiaries.

     "Transfer Effective Date" means for each Assignment and Assumption Agreement, the date upon which such Assignment and Assumption Agreement is effective.

     "Transferor Bank" means a selling Bank pursuant to an Assignment and Assumption Agreement.

     "Trustee" means Marine Midland Bank, as Trustee of the Education Management Corporation Employee Stock Ownership Plan and Trust and any successor thereto.

     "UCC" means the Uniform Commercial Code as now adopted and from time to time amended in the Commonwealth of Pennsylvania or any other jurisdiction which controls the perfection of a security interest in favor of the Agent, for the benefit of the Banks, in any of the Collateral.

     "Unallocated Shares" means those shares of Employer Securities (and any stock dividends or stock splits related thereto) which have been acquired with the proceeds of the ESOP Pass Through Loan and which have not been allocated by the Trustee to individual accounts of participants under the ESOP.

     "Unfunded Benefit Liabilities" means with respect to any Plan, the amounts described in Section 4001(a)(18) of ERISA.

     "Unreimbursed Amount" shall have the meaning assigned to it in Subsection 2.3c hereof.

     "Warrants" means the common stock purchase warrants to purchase an aggregate of 5,956,079 shares of the Borrower's Class B common stock, $.0001 par value, issued pursuant to the Senior Subordinated Note Purchase Agreements.

     "Withdrawal Liability" means "withdrawal liability" as defined by the provisions of Part 1 of Subtitle E to Title IV of ERISA.

     "1989 Banks" means PNC Bank, National Association (formerly Pittsburgh National Bank), National Westminster Bank and National City Bank.

     "1989 Closing Date" means October 25, 1989.

     "1989 Credit Agreement" means that certain Credit Agreement dated as of October 25, 1989 by and among EMC Holdings, Inc. (as the predecessor-by-merger to the

Borrower), the several banks party thereto and Pittsburgh National Bank (now known as PNC Bank, National Association), in its capacity as agent thereunder, as amended or modified by that certain First Amendment to Credit Agreement dated as of April 14, 1990, that certain Second Amendment to Credit Agreement dated as of December 27, 1990, that certain Third Amendment to Credit Agreement, Assumption Agreement and Partial Release dated as of April 30, 1993, that certain letter agreement dated June 29, 1992 and that certain Fourth Amendment to Credit Agreement dated as of December 30, 1993.

     "1989 Term Notes" means those certain promissory notes which evidence the 1989 Term Loans.

     "1989 Term Loans" means the term loans made to EMC Holdings, Inc. by the 1989 Banks pursuant to the 1989 Credit Agreement in the aggregate original principal amount of $36,175,000.00.

1.2 GAAP Definitions. Accounting terms used in this Credit Agreement but not defined herein shall have the meanings ascribed to them under GAAP in effect at the time of the execution of this Credit Agreement and shall not include the cumulative effect of accounting changes or accounting principles.

1.3 Other Definitional Conventions.

     (i) All terms defined in this Credit Agreement shall have the above-defined meanings when used in this Credit Agreement, the Revolving Credit Notes, the Term Notes, the other Loan Documents, exhibits, schedules, appendices or any other document or certificate executed or delivered in connection with this Credit Agreement, unless the context thereof shall otherwise clearly require.

     (ii) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section and Subsection references are to this Credit Agreement unless otherwise specified.

     (iii) All terms defined in this Credit Agreement in the singular shall have comparable meanings when used in plural, and vice versa, unless otherwise specified.

     (iv) The word "or" as used herein shall mean and connote non-exclusive alternative, unless expressly stated or the context clearly requires otherwise.

1.4 Headings. The headings of the Sections and Subsections of this Credit Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

ARTICLE II.  THE CREDIT.

2.1 The Term Loan.

2.1a Amount of the Term Loan. Pursuant to the terms and conditions of the 1989 Credit Agreement, the 1989 Banks made available to the Borrower on the 1989 Closing Date the 1989 Term Loans in the aggregate principal amount of THIRTY-SIX MILLION ONE HUNDRED SEVENTY-FIVE THOUSAND and NO/100 DOLLARS ($36,175,000). As of the Closing Date, the aggregate outstanding principal amount of the 1989 Term Loans is $9,205,650.00. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each of the Term Loan Banks, severally, agrees to purchase from the 1989 Banks the 1989 Term Loans and the 1989 Term Notes evidencing the indebtedness thereunder.

2.1b Term Notes. The obligation of the Borrower to repay the Term Loans hereunder shall be evidenced by the Amended and Restated Term Notes substantially in the form of Exhibit "A" attached hereto dated as of the Closing Date with one such Amended and Restated Term Note being made payable to each Term Loan Bank which is an initial signatory hereto in the amount of that Bank's Term Loan Amount. The Amended and Restated Term Notes are an amendment and restatement, and not a novation, of the 1989 Term Notes and are executed and delivered, inter alia, in connection with the sale and assignment by the 1989 Banks of the 1989 Term Loans to the Term Loan Banks hereunder. Promptly following the completion of such sale and assignment by the 1989 Banks and the execution and delivery of the Amended and Restated Term Notes, the 1989 Term Notes shall be marked "Cancelled by Substitution" and delivered by the Agent to the Borrower.

2.1c Purchase of the 1989 Term Loans. The sale and assignment of the 1989 Term Loans shall occur simultaneously with the execution of this Credit Agreement. If the Borrower elects to have all or any Portion of the Term Loans initially bear interest at the Eurodollar Rate Option, the Borrower shall provide the Agent with irrevocable written notice thereof two (2) Business Days prior to the Closing Date otherwise the Term Loans shall initially bear interest at the Base Rate Option. Each Bank shall make its Term Loan Amount available to the Agent in immediately available funds at the principal office of the Agent prior to 12:00 Noon (Pittsburgh, Pennsylvania time) on the Closing Date. The aggregate Term Loan Amounts shall be utilized by the Agent to purchase, on behalf of the Term Loan Banks, the 1989 Term Loans from the 1989 Banks.

2.1d Repayment of the Term Loans. The Term Loans shall be repaid in seven (7) quarterly installments of principal, all in accordance with the following schedule:


                   Aggregate Quarterly
Payment Numbers     Principal Payment
---------------    -------------------
      1-3              $1,750,000
      4-6              $1,181,250
       7                 $411,900

Installments 1 through 6 shall be payable on the last day of each March, June, September and December during the term hereof with the first (1st) such installment being due and payable on March 31, 1995 and the sixth (6th) such installment being due and payable on June 30, 1996. The seventh (7th) and final installment shall be due and payable on September 30, 1996 in an amount equal to the then outstanding aggregate principal balance of the Amended and Restated Term Notes.

2.1e Interest. The Amended and Restated Term Notes shall bear interest from the date thereof until payment in full as set forth in Section 2.4 hereof.

2.1f Prepayment of Term Loans.

     (i) Voluntary Prepayments. The Borrower shall have the right at its option to prepay any Portion of the Term Loans, in whole or in part, at any time. Each such prepayment shall be applied to the principal installments of the Term Loans in the order of their stated maturities. Each partial prepayment shall be in the aggregate amount of $1,000,000 or more. The Borrower shall give the Agent not less than three (3) Business Days' prior written notice of each voluntary prepayment specifying the aggregate principal amount to be prepaid and the date of prepayment. Notice of prepayment having been given as aforesaid, the principal amount specified in such notice shall become due and payable on the prepayment date.

     (ii)  Mandatory Prepayments.

     (A) Mandatory Prepayments By Reason of a Prohibited Transaction. In the event that the purchase of Employer Securities by the ESOP Trust from the Borrower or any shareholder is held to be a Prohibited Transaction by the IRS, the DOL or a court of competent jurisdiction, the Borrower shall prepay the Term Loans by an amount which equals the amount the Borrower or such selling shareholder is required to repay with respect to the Unallocated Shares to the ESOP Trust in order that the sale of Employer Securities is no longer deemed to be a Prohibited Transaction; provided, however, that nothing in this Subsection 2.1f(ii)(A) shall prevent the Borrower or such selling shareholder, at its election, from appealing in good faith any holding that the purchase of Employer Securities is a Prohibited Transaction and, provided that the Borrower proceeds within a reasonable time to prosecute such appeal, no mandatory prepayment shall be required hereunder until the earlier of (I) receipt of a final adverse determination as to a Prohibited Transaction from which no appeal may be taken or (II) abandonment of such appeal by the Borrower or such selling shareholder. Any mandatory prepayment pursuant to this Subsection 2.1f(ii)(A) shall be due and payable within thirty (30) days of the repayment to the ESOP Trust by the Borrower or such selling shareholder and shall be applied to the principal installments of the Term Loans in the inverse order of their stated maturities.

     (B) Mandatory Prepayments by Reason of the Sale of Leveraged Securities. The Borrower shall make mandatory prepayments of the total outstanding aggregate principal amount of the Term Loans upon a sale of all or substantially all of the Leveraged Securities. Any mandatory prepayments pursuant to this Subsection 2.1f(ii)(B) shall be due and payable within five
(5) days of the receipt of the proceeds of such sale and accompanied by any amounts due pursuant to Subsection 2.5(ii) hereof.

     (C) Mandatory Prepayments Exceeding Contribution Amounts. All mandatory prepayments pursuant to Subsection 2.1f(ii)(A) and (B) hereof shall be applied as stated therein; provided, however, that any mandatory prepayments which would constitute a Prohibited ESOP Payment shall not be prepaid at that time, but shall be held by the Agent in escrow for the benefit of the Term Loan Banks and the Borrower. The determination of the existence of a Prohibited ESOP Payment shall be made initially by the Borrower and, upon the request of any Bank, shall be accompanied by an opinion of counsel to the Borrower, which opinion of counsel shall be reasonably acceptable to the Banks. Interest on all amounts held in escrow will accrue at a market rate. Such funds held in escrow (except for any interest earned thereon) shall be applied by the Agent in prepayment of the outstanding aggregate principal amount of the Term Loans, in accord with their classification under Subsections 2.1f(ii)(A) or (B) hereof, as soon as such prepayment would not result in a Prohibited ESOP Payment. At such time, the Agent shall credit the Borrower's account with the Agent in an amount equal to the interest earned on such funds held in escrow.

     (D) Application of Mandatory Prepayments. All mandatory prepayments pursuant to this Subsection 2.1f(ii) shall be applied, first, to the principal installments of the Term Loans which are Base Rate Loans; and second, to the principal installments of the Term Loans which are Eurodollar Rate Loans; provided, however, that mandatory prepayments of Eurodollar Rate Loans prior to the end of the then applicable Interest Periods shall be held in escrow by the Agent, for the benefit of the Term Loan Banks and the Borrower. Interest on all amounts held in escrow will accrue at a market rate. Such funds held in escrow (except for any interest earned thereon) shall be applied by the Agent in prepayment of the Term Loans with interest to such date which are Eurodollar Rate Loans at the end of each Interest Period. At such time, the Agent shall credit the Borrower's account with the Agent in an amount equal to the interest earned on such funds held in escrow.

2.1g Term Loan Account. Each Term Loan Bank shall open and maintain on its books a Term Loan Account in the Borrower's name with respect to such Bank's Term Loan Amount, prepayments thereon, the computation and payment of interest and the computation of other amounts due and sums paid to the Agent, on behalf of such Term Loan Bank, pursuant to this Section 2.1. Except in the case of manifest error, the Term Loan Accounts shall be conclusive and binding on the Borrower as to the amount at any time due such Term Loan Bank from the Borrower pursuant to this Section 2.1.

2.2 Revolving Credit Loans.

2.2a Revolving Credit Commitment. The Revolving Credit Banks severally agree, subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, that the Borrower shall have the right to borrow, repay and reborrow during the Availability Period an aggregate principal amount not to exceed FIFTY MILLION AND NO/100 DOLLARS ($50,000,000) at any one time outstanding (the "Revolving Credit Commitment"); provided, however, the amount otherwise available for borrowing under the Revolving Credit Commitment as of any time of determination shall be reduced by the sum of (i) the aggregate Stated Amounts of all Letters of Credit issued and outstanding, as of such date of determination plus (ii) the aggregate unreimbursed draws of any Letter of Credit.

2.2b Individual Bank Commitment Amount. Each of the Revolving Credit Banks shall be severally liable for advancing its respective Commitment Percentage set forth opposite such Revolving Credit Bank's name on its signature pages hereof; provided, however, that no such Revolving Credit Bank shall be required to make a Revolving Credit Loan if such loan would cause that Revolving Credit Bank's Revolving Credit Loans then outstanding to exceed the Commitment Amount set forth opposite each such Revolving Credit Bank's name on its signature pages hereto or on the most recent Assignment and Assumption Agreement to which such Bank is a party.

2.2c Revolving Credit Disbursements.

     (i) Each Revolving Credit Disbursement under Subsection 2.2a shall be in the aggregate amount of $500,000 or more, provided that each increment in excess of $500,000 shall be $100,000 or an integral multiple thereof. The obligation of the Borrower to repay, on or before the Repayment Date, the aggregate unpaid principal amount of all Revolving Credit Disbursements made by the Revolving Credit Banks shall be evidenced by Revolving Credit Notes substantially in the form of Exhibit "B" hereto, one made by the Borrower to the order of each Revolving Credit Bank in the Commitment Amount of such Revolving Credit Bank and delivered to each such Revolving Credit Bank. The principal amount actually due and owing each Revolving Credit Bank under the Revolving Credit Loans shall be the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Bank, all as shown on the Revolving Credit Loan Accounts established pursuant to Subsection 2.2j hereof.

     (ii) Each request for a Revolving Credit Disbursement under Subsection 2.2a shall be made by 10:00 A.M. (Pittsburgh, Pennsylvania time) to the Agent orally or in writing, by an Authorized Officer, (A) in the case of Base Rate Loans, at least one (1) Business Day prior to the proposed Revolving Credit Disbursement and (B) in the case of Eurodollar Rate Loans, at least three (3) Business Days prior to the proposed Revolving Credit Disbursement, in each case specifying the date on which such Revolving Credit Disbursement is to be made, the amount thereof, selecting the interest rate therefor pursuant to Subsection 2.4b hereof and, if appropriate, selecting the Interest Period therefor. Each written request for a Revolving Credit Disbursement shall be evidenced by, and each oral request for a Revolving Credit Disbursement hereunder shall be followed by, a Request for

Revolving Credit Loan substantially in the form of Exhibit "C" hereto, duly executed by an Authorized Officer of the Borrower. Promptly upon receipt of such notice, the Agent shall notify each Revolving Credit Bank of the Borrower's request and the amount of such requested Revolving Credit Disbursement which is to be advanced by such Revolving Credit Bank. Each such Revolving Credit Bank shall make its pro rata share of such Revolving Credit Disbursement available at the Agent's principal office in immediately available funds no later than 11:00 A.M. (Pittsburgh, Pennsylvania time) on the date of the requested Revolving Credit Disbursement. Each Revolving Credit Disbursement shall be credited by the Agent to a demand deposit account of the Borrower at the Agent's principal office no later than 11:00 A.M. (Pittsburgh, Pennsylvania time) on the date of such Revolving Credit Disbursement.

2.2d Interest. The Revolving Credit Notes shall bear interest on the actual unpaid principal amount thereof from time to time outstanding from the date thereof until payment in full as set forth in Section 2.4 hereof.

2.2e Voluntary Permanent Reduction of the Revolving Credit Commitment. The Borrower, upon three (3) Business Days' written notice to the Agent, may permanently reduce the Revolving Credit Commitment; provided, however, that if such reduction would require repayment of then outstanding amounts of the Revolving Credit Loans, such repayment must occur on or before the date on which the voluntary permanent reduction becomes effective.

2.2f Extension of the Term of the Revolving Credit Commitment. The Borrower may request, by written notice executed by an Authorized Officer and delivered to the Agent (an "Extension Request") on or before sixty (60) days prior to each of the first and second anniversaries of the Closing Date, an extension or further extension of the Revolving Credit Commitment for an additional one-year period and a corresponding alteration of the Repayment Date. The Agent, upon receiving any such Extension Request, shall immediately forward a copy thereof to each of the Banks. If the Banks agree in writing to the Extension Request and the alteration of the Repayment Date, the Agent shall communicate this information to the Borrower in writing no later than thirty (30) days prior to the applicable anniversary of the Closing Date. Upon the receipt of such consents from the Banks, the Revolving Credit Commitment shall be deemed to be extended for an additional one-year period and the Repayment Date correspondingly altered. The failure of the Borrower to request the extension of the Revolving Credit Commitment in any one year shall automatically eliminate the Borrower's privilege to request an extension of the Revolving Credit Commitment in that year.

2.2g Mandatory Reductions following Extensions of Repayment Date. If the Revolving Credit Banks agree to any Extension Request and the corresponding alteration of the Repayment Date for an additional one-year period pursuant to Subsection 2.2f above, the Revolving Credit Commitment shall automatically and permanently be reduced by $2,500,000 in each Fiscal Quarter occurring during each such additional one-year period of such extension. For example, if the Revolving Credit Banks agree in 1996 to extend the Repayment Date from March 16, 2000 to March 16, 2001, the Revolving Credit Commitment shall be reduced from $50,000,000 to $47,500,000 on March 31, 2000, to

$45,000,000 on June 30, 2000, to $42,500,000 on September 30, 2000 and to
$40,000,000 on December 31, 2000 and if the Revolving Credit Banks agree in 1997 to extend the Repayment Date from March 16, 2001 to March 16, 2002, the Revolving Credit Commitment shall be reduced from $40,000,000 to $37,500,000 on March 31, 2001, to $35,000,000 on June 30, 2001 to $32,500,000 on September 30,
2001 and $30,000,000 on December 31, 2001.

2.2h Commitment Fee. The Borrower agrees to pay to the Agent, for the benefit of the Revolving Credit Banks, on March 31, 1995, and quarterly in arrears thereafter on the last day of each succeeding June, September, December and March during the term of the Revolving Credit Commitment to and including the Repayment Date, a commitment fee calculated on the basis of the actual number of days elapsed equal to the product of (i) the average daily (computed at the opening of business) unused amount of the Revolving Credit Commitment (as reduced by any loss of availability due to the issuance of Letters of Credit) for the period then ending times (ii) the applicable percentage per annum set forth in the chart below:



         Leverage Ratio           Commitment Fee
         --------------           --------------
Greater than 1.50 to 1.0               3/8%

Less than or equal to 1.5 to 1.0       1/4%


; provided, however, the first payment under this Subsection 2.2h shall be for the total number of days elapsed between the Closing Date and March 31, 1995 and the last payment under this Subsection 2.2h shall be for the total number of days elapsed between the last quarter for which payment was received and the Repayment Date. The Commitment Fee due hereunder shall be calculated on the basis of a 365-366 day year and the actual number of days elapsed. Upon receipt by the Agent of the quarterly financial statements delivered pursuant to Subsection 5.2a hereof, the applicable percentage shall be adjusted, if necessary, effective on the date such quarterly financial statements are due in accordance with Subsection 5.2a hereof regardless of the actual date of delivery thereof.

2.2i Repayment. On the Repayment Date, the Borrower shall repay in full all of the then unpaid and outstanding Revolving Credit Loans, together with all interest thereon to the date of such repayment and all other fees and costs due hereunder.

2.2j Revolving Credit Loan Account. Each Revolving Credit Bank shall open and maintain on its books a Revolving Credit Loan Account in the name of the Borrower with respect to such Revolving Credit Bank's Revolving Credit Loans, repayments, prepayments, the computation and payment of interest and the computation of other amounts due and sums paid to the Agent, on behalf of such Revolving Credit Bank, pursuant to this Section 2.2. Except in the case of manifest error in computation, such Revolving Credit Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due to such Revolving Credit Bank from the Borrower pursuant to this Section 2.2.

2.3 Letters of Credit.

2.3a Issuance of Letter of Credit. The Issuing Bank has previously provided for the benefit of the Borrower the Existing Letter of Credit under the 1989 Credit Agreement. For all purposes of this Credit Agreement, the Existing Letter of Credit shall be deemed to be issued pursuant to this Credit Agreement. Subject to the further terms and conditions of this Credit Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, the Issuing Bank agrees to issue further Letters of Credit, upon the request of the Borrower during the Availability Period, for the account of the Borrower in an aggregate Stated Amount not to exceed EIGHT MILLION AND NO/100 DOLLARS ($8,000,000). The issuance of any Letter of Credit in accordance with the provisions of this Subsection 2.3a shall be in accordance with the Issuing Bank's then current practices relating to the issuance by the Issuing Bank of stand-by letters of credit as well as subject to the satisfaction of each condition set forth in Section 7.1 hereof.

2.3b Risk Participations. (i) Participations. Immediately upon the issuance of any Letter of Credit, and thereafter, immediately upon each increase or decrease in the Stated Amount thereof, each Revolving Credit Bank hereby agrees to irrevocably purchase and shall be deemed to have irrevocably purchased from the Issuing Bank an undivided, full risk, non-recourse participation in each such Letter of Credit (including any such increase or decrease in the Stated Amount of each such Letter of Credit) and draw thereunder in an amount equal to such Revolving Credit Bank's Commitment Percentage of the maximum Stated Amount thereof which is or at any time may become available to be drawn thereunder.

     (ii) Restrictions. In the event that the Issuing Bank is required for any reason to refund or repay to the Borrower, any guarantor or any other Person (other than a Revolving Credit Bank hereunder) all or any portion of any amount remitted to the Issuing Bank pursuant to this Credit Agreement, the Revolving Credit Banks shall promptly remit to the Issuing Bank, within three (3) Business Days following demand therefor, their respective Commitment Percentages of the amount which is so refunded or repaid. In the event any restrictions are imposed upon the Issuing Bank or any of the Revolving Credit Banks by any Governmental Rule of any Governmental Person having jurisdiction over the banking activities of the Issuing Bank or any other Revolving Credit Bank, which would prevent the Issuing Bank from issuing the Letter of Credit or amending the Letter of Credit or would prevent any Revolving Credit Bank from honoring its obligations under this Section 2.3, the commitment of the Issuing Bank to issue the Letter of Credit or enter into any amendment with respect thereto shall be immediately suspended.

     (iii) Notice of Restrictions. If any Revolving Credit Bank believes any such restriction would prevent such Revolving Credit Bank from honoring its obligations under this Section 2.3, it shall promptly notify the Agent. The Agent shall promptly notify the Borrower, the Issuing Bank and the other Revolving Credit Banks of the existence and nature of (A) any restriction which would cause the suspension of the commitment of the Issuing Bank to issue the Letter of Credit or to enter into amendments with respect thereto and (B) any restriction which would prevent any Revolving Credit Bank from honoring its obligations under this Section 2.3.

     (iv) Effect of Restrictions.  Upon receipt of any notice pursuant to item
(iii) above, the Borrower will thereupon undertake reasonable efforts to obtain the cancellation of each Letter of Credit; provided, however, that the refusal of any beneficiary of any Letter of Credit to surrender such Letter of Credit will not be an Event of Default hereunder and the Borrower shall undertake good faith efforts to obtain a substitute letter of credit for such Letter of Credit. Nothing contained in this Subsection 2.3b shall be deemed a termination of the Revolving Credit Commitment and, in the event of a suspension of the commitment of the Issuing Bank to issue Letters of Credit or to enter into amendments with respect thereto as set forth above, the Borrower may continue to borrow under the Revolving Credit Commitment provided the requirements of Section 7.1 hereof are complied with.

2.3c Payment of Amounts Drawn Under Letters of Credit. Upon each request for a draw under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall immediately notify the Borrower and the Agent, and the Borrower shall reimburse, or cause the reimbursement of, the Issuing Bank on demand in an amount in same day funds equal to the amount of such draw; provided, however, unless the Borrower shall have notified the Agent and the Issuing Bank prior to such time that the Borrower intends to reimburse the Issuing Bank for all or a portion of the amount of such draw with funds other than the proceeds of Revolving Credit Loans, the Borrower shall conclusively be deemed to have given a request for a Disbursement under Subsection 2.2c hereof to the Agent requesting the Revolving Credit Banks to make Revolving Credit Loans at the Base Rate Option on the first Business Day immediately following the date on which such draw is honored in an aggregate amount equal to the excess of the amount of such drawing over the amount theretofore received by the Issuing Bank in reimbursement thereof (the "Unreimbursed Amount"), plus accrued interest on such amount at the rate set forth in Subsection 2.3e(iii) hereof. If the Borrower shall be deemed to have given a request for a Disbursement under Subsection 2.2c hereof to the Agent pursuant to this Subsection 2.3c, then, (notwithstanding the satisfaction or waiver of the conditions specified in Section 7.1 hereof), the Revolving Credit Banks shall, on the first Business Day immediately following the date of such draw, make Revolving Credit Loans at the Base Rate Option in the aggregate amount of the Unreimbursed Amount plus accrued interest on such amount at the rate set forth in Subsection 2.3e(iii) hereof. The proceeds of any such Revolving Credit Loans shall be applied directly by the Agent, upon receipt thereof from the Banks, to reimburse the Issuing Bank for the Unreimbursed Amount plus accrued interest on such amount. The foregoing shall not limit or impair the obligation of the Borrower to reimburse the Issuing Bank on demand.

2.3d Payment by the Banks. In the event that the Borrower shall fail to reimburse the Issuing Bank on demand as provided in Subsection 2.3c above in an amount equal to the amount of any draw honored by the Issuing Bank under any Letter of Credit, the Issuing Bank shall promptly notify the Agent and each Revolving Credit Bank of the Unreimbursed Amount plus the accrued interest on such amount and of such Bank's respective participation therein. Each Revolving Credit Bank shall make available to the Issuing Bank an amount equal to its respective participation in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 Noon (Pittsburgh, Pennsylvania time) on the Business Day specified in such notice by the Issuing Bank. In the event that any Revolving Credit Bank fails to make available to the Issuing Bank the amount of such Revolving Credit

Bank's participation in such Letter of Credit as provided in this Subsection 2.3d, the Issuing Bank shall be entitled to recover such amount on demand from such Revolving Credit Bank together with interest at the customary rate set by the Issuing Bank for the correction of errors among banks for a period of three
(3) Business Days after demand and thereafter, at the Base Rate. Nothing in this Subsection 2.3d shall be deemed to prejudice the right of any Revolving Credit Bank to recover from the Issuing Bank any amounts made available by such Revolving Credit Bank to the Issuing Bank pursuant to this Subsection 2.3d in the event that it is determined by a court of competent jurisdiction that payment of such amounts with respect to any Letter of Credit by the Issuing Bank constituted gross negligence or willful misconduct on the part of the Issuing Bank. The Issuing Bank shall distribute to each other Revolving Credit Bank which has paid all amounts payable by it under this Subsection 2.3d with respect to such Letter of Credit, such other Revolving Credit Bank's pro rata share of all payments received by the Issuing Bank from the Borrower in reimbursement of a draw honored by the Issuing Bank under such Letter of Credit when such payments are received.

2.3e Compensation.

     (i) Letter of Credit Fees.  Upon (A) the issuance of any Letter of Credit,
(B) each anniversary thereof during the term of any such Letter of Credit and
(C) the issuance of any subsequent amendment, renewal, or extension thereof, the Borrower agrees to pay to the Agent, on behalf of each Revolving Credit Bank, to be shared by the Revolving Credit Banks on a pro rata basis in accordance with each Revolving Credit Bank's risk participation in such Letter of Credit pursuant to Subsection 2.3b hereof, a fee equal to the product of (A) the Stated Amount of each Letter of Credit times (B) the applicable percentage per annum as determined below:



                                       APPLICABLE LETTER
                                           OF CREDIT
         LEVERAGE RATIO                    PERCENTAGE
         --------------                -----------------
Greater than 3.00 to 1.0                     2.00%

Less than or equal to 3.00 to
1.0, but greater than 2.25 to
1.0                                          1.50%

Less than or equal to 2.25 to
1.0, but greater than 1.50 to
1.0                                          1.25%

Less than or equal to 1.50 to 1.0            1.00%

Upon receipt by the Agent of the quarterly financial statements delivered pursuant to Subsection 5.2a hereof, the Applicable Letter of Credit Percentage shall be adjusted, if necessary, effective on the date such quarterly financial statements are due in accordance with Subsection 5.2a hereof regardless of the actual date of delivery thereof.

     (ii) Issuance Fee. In addition to the Letter of Credit Fees set forth in Subsection 2.3e(i) above, the Borrower shall pay to the Issuing Bank, for its sole account, an

Issuance Fee equal to one-eighth of one percent (1/8%) of the Stated Amount of each Letter of Credit, upon the issuance of each such Letter of Credit.

     (iii) Interest and Other Fees. (a) With respect to any draw made under any Letter of Credit, the Borrower shall pay interest, payable on demand, on the amount paid by the Issuing Bank in respect of such draw from the Business Day of the draw through the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Credit Loans pursuant to Subsection 2.2c hereof) at a rate which is at all times equal to
(A) if no Event of Default shall have occurred and be continuing, the Base Rate or (B) if any Event of Default shall have occurred and be continuing, two percent (2.00%) per annum in excess of the Base Rate; and

     (b) With respect to the issuance, amendment or transfer of any Letter of Credit and a draw made thereunder, the Borrower shall pay documentary and processing charges in accordance with the Issuing Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or draw, as the case may be.

2.3f Duty to Review Demands; Obligation Absolute. The obligation of the Borrower to reimburse the Issuing Bank for draws made under any Letter of Credit and the obligations of the Revolving Credit Banks under Subsection 2.3d hereof shall be absolute, unconditional and irrevocable and shall be paid directly in accordance with the terms of this Credit Agreement under all circumstances, including, without limitation, the following circumstances:

     (i) any lack of validity or enforceability of such Letter of Credit;

     (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of such Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Revolving Credit Bank or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary of such Letter of Credit);

     (iii) any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect provided that any act or failure to act on the part of the Issuing Bank does not constitute gross negligence or willful misconduct on the part of the Issuing Bank;

     (iv) payment by the Issuing Bank under such Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided that such payment does not constitute gross negligence or willful misconduct on the part of the Issuing Bank;

     (v) any other circumstance or happening whatsoever, which is substantially similar to any of the foregoing; and

     (vi) the fact that an Event of Default shall have occurred and be continuing.

2.3g Indemnification; Nature of the Issuing Bank's Duties. In addition to amounts payable as elsewhere provided in this Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save each Revolving Credit Bank (including, without limitation, the Issuing Bank) harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which such Revolving Credit Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letter of Credit or any amendment thereto, other than as a result of the gross negligence or willful misconduct of the Issuing Bank as determined by a court of competent jurisdiction, (ii) the failure of the Issuing Bank to honor a draw under any Letter of Credit if the Issuing Bank in good faith and upon advice of counsel believes that it is prohibited from making such payment as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Person (all such acts or omissions herein called "Government Acts"), or (iii) any material breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, any document related to the issuance or any amendment of any Letter of Credit. If any proceeding shall be brought or threatened against any Revolving Credit Bank by reason of or in connection with any event described in clauses (i) through (iii) above, such Revolving Credit Bank shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel and payment of all costs of litigation. Notwithstanding the preceding sentence, each Revolving Credit Bank shall have the right to employ its own counsel and to determine its own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of such Revolving Credit Bank unless (x) the employment of such counsel shall have been authorized in writing by the Borrower or (y) the Borrower, after the aforementioned notice of the action, shall not have employed counsel to have charge of such defense, in either of which events the reasonable fees and expenses of counsel for such Revolving Credit Bank shall be borne by the Borrower. The Borrower shall not be liable for any settlement of any such action affected without its consent.

     As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or the issuance or amendment of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of a beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a draw under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by a beneficiary of any Letter of Credit of the proceeds of any drawing under any Letter of Credit; (viii) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts; and (ix) for any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower, as determined by a court of competent jurisdiction to be the result of (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of any Letter of Credit, (ii) the Issuing Bank's payment on a draw under any Letter of Credit to any Person other than the beneficiary of any Letter of Credit or its lawful successor, representative or assign or (iii) the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of any Letter of Credit or its lawful successor, representative or assign of a sight draft and certificate or other documents strictly complying with the terms and conditions of any Letter of Credit, unless the Issuing Bank in good faith and upon advice of counsel believes that it is prohibited by law or other legal authority from making such payment. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder.

     Except for the Issuing Bank's obligations under any Letter of Credit, the Issuing Bank shall have no liability to the Borrower or to any other Person resulting from a reduction of the credit rating of the Issuing Bank or any deterioration in the Issuing Bank's financial condition.

     In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letter of Credit or the related sight drafts or certificates or documents, if taken or omitted in good faith, shall not put the Issuing Bank under any resulting liability to the Borrower.

2.3h Construction of Application and Agreement for Letter of Credit. This Credit Agreement is intended to supplement any application or agreement executed and delivered in connection with the issuance of any Letter of Credit hereunder. Whenever possible, this Credit Agreement is to be construed as consistent with any such application or agreement and, to the extent that the provisions of this Credit Agreement and such application or agreement conflict, the terms of this Credit Agreement shall control.

2.4 Certain Provisions Relating to Interest Rates. The Notes shall bear interest, on the actual unpaid principal amount thereof from time to time outstanding, from the date thereof until payment in full, at one or more of the rates of interest set forth in this Section 2.4.

2.4a Interest Payments. The Borrower shall pay accrued interest on the unpaid aggregate principal balance of the Notes in arrears (A) with respect to each Base Rate Loan (i) on the last Business Day of each March, June, September and December of each year during the term hereof, (ii) at maturity, whether by acceleration or otherwise, of the Notes, and (iii) thereafter on demand until all amounts outstanding under the Notes are paid in full;

and (B) with respect to each Eurodollar Rate Loan (i) on the last day of each Interest Period (provided, however, if the Interest Period chosen for any Eurodollar Rate Loan exceeds three (3) months, interest on that Eurodollar Rate Loan shall be due and payable on the last day of every three (3) month period during such Interest Period and on the last day of such Interest Period), (ii) at maturity, whether by acceleration or otherwise, of the Notes, and (iii) thereafter on demand until all amounts outstanding under the Notes are paid in full.

2.4b Interest Rates. The unpaid principal amount of the Loans shall bear interest (except as to the Term Loans as provided in Subsection 2.4c below) for each day until due at one or more rates selected by the Borrower from among the Options set forth below; it being understood that, subject to the provisions of this Credit Agreement, the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select no more than six (6) different Interest Periods to apply to Eurodollar Rate Loans.

           (i) Base Rate Option. Interest under the Base Rate Option shall accrue at a rate per annum (computed upon the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) for each day equal to the sum of (A) the Base Rate plus (B) the Applicable Base Rate Margin as determined below.



                                   APPLICABLE BASE
        LEVERAGE RATIO               RATE MARGIN
        --------------             ---------------
Greater than 3.0 to 1.0                 .50%

Less than or equal to 3.0 to 1.0          0%


      Upon receipt by the Agent of the quarterly financial statements delivered pursuant to Subsection 5.2a hereof, the Applicable Base Rate Margin shall be adjusted, if necessary, effective on the date such quarterly financial statements are due in accordance with Subsection 5.2a hereof regardless of the actual date of delivery thereof.

           (ii) Eurodollar Rate Option. Interest under the Eurodollar Rate Option shall accrue at a rate per annum (computed upon the basis of a year of 360 days and the actual number of days elapsed) for each day equal to the sum of (A) the Eurodollar Rate for each Interest Period plus
      (B) the Applicable Eurodollar Rate Margin as determined below.

                                     APPLICABLE
                                   EURODOLLAR RATE
         LEVERAGE RATIO                MARGIN
         --------------            ---------------
Greater than 3.00 to 1.0                2.00%

Less than or equal to 3.00 to
1.0, but greater than 2.25 to
1.0                                     1.50%

Less than or equal to 2.25 to
1.0, but greater than 1.50 to
1.0                                     1.25%

Less than or equal to 1.50 to 1.0       1.00%


      Upon receipt by the Agent of the quarterly financial statements delivered pursuant to Subsection 5.2a hereof, the Applicable Eurodollar Rate Margin shall be adjusted, if necessary, effective on the date such quarterly financial statements are due in accordance with Subsection 5.2a hereof regardless of the actual date of delivery thereof.

           (iii) Payment Default Rate. Upon the expiration of any cure period relating to an Event of Default pursuant to Section 8.1 hereof, and during the period in which such Event of Default continues, (A) the principal amount of the Base Rate Loans, whether or not the same have become due and payable by maturity, acceleration, declaration or otherwise shall bear interest at a rate per annum which shall be two hundred (200) basis points (2%) above the rate otherwise in effect for the Base Rate Loans and (B) the principal amount of all of the Eurodollar Rate Loans, whether or not the same have become due and payable by maturity, acceleration, declaration or otherwise, shall bear interest, until the end of the current Interest Period, at a rate per annum which shall be two hundred (200) basis points (2%) above the rate otherwise in effect for the Eurodollar Rate Loans. At the end of each then current Interest Period, such Eurodollar Rate Loans shall automatically be converted to Base Rate Loans, and thereafter the interest rate shall be calculated in accordance with item (A) of this Subsection 2.4b(iii).

2.4c Tax-Exempt Rate. Subject to the provisions of Subsection 2.4d hereof, the Term Loans shall bear interest at a tax-exempt rate equal to the applicable Option (as set forth in Subsection 2.4b above) multiplied by the ESOP Tax-Exempt Factor.

2.4d Adjustment to Tax-Exempt Rate.

           (i) Tax Assumptions. The Term Loan Banks have agreed to charge interest on the Term Loans at the tax-exempt rate set forth in Subsection 2.4c hereof under the assumptions ("Tax Assumptions") that, (i) pursuant to Section 133 of the Code, each Term Loan Bank will at all times be able to exclude from its gross income for federal income tax purposes (regardless of whether the Term Loan Banks have any gross income for federal income tax purposes for any tax period) an amount equal to fifty percent (50%) of the interest received by such Term Loan Bank with respect to the Term Loans, (ii) the amount of interest on indebtedness incurred or continued by such Term Loan Bank to purchase or carry the funds loaned to the Borrower pursuant to the Term Loans shall be one hundred percent (100%) deductible by such Term Loan Bank for federal income tax purposes and shall not be subject to disallowance or reduction in any manner pursuant to Sections 291(a)(3) and 265 of the Code, or any other provision of the Code which are successors thereto, (iii) the Corporate Tax Rate will not be changed during the term of the Term Loans and (iv) the interest received with respect to the Term Loans is not subject to any minimum tax including but not limited to the alternate
      minimum tax imposed pursuant to Section 55 of the Code.   With respect to
      the interest income exclusion provided by Section 133 of the Code (the "Interest Income Exclusion"), the Term Loan Banks have further assumed that (i) the entire amount of the Term Loans will be used to finance an Exempt Loan, and (ii) the entire amount of the Term Loans shall at all times constitute a Securities Acquisition Loan.

           (ii) Adjustment to Tax-Exempt Rate. Notwithstanding the tax-exempt rate of interest described in Subsection 2.4c, in the event that, at any time either:

               (A) the Interest Income Exclusion is not available, in whole or in part, as a result of either (1) an amendment to Section 133 of the Code or (2) the Term Loans failing, through no fault of any Term Loan Bank, to qualify as a Securities Acquisition Loan;

               (B)  there occurs a change in the Corporate Tax Rate;

      an Adjusted ESOP Tax-Exempt Factor shall be calculated pursuant to the following formula:
                                                        F   X
          Adjusted ESOP Tax Exempt Factor = 1.00 - .15 ( n   n)
                                                       ---------
                                                           FX

          Where


                     F  =  then applicable Marginal Rate
                      n
                     X  =  then applicable Exclusion Percentage
                      n
                   F   =  original Marginal Rate

                   X   =  original Exclusion Percentage



           As of the effective date of any event set forth in items (A) and (B) above, the Term Loans shall bear interest per annum at a tax-exempt rate equal to the applicable Option multiplied by the Adjusted ESOP Tax-Exempt Factor.

           (iii) Adjustment for Alternative Minimum Tax. Notwithstanding the tax-exempt rate of interest described in Subsection 2.4c, in the event that at any time, (A) there is deemed applicable or inapplicable to the Term Loans any alternative minimum tax pursuant to Section 55 of the Code which tax is or was based upon the interest income from any obligation the interest of which would otherwise be excludable from income pursuant to Section 133 of the Code or (B) there is enacted after the Closing Date, any change in the Code which subjects any Term Loan Bank to or removes from any Term Loan Bank a minimum tax which tax is based solely upon the interest paid to such Bank hereunder which otherwise would be excludable from income pursuant to Section 133 of the Code, then the Borrower shall pay to the Agent, on behalf of such Term Loan Bank, or the Term Loan Bank shall credit to future interest payments of the Borrower, as the case may be, an amount equal to the Borrower's pro rata share of the affected Term Loan Bank's actual total increase in alternative minimum tax or other minimum tax liability attributable to such change or imposition.

           (iv) Adjustment for Interest on Tax-Exempt Obligations. Notwithstanding the tax-exempt rate of interest described in Subsection 2.4c, in the event that, at any time, pursuant to a change of law relating to Sections 265 or 291(a)(3) of the Code or any provisions of the Code which are successors thereto, which reduces or disallows in whole or in part, or increases or allows, the amount allowable as a deduction with respect to interest on any indebtedness incurred by any Term Loan Bank to purchase or carry the funds loaned to the Borrower pursuant to the Term Loans, then with respect to any loss or reduction of deduction, or gain or increases of deduction, the applicable interest rate shall be adjusted by a percentage which will maintain, after deduction of any and all taxes required to be paid by the Term Loan Banks as a result of the receipt of the interest received from the Borrower based on the adjusted rate, each Term Loan Bank's overall net after-tax income with respect to the Term Loans at a level which is equal to the level that would have been available if such event had not occurred.

           (v) Notice of Adjustments. Following the occurrence of any event set forth above in Subsections 2.4d(ii), (iii), and (iv) above, the Agent shall promptly submit to the Borrower a certificate of an appropriate officer of any affected Term Loan Bank, which certificate sets forth in reasonable detail the adjustment to the interest rate and/or the amount of demand payment due pursuant to this Subsection 2.4d and the calculations in reasonable detail related thereto. The Borrower agrees that such certificate shall be prima facie evidence of such amounts due pursuant to this Subsection 2.4d.

           (vi) Payment. The Borrower shall pay to the Agent, on behalf of the Term Loan Banks, within thirty (30) days of the receipt of the notice thereof, or the Agent shall credit future interest payments of the Borrower, as the case may be, the amount determined for the period affected by the application of any Adjustment plus an amount which shall be equal to the amount of any and all interest, penalties or additions to tax specifically related to the Term Loans which is required to be paid by any taxing authority in connection with any such Adjustment.

           (vii) Obligations to Survive. The obligations of the Borrower under this Subsection 2.4d shall survive (A) the expiration or termination of this Credit Agreement and the Amended and Restated Term Notes or (B) the purchase of the Amended and Restated Term Notes by any other Person and shall continue in full force and effect until the affected Person's federal tax liability with respect to this transaction for the last year in which the Tax Assumptions are applicable is finally settled by the IRS or, if later, the period within which the IRS may bring an action to recover any tax it alleges to be due with respect to this transaction for such final year is exhausted. This indemnification obligation is expressly for the benefit of, and enforceable by, the Term Loan Banks, their successors and assigns.

2.4e Interest Periods; Limitations on Elections. At any time when the Borrower shall select, convert to or renew the Eurodollar Rate Option to apply to all or any Portion of the outstanding Loans, it may fix one or more Interest Periods to apply to Eurodollar Rate Loans. All the foregoing, however, is subject to the following:

           (i) the nine (9) month Interest Period is subject to such Interest Period being available to each Bank on a commercially reasonable basis (as determined by each Bank in its sole discretion);

           (ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in the succeeding calendar month in which case such Interest Period shall end on the next preceding Business Day;

           (iii) any Interest Period which begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the subsequent calendar month during which such Interest Period is to end shall end on the last Business Day of such subsequent month;

           (iv) the Eurodollar Rate Loan for each Interest Period shall be in an aggregate principal amount of $1,000,000 or more; provided, however, that each incremental unit in excess of $1,000,000 shall be $500,000 or an integral multiple thereof; and

           (v) no Interest Period may be elected in respect of the Term Loans which would end after the Maturity Date or in respect of the Revolving Credit Loans which would end after the Repayment Date.

2.4f Elections, Conversions or Renewals of Interest Rate Options. Elections of or conversions to the Base Rate Option shall continue in effect until converted as hereinafter provided. Elections of, conversions to or renewals of the Eurodollar Rate Option shall expire as to each Eurodollar Rate Loan at the expiration of the applicable Interest Period.

     At any time with respect to any Base Rate Loan or at the expiration of the applicable Interest Period with respect to any Eurodollar Rate Loan, the Borrower (subject to Subsection 2.4e) may cause all or any part of the principal amount of such Loan to be converted to and/or (in the case of Eurodollar Rate Loans) to be renewed under the Eurodollar Rate Option by notice to the Agent as hereinafter provided.
Such notice (i) may be oral or in writing and if oral immediately confirmed in writing to the Agent, (ii) shall be irrevocable, (iii) shall be given not later than 11:00 a.m. (Pittsburgh, Pennsylvania time) not less than two (2) Business Days prior to the proposed effective date for conversion to or renewal of, either in whole or in part, the Eurodollar Rate Option and (iv) shall set forth:

                 (A)  the effective date, which shall be a Business Day;

                 (B)  the new Interest Period or Interest Periods selected; and

                 (C) with respect to each such Interest Period, the aggregate principal amount of the corresponding Eurodollar Rate Loan.

     At the expiration of each Interest Period, any part (including the whole) of the principal amount of the corresponding Eurodollar Rate Loan, as to which no notice of conversion or renewal has been received as provided above, shall automatically be converted to a Base Rate Loan. The Agent shall promptly notify the Borrower of any such automatic conversion.

2.4g Eurodollar Rate Unascertainable. In the event that, on any date on which the Eurodollar Rate would otherwise be set, the Agent shall have determined (which determination shall be prima facie evidence of the unascertainability of the Eurodollar Rate) that, by reason of circumstances affecting the eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall give prompt notice of such determination to the Borrower, and, until the Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, the right of the Borrower to borrow under, convert to or renew the Eurodollar Rate Option shall be suspended. Any notice of borrowing under, conversion to or renewal of a Eurodollar Rate Loan which was to become effective during the period of such suspension shall be treated as a request to borrow under, convert to or renew a Base Rate Loan with respect to the principal amount therein specified.

2.4h Illegality. If the Agent shall determine in good faith (which determination shall be final and conclusive) that compliance by any Bank or its Lending Office with any applicable law, treaty or governmental rule, regulation, guideline, order, request or directive (whether or not having the force of law), or the interpretation or application thereof by any governmental authority, has made it unlawful or commercially impractical for any such Bank to make or maintain Eurodollar Rate Loans (including but not limited to acquiring eurodollar liabilities to fund Eurodollar Rate Loans), the Agent shall give notice of such determination to the Borrower; provided, however, that before the giving of such notice pursuant to this Subsection 2.4h, such Bank shall designate a different Lending Office, if such designation will avoid the need for such notice and will not in the judgment of such Bank be otherwise disadvantageous to such Bank. Notwithstanding any provision of this Credit Agreement to the contrary, unless and until the Agent shall have given notice that the circumstances giving rise to such determination no longer apply:

          (A) with respect to any Interest Periods thereafter commencing, interest on any Eurodollar Rate Loan shall be computed and payable under the Base Rate Option; and

          (B) on such date, if any, as shall be required by law, any Eurodollar Rate Loans then outstanding shall be automatically converted to Base Rate Loans and the Borrower shall pay to the Agent, for the account of the Banks, the accrued and unpaid interest on such Eurodollar Rate Loans to (but not including) the date of such conversion.

     The Agent shall furnish to the Borrower a certificate as to the amount necessary to compensate the Banks for the costs associated with any prepayment pursuant to Subsection 2.4h(B) above (which certificate shall be prima facie evidence of the amount owed by the Borrower to the Banks), and the Borrower shall pay such amount to the Agent for the account of the Banks, as additional consideration hereunder, within fifteen (15) days of the Borrower's receipt of such certificate.

2.5  Yield Protection and Reimbursement.

     (i) Yield Protection. Except for changes addressed in Subsection 2.4d, if any Governmental Rule issued after the Closing Date or if any change on or after the Closing Date in any Governmental Rule (including, without limitation, Regulation D) or the interpretation or application thereof by any Governmental Person charged with the administration thereof (whether or not having the force of law):

          (A) subjects any Bank, its Lending Office or the Issuing Bank to any tax, duty, levy, impost, charge, fee, deduction or withholding of any kind hereunder (other than (x) a tax, including, without limitation, a branch tax, imposed or based upon the income of such Bank, its Lending Office or the Issuing Bank and (y) any franchise tax imposed on such Bank, its Lending Office or the Issuing Bank by the laws of the jurisdiction under which such Bank, such Lending Office or the Issuing Bank is organized or any political subdivision thereof) or changes the basis of taxation of any Bank, its Lending Office or the Issuing Bank with respect to the payments by the Borrower of principal or interest due hereunder (other than any change which affects, and to the extent that it affects, the taxation by the United States or any state thereof of the total net income of such Bank or the Issuing Bank);

          (B) imposes, modifies or deems applicable any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended, commitments to lend or any Letters of Credit issued or participations purchased therein by any Bank, its Lending Office, the Issuing Bank or any corporation controlling such Bank or the Issuing Bank (other than such requirements which are included in determining the applicable rate or rates of interest hereunder); or

          (C) imposes upon any Bank, its Lending Office or the Issuing Bank any other obligation or condition with respect to this Credit Agreement,

and the result of all of the foregoing is to increase the cost to such Bank, its Lending Office, the Issuing Bank or any corporation controlling such Bank or the Issuing Bank, of making the Loans, extending the Revolving Credit Commitment, issuing any Letter of Credit or making or maintaining any participation in any Letter of Credit, reduce the net after-tax income receivable by such Bank, its Lending Office or the Issuing Bank from payments under this Credit Agreement or impose any expense upon any Bank, its Lending Office, the Issuing Bank or any corporation controlling such Bank, reduce the rate of return on the capital of such Bank, its Lending Office, the Issuing Bank or any corporation controlling such Bank by an amount which such Bank or the Issuing Bank in good faith deems material,

          (A) the Bank or the Issuing Bank so affected shall promptly notify the Borrower and the Agent of the happening of such event; and of the amount determined by such Bank, its Lending Office or the Issuing Bank (which determination shall be prima facie evidence of the amount owed by the Borrower to such Bank) to be necessary to compensate such Bank or the Issuing Bank for such increase in cost, reduction in net after tax income or additional expense;

          (B) the Borrower shall pay to the affected Bank or the Issuing Bank, on demand, as additional interest on the Loans or draws under any Letter of Credit, such amount as will compensate such Bank or the Issuing Bank for such additional cost or expense or reduced amount, calculated from the date of the notification by such Bank or the Issuing Bank; and

          (C) the Borrower may pay to such affected Bank or the Issuing Bank the affected Loan or draw under any Letter of Credit in full without the payment of any additional amount other than on account of such Bank's or the Issuing Bank's out-of-pocket losses (including funding losses, if any, as provided in paragraph (ii) below) not otherwise provided for in subparagraph (B) immediately above.

A certificate as to the increased cost or reduced amount as a result of any of the foregoing events shall be promptly submitted by such Bank or the Issuing Bank to the Borrower and the Agent in accordance with the provisions of Section
10.2 hereof. Such certificate shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

          (ii)  Reimbursement of Costs and Losses.

     (A) Voluntary Breakage. The Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of the Borrower (x) failing to make any borrowing, conversion or renewal of a Eurodollar Rate Loan on the scheduled date, (y) failing to make when due (whether by declaration, acceleration or otherwise); any payment or prepayment of any amount due hereunder or in voluntarily making any payment or prepayment of any Eurodollar Rate Loan or any part thereof on any day other than the last day of its Interest Period, or (z) failing to make any mandatory prepayment under Subsection 2.1f(ii), including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining any Eurodollar Rate Loan or any part thereof as determined by such Bank in the exercise of its sole but reasonable discretion.

     (B) Involuntary Breakage. The Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of the Borrower (x) failing, through no fault of its own, including, without limitation, the circumstances specified in Subsection 2.4h, to make any borrowing, conversion or renewal of a Eurodollar Rate Loan on the scheduled date, (y) failing to make when due (whether by declaration, acceleration or otherwise) any payment or prepayment of any amount due hereunder or (z) making any payment or prepayment of any Eurodollar Rate Loans or any part thereof on any day other than the last day of its Interest Period, including, but not limited to, any premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining any Eurodollar Rate Loan or any part thereof as determined by such Bank in the exercise of its sole but reasonable discretion.

     (iii) Notice of Costs and Losses. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge which will entitle such Bank to compensation pursuant to this Section 2.5 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. Any Bank incurring such loss or expense pursuant to this Section 2.5 shall furnish to the Borrower (through the Agent) a certificate signed by an appropriate officer of such Bank as to the amount of any such loss or expense showing the related calculations in reasonable detail (which certificate shall be prima facie evidence of the amount owed by the Borrower to such Bank), and the Borrower shall pay such amount to such Bank within thirty (30) days of the Borrower's receipt of such certificate). Notwithstanding the foregoing provisions of this Section 2.5, the Borrower shall only be obligated to compensate any Bank for any amount arising or accruing during (x) any time or period commencing not more than ninety (90) days prior to the date on which such Bank notifies the Agent and the Borrower that it proposes to demand such compensation and identifies to the Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (y) any time or period during which, because of the retroactive application of such statute, regulation or other basis, such Bank did not know that such amount would arise or accrue.

2.6 Capital Adequacy. If, after the Closing Date, any adoption of, any change to or any change in the interpretation of any Governmental Rule by any Governmental Person exercising control over banks or financial institutions generally or any court (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank or any corporation controlling such Bank (a "Capital Adequacy Event"), and the result of such Capital Adequacy Event is to reduce the rate of return on capital of such Bank or the capital of any corporation controlling such Bank as a consequence thereof to a level below that which such Bank could have achieved but for such Capital Adequacy Event (taking into consideration such Bank's policies with respect to capital adequacy) by an amount which such Bank deems to be material, such Bank shall promptly deliver to the Borrower and the Agent a statement of the amount necessary to compensate such Bank for the reduction in the rate of return on its capital attributable to its Loans and the commitments under this Credit Agreement (the "Capital Compensation Amount"). Each Bank shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. Each Bank shall, from time to time, furnish to the Borrower and the Agent a certificate as to the amount so determined. Such certificate shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such amount shall be due and payable by the Borrower to such Bank ten (10) days after such notice is given. As soon as practicable after any Capital Adequacy Event, such Bank shall submit to the Borrower and the Agent estimates of the Capital Compensation Amounts that would be payable as a function of such Bank's commitments hereunder.

2.7 Closing Fee. The Borrower agrees to pay to the Agent, for the benefit of the Banks, a Closing Fee equal to $203,322.00. The Agent shall distribute to each Bank a portion of such Closing Fee (a) equal to one-quarter of one percent (1/4%) of each Bank's (which is also a 1989 Bank) existing commitments (whether a revolving credit commitment or term loan commitment) under the 1989 Credit Agreement and (b) equal to three-eighths of one percent (3/8%) of each Bank's Commitment Amount less such Bank's existing commitments (whether a revolving credit commitment or term loan commitment) under the 1989 Credit Agreement.

2.8 Lending Offices. Each Bank may book its Loans at any Lending Office selected by such Bank and may change its Lending Office from time to time. All terms of this Credit Agreement shall apply to any such Lending Office and the Notes shall be deemed held by each Bank for the benefit of such Lending Office. Each Bank may, by written notice to the Agent and the Borrower, designate a Lending Office through which its Loans will be made by it and for whose account payments are to be made.

2.9 Time, Place and Manner of Payments. All payments to be made by the Borrower under the Revolving Credit Notes or the Amended and Restated Term Notes or of the Commitment Fee, the Agent's Fee, the Facility Fee and all other amounts due the Agent, whether for its own account or for the benefit of the Banks, hereunder shall be made at the principal office of the Agent set forth in Article X. All payments to be made by the Borrower under this Credit Agreement shall be paid in Dollars in immediately available funds no later than 1:30 P.M. (Pittsburgh, Pennsylvania time) on the date such payment is due. Except as specified elsewhere, if the date on which any payment is due is not a Business Day such payment shall be due and payable on the next succeeding day which is a Business Day and such extension of time shall be included in computing any interest in respect of such payment.

2.10 Payment from Accounts Maintained by the Borrower. In the event that any payment of principal, interest, Commitment Fee, Agent's Fee, Facility Fee, or any other amount due the Agent, whether for its own account or for the benefit of the Banks, under the Loan Documents is not paid when due, the Agent is hereby authorized to effect such payment by debiting any demand deposit account of the Borrower maintained with the Agent. This right of debiting accounts of the Borrower is in addition to any right of set-off accorded the Agent hereunder or by operation of law.

2.11 Substitution of a Bank. If (i) the obligation of any Bank to fulfill its obligations in relation to the issuance of any Letter of Credit or the purchase of any risk participations therein under Section 2.3 has been suspended pursuant to Subsection 2.3(b)(ii) hereof, (ii) the obligation of any Bank to make Eurodollar Rate Loans has been suspended pursuant to Subsection 2.4h hereof or (iii) any Bank has demanded compensation under Section 2.5 or Section
2.6 hereof, the Agent shall, at the request of the Borrower and with the assistance of the Borrower, use commercially reasonable efforts to obtain a mutually satisfactory substitute lending institution or lending institutions (which may be one or more of the Banks) to purchase the Revolving Credit Note or the Amended and Restated Term Note, as the case may be, and assume the Revolving Credit Loans or the Term Loans and Revolving Credit Commitment of such Bank, as the case may be.


ARTICLE III.  SET-OFF AND SECURITY INTERESTS.

     To secure the repayment of the Bank Indebtedness:

3.1 Set-Off. The Borrower hereby gives to the Banks a lien and security interest for the amount of any Bank Indebtedness upon and in any property, credits, securities or Monies (whether matured or unmatured) of the Borrower which may at any time be delivered to, or be in the possession of, or owed by any Bank in any capacity whatever, including the balance of any deposit account but excluding any trust, fiduciary, reserve, electronic funds transfer or direct loan accounts, in each case maintained by the Borrower with such Bank. The Borrower hereby authorizes each Bank in case of an Event of Default, at such Bank's option, at any time and from time to time, to apply, at the discretion of such Bank, to the payment of Bank Indebtedness, any and all such property, credits, securities or Monies now or hereafter in the hands of such Bank belonging or owed to the Borrower.

3.2 Security Agreements. The Borrower shall grant, and shall cause AII to grant, to the Agent, on behalf of the Banks and the Issuing Bank, a lien and security interest in the Collateral for the amount of the Bank Indebtedness which security interest, assuming the filing of the appropriate financing statements, shall be a first priority perfected lien and security interest except for Permitted Encumbrances. Prior to the initial Disbursements hereunder, the Borrower and/or AII shall execute and deliver to the Agent, on behalf of the Banks and the Issuing Bank, (i) an Amended and Restated Security Agreement substantially in the form of Exhibit "D" hereto, (ii) an Amended and Restated Subsidiary Security Agreement substantially in the form of Exhibit "E" hereto and (iii) all financing statements reasonably requested by the Agent.

3.3 Pledge Agreements. The Borrower shall grant and shall cause to be granted to the Agent, on behalf of the Banks and the Issuing Bank, a lien and security interest in all of the issued and outstanding capital stock of each Active Subsidiary, whether such capital stock is in existence as of the date hereof or is hereafter created, as collateral security for the payment when due of the Bank Indebtedness, which security interest shall be a first priority perfected lien and security interest. To evidence the grant of the pledge and security interest referred to above, the Borrower shall execute and deliver to the Agent, on behalf of the Banks and the Issuing Bank, an Amended and Restated Pledge Agreement substantially in the form of Exhibit "F" hereto and shall cause to be executed and delivered to the Agent, Amended and Restated Subsidiary Pledge Agreements substantially in the form of either Exhibit "G-1" or Exhibit "G-2" hereto, or Subsidiary Pledge Agreements substantially in the form of Exhibit "G-3" hereto, together with all requisite stock certificates and the associated stock transfer powers previously not delivered to the Agent in connection with the 1989 Credit Agreement.


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.

     To induce the Banks, the Issuing Bank and the Agent to enter into this Credit Agreement, to induce the Revolving Credit Banks to make the Revolving Credit Loans herein provided for, to induce the Term Loan Banks to purchase the 1989 Term Loans as herein described and to induce the Issuing Bank to issue the Letters of Credit herein provided for, the Borrower represents and warrants to the Agent, the Banks and the Issuing Bank that:

4.1 Existence.

4.1a Borrower's Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified and in good standing as a foreign corporation, authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for those foreign jurisdictions where the Borrower's non-qualification would not have a Material Adverse Effect.

4.1b Active Subsidiary's Existence. Schedule 4.1 attached hereto sets forth each Active Subsidiary of the Borrower in existence as of the Closing Date. Each of the Borrower's Active Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation, authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for those foreign jurisdictions where such Active Subsidiary's non-qualification would not have a Material Adverse Effect.

4.2 Authority.

4.2a Borrower's Authority. The Borrower has full power, authority and legal right to engage in the activities conducted or proposed to be conducted by it and, with respect to the Loans, to execute, deliver and perform its obligations under this Credit Agreement, the Notes, the Amended and Restated Security Agreement and the Amended and Restated Pledge Agreement. The Borrower has taken all corporate actions necessary or appropriate to authorize the execution, delivery and performance of this Credit Agreement, the Notes, the Amended and Restated Security Agreement and the Amended and Restated Pledge Agreement.

4.2b Active Subsidiaries' Authority. Each Active Subsidiary has full power, authority and legal right to engage in the activities conducted or proposed to be conducted by it, and with respect to the Loans, to execute, deliver and perform its obligations under the Amended and Restated Subsidiary Pledge Agreement to be signed by it. Each Active Subsidiary has taken all corporate actions necessary or appropriate to authorize the execution, delivery and performance of the Amended and Restated Subsidiary Pledge Agreement to be signed by it.

4.3 Capitalization. On and after the Closing Date, the authorized capital stock of the Borrower will consist of 30,000,000 shares of Class A common stock, $.0001 par value, 22,000,000 shares of Class B common stock, $.0001 par value, and 1,000,000 shares of 10.19% convertible preferred stock, $.0001 par value, of which 3,685,604 shares of Class A common stock, 10,064,024 shares of Class B common stock and 220,750 shares of Series A 10.19% convertible preferred stock will be outstanding on the Closing Date. The outstanding shares of the Class A and Class B common stock and Series A 10.19% convertible preferred stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, all of the Borrower's capital stock is owned by the Management Stockholders, the ESOP and other Persons as more fully set forth on Schedule 4.3. As of the Closing Date, the Borrower will not have outstanding any stock or securities (except for the Series A 10.19% convertible preferred stock and the Warrants) convertible or exchangeable for any shares of its common stock, nor, except as set forth on Schedule 4.3, will it have outstanding any rights or options to subscribe for or to purchase any of the Borrower's capital stock or any stock or securities convertible into or exchangeable for the Borrower's common stock.

4.4 Existence of ESOP. The ESOP is an employee stock ownership plan and trust duly authorized, adopted by proper legal action, established and validly existing under the laws of the Commonwealth of Pennsylvania and duly qualified, subject to such modifications as are requested by the IRS as a condition precedent to the issuance of a favorable determination letter, as a qualified employee stock ownership plan and exempt trust under Sections 401(a), 501(a) and 4975(e)(7) of the Code.

4.5 Validity and Enforceability. This Credit Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Notes, and each other Loan Documents, when duly executed by the Borrower or any other Active Subsidiary, as the case may be, and delivered in accordance with this Credit Agreement, will constitute legal, valid and binding obligations of the Borrower and/or each other Active Subsidiary which is a signatory thereto, enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.6 No Conflict. The execution and delivery of this Credit Agreement, the Notes, the Amended and Restated Security Agreement and the Amended and Restated Pledge Agreement by the Borrower, and the execution and delivery of the Amended and Restated

Subsidiary Security Agreement and each Amended and Restated Subsidiary Pledge Agreement to be executed by an Active Subsidiary and the compliance with the provisions hereof and thereof by the relevant signatory, do not conflict with or constitute on the part of the Borrower or any other Active Subsidiary, as the case may be, a violation of, breach of, or default under (i) its respective Certificate/Articles of Incorporation or By-Laws, (ii) any indenture, mortgage, deed of trust, lease, note agreement or other agreement or instrument to which the Borrower or any other Active Subsidiary is a party or by which the Borrower or any other Active Subsidiary is bound, (iii) any Governmental Rule of any Governmental Person having jurisdiction over the Borrower or any other Active Subsidiary or any of their respective activities or property, (iv) any provision of the ESOP or (v) any provision of ERISA or the Code.

4.7 Consents. All consents, approvals, authorizations and orders of governmental or regulatory authorities which are required for the consummation of the transactions contemplated by this Credit Agreement, the Notes and the other Loan Documents, or which, in any way, would materially adversely affect the validity or enforceability of any such Loan Document, if not obtained, have been obtained.

4.8 Litigation. Except as set forth on Schedule 4.8, there are no actions, suits, investigations, litigation or governmental proceedings pending, or to the knowledge of the Borrower threatened, against it or any Subsidiary with respect to the Borrower or such Subsidiary, the results of which would have a material and adverse effect on the Consolidated financial condition or operations of the Borrower and its Subsidiaries.

4.9 Compliance with Applicable Laws, etc. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree (i) of any court or (ii) of any Governmental Person and the Borrower and its Subsidiaries are each substantially complying with all applicable statutes and regulations of each Governmental Person having jurisdiction over their respective activities; provided, however, the Borrower shall not be deemed in violation of this Section 4.9 as a result of any non-compliance if (A) such order, writ, injunction or decree is being contested by the Borrower or any Subsidiary in good faith and by proper proceedings appropriately conducted or
(B) the non-compliance with such order, writ, injunction or decree would not materially and adversely affect the business operations or financial condition of the Borrower or its Subsidiaries or the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents.

4.10 Financial Statements. Copies of the Borrower's (i) audited Consolidated financial statements for the Fiscal Year ended June 30, 1994 and (ii) unaudited Consolidated financial statements for the Fiscal Quarter ended September 30, 1994, each prepared on a basis not inconsistent with that of the preceding Fiscal Year, have been furnished to the Agent, and each such statement presents fairly the Consolidated financial condition of the Borrower as of such date and the results of its operations.

4.11 Environmental Matters. (i) Except as set forth on Schedule 4.11 hereto, to the best of the Borrower's knowledge:

           (A) the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws except where non-compliance with any such Environmental Law has not, or could not reasonably be expected to, result in a Material Adverse
      Effect;

           (B) other than materials used or produced, held, transported and disposed of in accordance with all Environmental Laws, neither the Borrower nor any Subsidiary has used in its operations, and the property of the Borrower or such Subsidiary is not now and has never been used by the Borrower or such Subsidiary (or, to the best knowledge of the Borrower after due inquiry, by any predecessor in possession or other Person) for treatment, generation, storage, recycling, or disposal of Hazardous Substances in violation of any Environmental Laws;

           (C) no Hazardous Substances are present at any property owned or leased by the Borrower or any Subsidiary, nor will any Hazardous Substances be present upon any such property or in the operation thereof by the Borrower or any Subsidiary, except which are handled in accordance with all Environmental Laws, in proper storage containers; and

           (D) the Borrower and its Subsidiaries have all necessary and appropriate environmental permits, including but not limited to those for air emissions, water discharges, and treatment, storage and disposal of the Hazardous Substances.

     (ii) There are no past, pending or, to the best of the Borrower's knowledge, threatened Environmental Claims by or against the Borrower or any Subsidiary or with respect to any property of the Borrower or such Subsidiary that, individually or in the aggregate, could have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.

4.12 Deferred Compensation Plans. Except as listed on Schedule 4.12 attached hereto, neither the Borrower nor any of its Active Subsidiaries has any employee pension benefit plan (as that term is defined in Section 3(2)(A) of ERISA) other than the ESOP.

4.13 Title to Properties. The Borrower and each Subsidiary has good title to all of its properties and assets except for (i) defects in title which, taken as a whole, are not material to the Borrower or such Subsidiary and (ii) other Permitted Encumbrances.

4.14 Intellectual Property. The Borrower and each Subsidiary owns or licenses all patents, patent applications, trademarks, trademark applications, permits, service marks, trade names, copyrights, copyright applications, licenses, franchises, authorizations and other intellectual property rights that are necessary for the operations of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except where the consequences in the aggregate have no Material Adverse Effect. To the best knowledge of the Borrower, (i) no device, product, process, method, substance, part or component or other material now employed, or now contemplated to be employed, by the

Borrower or any Subsidiary infringes upon or conflicts with any rights owned by any other Person and (ii) no claim or litigation regarding any of the foregoing is pending or threatened. No patent, invention, device, application, principle and no Governmental Rule, standard or code involving the Borrower's or any Subsidiary's intellectual property is pending or, to the knowledge of the Borrower, proposed, except where the consequences in the aggregate have no Material Adverse Effect. All of the Borrower's and each Subsidiary's material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and authorizations are listed on Schedule 4.14 hereto.

4.15 Tax Returns and Payments. The Borrower and each of its Subsidiaries have filed all United States Federal tax returns and the Borrower and each Subsidiary has filed all other material tax returns which, to the knowledge of the Borrower, are required by law to be filed by them (except where the failure to file such tax returns would not materially adversely affect the business, Consolidated financial conditions or the Consolidated results of operations of the Borrower and its Subsidiaries as a whole) and have paid all taxes due pursuant to such returns or pursuant to any assessments levied upon the Borrower, the Subsidiaries or any of their respective properties, assets or income which are due and payable, (other than those assessments, taxes, fees or other charges, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries, in respect of federal and state income taxes for all fiscal periods to date, are adequate in accordance with GAAP.

4.16 Material Adverse Change. Since June 30, 1994, there has been no material adverse change in operations or financial condition of the Borrower, individually, or the Borrower and its Subsidiaries taken as a whole.

4.17 Solvency. The Borrower is, and after giving effect to the transactions contemplated pursuant to this Credit Agreement and the other Loan Documents will be, solvent.

4.18 Leveraged Securities. The Leveraged Securities constitute Employer Securities.

4.19 Securities Acquisition Loans. The Term Loans continue to constitute Securities Acquisition Loans.

4.20 Senior Debt Status. From and after the Closing Date, all Bank Indebtedness outstanding under this Credit Agreement will constitute "senior indebtedness" of the Borrower and will rank senior to all other Indebtedness for Borrowed Money of the Borrower, from time to time outstanding (except for Indebtedness for Borrowed Money which is secured by Permitted Encumbrances).

4.21 Escrow Agreement and Stockholders Contribution and Repayment Agreement. The Escrow Agreement and the Stockholders Contribution and Repayment Agreement have been terminated and are of no further force or effect.

4.22 Investment Company Act. The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended from time to time, or a company under the "control" of an "investment company", as those terms are defined in such Act, and shall not become such an "investment company" or under such "control."

4.23 Public Utility Holding Company Act. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or an "affiliate" of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended from time to time.

4.24 Disclosure. Neither this Credit Agreement nor any other document, statement, certificate or other instrument delivered to the Agent or the Banks by or on behalf of the Borrower pursuant to this Credit Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which materially and adversely affects or, so far as the Borrower now foresees, will in the future materially and adversely affect the business, operations, affairs, condition, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries which has not been set forth in this Credit Agreement or in the other documents, instruments, certificates or statements (financial or otherwise) furnished to the Agent or the Banks by or on behalf of the Borrower prior to or on the Closing Date.


ARTICLE V.  AFFIRMATIVE COVENANTS.

     From the date hereof and for so much longer thereafter as the Revolving Credit Commitment is in effect or any of the Bank Indebtedness remains unpaid, the Borrower agrees, for the benefit of the Banks, the Issuing Bank and the Agent, that:

5.1 Use of Proceeds. Proceeds of the Term Loans hereunder will be used to purchase the 1989 Term Loans from the 1989 Banks. Proceeds of the Revolving Credit Loans shall be used by the Borrower (a) to refinance the revolving credit loans, if any, outstanding under the 1989 Credit Agreement, (b) for general working capital purposes of the Borrower and its Active Subsidiaries, including but not limited to capital expenditures, the acquisition and development of additional schools, draws to meet DOE regulatory requirements and Permitted Acquisitions, and (c) for financing of loans to the ESOP.

5.2 Furnishing Information. The Borrower will maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will maintain its books in a manner so as to enable it to produce GAAP statements. Further, the Borrower will:

5.2a Quarterly Reports of Borrower. Beginning with the period ending March 31, 1995, furnish to the Agent, for redelivery to each Bank, as soon as practicable but in any event within forty-five (45) days after the end of each Fiscal Quarter, copies of (i) internally prepared Consolidated balance sheets of the Borrower as at the close of each such Fiscal Quarter and (ii) internally prepared Consolidated statements of profit and loss, of retained earnings and cash flows of the Borrower for the quarter then ended and for the period from the beginning of the Fiscal Year to the date of such balance sheet, together with figures in comparative form for the corresponding date or period, as the case may be, one year prior thereto, all prepared in accordance with GAAP, consistently applied, except for the absence of notes thereon and subject to year-end adjustments, and in such reasonable detail as the Agent may request.

5.2b Annual Reports of Borrower. Furnish to the Agent, for redelivery to each Bank, as soon as practicable but in any event within one hundred twenty (120) days after the end of each Fiscal Year beginning on or after July 1, 1994, copies of the annual audited Consolidated financial statements of the Borrower which shall include, among other things, (A) the Consolidated balance sheet and Consolidated statement of income of the Borrower as at the end of such Fiscal Year, (B) a Consolidated statement of profit and loss and (C) a summary of transactions in the stockholders' equity account of the Borrower, all in reasonable detail, all prepared in accordance with GAAP and all certified without qualification by an independent public accountant selected by the Borrower and satisfactory to the Agent.

5.2c Annual Reports of the Active Subsidiaries. Furnish to the Agent, for redelivery to each Bank, as soon as practicable but in any event within one hundred twenty (120) days after the end of each Fiscal Year beginning on or after July 1, 1994, copies of the internally prepared or audited balance sheet and statement of income of each Active Subsidiary as at the end of such Fiscal Year, and in such reasonable detail as the Agent may request.

5.2d Compliance Certificate. Together with each delivery of financial statements pursuant to Subsections 5.2a, 5.2b and 5.2c above, a Compliance Certificate substantially in the form of Exhibit "H" attached hereto, signed by the Chief Financial Officer, or in his absence, the Treasurer of the Borrower, stating that he has caused the terms of this Credit Agreement and of the Notes to be reviewed and has made, or caused to be made under his supervision, a review of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that nothing has come to his attention to lead him to believe that any Event of Default hereunder or any condition or event which, after notice or lapse of time or both, would constitute an Event of Default exists. If any such Event of Default, condition or event existed or exists, such certificate shall specify the nature and period of existence thereof and what action the Borrower or such Subsidiary has taken or is taking or proposes to take with respect thereto. Each such certificate shall also contain, for the period to which the same relates, calculations in reasonable detail manifesting compliance as of the close of such accounting period with the covenants contained in Sections
6.1 through 6.6 inclusive and Section 6.12 hereof. Such certificate shall in all respects be in form and substance satisfactory to Agent.

5.2e ESOP Annual Report. Furnish to the Agent, for redelivery to each Bank, as soon as the same becomes available, but in no event later than thirty (30) days following the date on which the filing with the IRS occurs, a copy of the Annual Report.

5.2f Notification of Defaults. Furnish to the Agent, for redelivery to each Bank, prompt notice upon the occurrence of any event of default or of any event which, with the giving of notice or the lapse of time, or both, would constitute an event of default under the Senior Subordinated Note Purchase Agreements or the Senior Subordinated Notes.

5.2g Information re: Subordinated Debt. Furnish to the Agent, for redelivery to each Bank, upon request by the Agent at any time a true, correct and complete statement of the outstanding amount of Senior Subordinated Debt and provide written notice to the Agent with respect to any change in the holders of the Senior Subordinated Debt and with respect to all payments made on the Senior Subordinated Debt, within five (5) days after any such change or such payment.

5.2h Other Reports, Information and Notices. The Borrower will deliver or cause to be delivered to the Agent, for redelivery to each Bank, within the time periods set forth below, the following other reports, information and notices:

           (i) Auditor's Reports. As soon as practicable after they have become available, copies of all other reports and management letters which identify any material weakness or material changes in the accounting practices of the Borrower submitted to the Borrower by its accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants.

           (ii) Notice of Events of Default and Material Adverse Changes. Promptly after any Authorized Officer of the Borrower has learned of the occurrence or existence of an Event of Default or a Material Adverse Change, telephonic notice thereof specifying the details thereof, the anticipated effect thereof and the action which the Borrower or the affected Loan Party has taken, is taking or proposes to take with respect thereto, which notice shall be promptly confirmed in writing within five
      (5) days by an Authorized Officer of the Borrower.

           (iii) Notice of Breach of Material Contract. Promptly after any Authorized Officer of the Borrower has learned of the occurrence or existence of a default by any party to any material contract to which the Borrower or any Subsidiary is a party which default has had or which may reasonably be expected to have a Material Adverse Effect, telephonic notice thereof specifying the details thereof, the anticipated effect thereof and the action which the Borrower or the affected Loan Party has taken, is taking or proposes to take with respect thereto, which notice shall be promptly confirmed in writing within five (5) days by an Authorized Officer of the Borrower.

           (iv) Notice of Litigation. (A) Promptly after the commencement thereof, written notice of any action, suit, proceeding or investigation before any Governmental Person affecting the Borrower or any Subsidiary, except for actions, suits, proceedings and investigations which, if adversely determined, would not and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change and (B) promptly after any Authorized Officer of the Borrower has notice thereof, written notice of any decision, ruling, judgment which has had or which could reasonably be expected to have a Material Adverse Effect and any appeal, reversal or other significant action in connection with any such action, suit, proceeding or investigation before any Governmental Person affecting the Borrower or any Subsidiary.

           (v) Orders, Etc. Promptly after receipt thereof, a copy of any order, writ, decree, judgment, decision or injunction issued by any Governmental Person in any proceeding, action, suit or investigation to which the Borrower or any Subsidiary is a party which would or could reasonably be expected to result in a Material Adverse Change.

           (vi) ERISA Reports.

           (A) As soon as possible, and in any event not later than the date notice is sent to the PBGC, notice of any Reportable Event regarding any Plan or Benefit Arrangement of the Borrower, any Loan Party or any ERISA Affiliate and an explanation of any action which has been or which is proposed to be taken with respect thereto;

           (B) concurrent with the filing thereof, a copy of any request to the United States Secretary of the Treasury for a waiver or variance of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to any Plan or Benefit Arrangement of the Borrower, any Loan Party or any ERISA Affiliate;

           (C) as soon as possible, but in no event later than sixty
      (60) days after an officer of the Borrower becomes aware of unfunded accumulated benefit obligations for any Plan of the Borrower or any ERISA Affiliate, as determined in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions (or any superseding statement thereto), written notice of the occurrence of such event;

           (D) upon the request of the Agent, copies of each annual report (Form 5500 Series) with accompanying schedules filed with respect to any Plan or Benefit Arrangement of the Borrower or any ERISA Affiliate;

           (E) promptly after receipt thereof, a copy of any notice which the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Benefit Arrangement, or to appoint a trustee to administer any Plan or Benefit Arrangement, or to assert any liability under Title IV of ERISA against the Borrower or any ERISA Affiliate;

           (F) a copy of any notice of assessment of Withdrawal
      Liability received by the Borrower or any ERISA Affiliate in relation to any Multiemployer Plan;

           (G) as soon as possible, and in no event later than the date notification is sent to the PBGC, notice of the failure by the Borrower or any ERISA Affiliate to make a required installment or other payment under Section 302 of ERISA and Section 412 of the Code;

           (H) concurrent with the filing thereof, a copy of any Notice of Intent to Terminate any Plan of the Borrower or any ERISA Affiliate filed under Section 4041(c) of ERISA; and

           (I) promptly after receipt thereof, but without any obligation or responsibility to secure the same, copies of any calculations of estimated Unfunded Benefit Liabilities (or, if applicable, the portions of any estimated Unfunded Benefit Liabilities that would be allocated to the Borrower or any ERISA Affiliate under Sections 4063 and 4064 or Section 4062(e) of ERISA) for any Plans of the Borrower, any Loan Party or any ERISA Affiliate.

           (vii) Notice of Environmental Claims. Promptly after receipt thereof, the Borrower shall deliver to the Agent, for redelivery to the Banks, notice of any material Environmental Claim.

           (viii) Tax Returns. The Borrower shall deliver to the Agent, for redelivery to the Banks, promptly upon request, copies of all Federal tax returns and reports filed by the Borrower or any Subsidiary in respect of taxes measured by income (excluding sales, use and like taxes).

           (ix) Notices of Tax Audits.  Promptly, and in any event within ten
      (10) days after receipt thereof by the Borrower or any Subsidiary, the Borrower shall furnish to the Agent, for redelivery to the Banks, a copy of each notice from any Governmental Person received by the Borrower or any Subsidiary of such Governmental Person's intention to audit any Federal tax return of the Borrower or any Subsidiary and a copy of each subsequent notice with respect thereto from any such Governmental Person.

5.2i Updates to Schedules. Together with each delivery of the Borrower's annual financial statements pursuant to Subsection 5.2b hereof, the Borrower shall provide the Agent, for redelivery to the Banks, with written revisions or updates to Schedule 4.1, 4.8, 4.11 and 5.12; provided, however, that no schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such schedule.

5.3 Preservation of Existence.  Except as otherwise permitted pursuant to
Section 6.13, at its own cost and expense, the Borrower will, and will cause each Active Subsidiary to, do all things necessary to preserve and keep in full force and effect its corporate existence and its qualification under the laws of the state of its incorporation. Further, the Borrower will, and will cause each Active Subsidiary, other than Active Subsidiaries which no longer exist as a result of a transaction permitted pursuant to Section 6.13, to maintain, preserve and renew all rights, powers and privileges which are material to the Consolidated operation of the Borrower's business, including the accreditation of its Accredited Subsidiaries (the loss of which accreditation shall be deemed for purposes of this Credit Agreement to be material).

5.4 Payment of Taxes and Fees. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all taxes, assessments, and governmental charges and levies upon it or upon its income, profits or property except for taxes, assessments and governmental charges or levies (a) the payment of which is being contested in good faith by appropriate proceedings, or (b) the non-payment of which would not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, and as to which it shall have set aside on its books reserves for such claims as are determined to be adequate by the application of GAAP consistently applied.

5.5 Notice of Change of Business. The Borrower will promptly give written notice to the Agent if the Borrower or any of its Active Subsidiaries which is a Person primarily engaged in proprietary education or other related fields ceases to be so primarily engaged.

5.6 Intentionally Omitted.

5.7 Preservation of Existence and Qualification of ESOP. At its own cost and expense, except to the extent that such costs and expenses are paid by the Trustee out of the assets of the ESOP, the Borrower will do all things reasonably necessary to maintain the ESOP as a plan and trust, qualified under Code Sections 401(a) and 501(a) designed to invest primarily in Employer Securities.

5.8 Hazard and Casualty Insurance. The Borrower will, and will cause each Subsidiary to, keep and maintain insurance with responsible insurance companies on such of the properties of the Borrower and its Subsidiaries, in such amounts and against such risks as is customarily maintained by similar businesses similarly situated and owning, leasing or operating similar properties. The Borrower will furnish to the Agent, on the date hereof and thereafter concurrently with the delivery of the Borrower's annual financial statements referred to in Section 5.2b hereof, certificates of insurers setting forth, inter alia, the names of the insurance companies and the dates of expiration of the policies and risks covered thereby, showing the Agent, for the benefit of the Banks, as loss payee as its interest may appear together with a long-form lender endorsement therefor and granting to the Agent thirty (30) days' prior written notice of the cancellation of the policies and risks covered hereby.
The foregoing notwithstanding, provided no Event of Default, or no event which, with the giving of notice or lapse of time or both would become such an Event of Default, shall have occurred and be continuing: (i) proceeds of insurance of less than $2,000,000 will be released to the Borrower and (ii) proceeds of insurance in excess of $2,000,000 shall be promptly released, with the consent of the Required Banks, to the Borrower after a written request from the Borrower to the Agent, such consent not to be unreasonably withheld.

5.9 Good Repair. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its respective property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its respective business carried on in connection therewith may be conducted at all times as presently conducted.

5.10 Corporate Records. The Borrower will, and will cause each Subsidiary to, maintain proper books of record and account in accordance with sound accounting practice in which full, true and correct entries shall be made of all its respective property and assets and its respective dealings and business affairs.

5.11 Inspection of Records and Properties. The Borrower will, and will cause each Subsidiary and the Trustee to, permit, on reasonable prior notice from the Agent or any Bank or their respective agents or representatives to visit during regular office hours any of their respective properties, to examine their respective physical assets, books of account and other records, and to discuss their respective affairs and accounts with, and be advised about them by the management of the Borrower, any Subsidiary or the ESOP, and as often as the Agent or such Bank may reasonably request.

5.12 Continued Ownership of Borrower and Subsidiaries.

5.12a Continued Ownership of Borrower. At all times during the term hereof, on a fully diluted basis as if all outstanding securities convertible into common stock had been converted and all outstanding warrants, options or other rights to acquire common stock had been exercised, and except as otherwise permitted by Section 6.13 hereof, (i) the ESOP and the Management Stockholders will own at least fifty percent (50%) of the total value of the outstanding stock of the Borrower, (ii) the Permitted Owners will own at least twelve percent (12%) of the total value of the outstanding common stock of the Borrower, and (iii) until such time as the Term Loans are repaid in full, the ESOP will own at least thirty percent (30%) of the total value of outstanding stock of the Borrower. The foregoing notwithstanding, it shall not be considered a violation of item (iii) above if the ESOP fails to own at least thirty percent (30%) of the total value of outstanding stock of the Borrower by reason of (a) the purchase by the Borrower of stock pursuant to any Repurchase Obligation and
(b) any distribution to or retention of stock by former ESOP participants or their beneficiaries.

5.12b Continued Ownership of Subsidiaries.  Except as set forth on Schedule
5.12 and as otherwise permitted under Section 6.13 hereof, the Borrower shall own, directly or indirectly, one hundred percent (100%) of each Subsidiary.

5.13 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, perform and promptly comply in all material respects, and cause all property of the Borrower and each Subsidiary to be maintained, used and operated in all material respects in accordance with all Governmental Rules (including, without limitation, zoning ordinances, building codes and Environmental Laws) of every duly constituted Governmental Person applicable to the Borrower, each Subsidiary or any of their respective properties) except for those alleged violations which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if an appropriate provision, as shall be required by GAAP, shall have been made therefor. The foregoing notwithstanding, the Borrower shall not be deemed to be in violation of this Section 5.13 as the result of any failure to comply with such Governmental Rule if (A) the applicability of such Governmental Rule is being contested by the Borrower or any Subsidiary in good faith and by proper proceedings appropriately conducted or (B) the non-compliance with such Governmental Rule would not materially and adversely affect the business operations or financial condition of the Borrower or its Subsidiaries or the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents.

5.14 Further Assurances. At any time and from time to time, upon the Agent's request, the Borrower shall, and shall cause each Active Subsidiary to, make, execute and deliver, or cause to be made, executed and delivered, to the Agent and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled at such time and in such offices and places as shall be deemed reasonably desirable by the Banks, any and all such further certificates and other documents as the Banks may consider necessary or desirable in order to effectuate, complete, or perfect the security interest of the Agent, for the benefit of the Banks, in the collateral or to continue and preserve the obligations of the Borrower or each Active Subsidiary, as the case may be, under the Notes, the Security Documents and the Encumbrances created thereby including but not limited to (i) any additional capital stock issued by any Active Subsidiary and (ii) all of the issued and outstanding capital stock of any Subsidiary which after the Closing Date becomes an Active Subsidiary. Further, at any time and from time to time, the Borrower shall make, execute and deliver or cause to be made, executed and delivered, to the Agent upon the purchase or lease of any real property by the Borrower mortgages or deeds of trust in recordable form in order to perfect in the Agent for the benefit of the Banks a security interest, in such real property or leasehold interest. Upon any failure by the Borrower and any Active Subsidiary to do so, the Agent may make, execute, record, file, re-record or refile any and each such Security Document, instrument, certificate and document for and in the name of the Borrower and each Active Subsidiary.


ARTICLE VI.  NEGATIVE COVENANTS.

     From the date hereof and for so much longer thereafter as the Revolving Credit Commitment is in effect or any of the Bank Indebtedness remains unpaid, the Borrower agrees, for the benefit of the Banks, the Issuing Bank and the Agent, that:

6.1 Maintenance of Consolidated Net Worth. The Borrower will not permit or suffer to exist, as of the end of each Fiscal Year set forth below, its Consolidated Net Worth to be less than the amount set forth below for such Fiscal Year:

           (i) as of June 30, 1994, $34,000,000;

           (ii) as of June 30, 1995 and June 30, 1996, the sum of (A) the amount of the minimum Consolidated Net Worth required as of the preceding Fiscal Year (whether pursuant to clause (i) above or as the cumulative result of this clause (ii)) plus (B) one hundred percent (100%) of the Net Offering Proceeds completed during the preceding Fiscal Year plus (C) seventy-five percent (75%) of Net Income for the preceding Fiscal Year (to the extent this is a positive number); and

           (iii) as of the end of each Fiscal Year ended after July 1, 1996, the sum of (A) the amount of the minimum Consolidated Net Worth required for the preceding Fiscal Year (whether pursuant to (ii) above or as the cumulative result of this clause (iii)) plus (B) one hundred percent (100%) of the Net Offering Proceeds completed during the preceding Fiscal Year plus (C) fifty percent (50%) of Net Income for the preceding Fiscal Year (to the extent this is a positive number).

6.2 Maintenance of Interest Coverage Ratio. The Borrower will not permit or suffer to exist, as of the end of each Fiscal Quarter set forth below, its Interest Coverage Ratio for any such Fiscal Quarter to be less than the ratio set forth opposite such Fiscal Quarter below:


Fiscal Quarter Ending              Ratio
---------------------              -----
March 31, 1995 through June 30,
1996, inclusive                    3.0 to 1.0
September 30, 1996 and thereafter  3.5 to 1.0

6.3 Intentionally Omitted.

6.4 Maintenance of Leverage Ratio. The Borrower will not permit or suffer to exist, as of the end of each Fiscal Quarter set forth below, its Leverage Ratio for any such Fiscal Quarter to be greater than the ratio set forth opposite such Fiscal Quarter below:


Fiscal Quarter Ending              Ratio
---------------------              -----
March 31, 1995 through June 30,
1996, inclusive                    3.5 to 1.0
September 30, 1996 and thereafter  3.0 to 1.0

6.5 Disposal of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise dispose of, in any one Fiscal Year during the term hereof, assets having an aggregate fair market value in excess of $1,000,000 or directly or indirectly enter into an agreement or arrangement whereby the Borrower shall sell or transfer assets having an aggregate fair market value in excess of $1,000,000; provided, however, that the amount by which the actual disposition of assets in any Fiscal Year does not exceed the amount permitted to be sold, leased or otherwise disposed of in such Fiscal Year shall be added to the aggregate fair market value of assets permitted to be sold, leased or otherwise disposed of in the next succeeding Fiscal Year so long as in no event shall the aggregate fair market value of assets sold, leased or otherwise disposed of exceed $2,000,000 in any Fiscal Year, and provided, further that nothing contained in this Section 6.5 shall prohibit the sale, lease or other disposition of the assets associated with (i) the sale of assets owned by or used in connection with Ocean World Inc. (formerly the Institute for Marine Technology, Inc.), (ii) the sale of assets associated with a sale-leaseback transaction which occurs within one (1) year of the acquisition of such asset,
(iii) the sale of inventory in the ordinary course of business or (iv) merger or consolidation otherwise permitted pursuant to Section 6.13 of this Credit Agreement.

6.6 Permitted Capital Expenditures. The Borrower will not, nor will it permit its Subsidiaries to, expend amounts for Capital Expenditures including Capitalized Lease Expenditures in excess of $15,000,000 in the aggregate during any single Fiscal Year during the term hereof; provided, however, that amounts permitted to be expended as Capital Expenditures in the immediately preceding Fiscal Year, but not so expended, may be expended in the next succeeding Fiscal Year and provided, further that in no event shall more than $18,750,000 be expended in any single Fiscal Year. The foregoing notwithstanding, amounts debited to the fixed asset account of the Borrower or any Subsidiary thereof relating to any fixed assets acquired in connection with any acquisition permitted pursuant to items (i) and (ii) of Section 6.18 hereof shall not constitute Capital Expenditures for purposes of this Section 6.6.

6.7 Intentionally Omitted.

6.8 Permitted Indebtedness.

6.8a Permitted Indebtedness of Borrower. The Borrower will not guarantee or incur any Indebtedness for Borrowed Money except as otherwise permitted by Subsection 6.8c hereof and except:

            (i) the Bank Indebtedness;

            (ii) Indebtedness for Borrowed Money outstanding pursuant to the Senior Subordinated Note Purchase Agreements or any refinancings thereof permitted pursuant to Subsection 6.15(i) hereof;

            (iii) Indebtedness for Borrowed Money secured by Permitted Encumbrances;

            (iv) Indebtedness for Borrowed Money incurred in connection with Permitted Capital Expenditures or guarantees of amounts thereunder;

            (v) Guarantees of the Indebtedness for Borrowed Money of any Subsidiary to the extent such Indebtedness for Borrowed Money is permitted by either Subsection 6.8b or 6.8c below;

            (vi) Indebtedness for Borrowed Money related to letters of credit issued by any Person during any period when the commitment of the Issuing Bank to issue Letters of Credit hereunder has been suspended pursuant to Section 2.3 hereof; provided, however, that at no time shall the aggregate amount of Letters of Credit issued and outstanding under this Credit Agreement and other letters of credit permitted pursuant to this Subsection 6.8a(vii) exceed $8,000,000;

            (vii) Indebtedness for Borrowed Money pursuant to junior subordinated notes due any selling Management Stockholders in connection with the redemption of shares pursuant to a Management Repurchase Agreement;

            (viii) Indebtedness for Borrowed Money due the selling stockholders, the former ESOP participants or the ESOP in connection with the redemption of shares pursuant to any Repurchase Obligations or diversification requirement relating to the ESOP; and

            (ix) Indebtedness for Borrowed Money not specifically enumerated in items (i) through (viii) above outstanding on the Closing Date as more fully set forth on Schedule 6.8a, as the same may be extended or renewed.

6.8b Permitted Indebtedness of Subsidiaries. The Borrower will not permit any Subsidiary to guarantee or incur any Indebtedness for Borrowed Money except as otherwise permitted by Subsection 6.8c hereof and except:

            (i) Indebtedness for Borrowed Money incurred by any Active Subsidiary and due to the Borrower;

            (ii) Guarantees of the Indebtedness for Borrowed Money of any Subsidiary to the extent such Indebtedness for Borrowed Money is permitted by either this Subsection 6.8b or Subsection 6.8c below;

            (iii) Indebtedness for Borrowed Money incurred by any Subsidiary for Capital Expenditures which is secured by an Encumbrance on the property of such Subsidiary in an aggregate amount not to exceed $5,000,000 per Fiscal Year; and

            (iv) Indebtedness for Borrowed Money not specifically enumerated in items (i) through (iii) above outstanding on the Closing Date as more fully set forth on Schedule 6.8b, as the same may be extended or renewed.

6.8c Permitted Indebtedness of Borrower or Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, guarantee or incur any Indebtedness for Borrowed Money except as permitted by Subsections 6.8a and 6.8b hereof and except:

            (i) Guarantees of Teach-Out Obligations and other education-related obligations of the Borrower or its Active Subsidiaries;

            (ii) Education related bonds issued by the Borrower or any of its Active Subsidiaries and Guarantees related thereto;

            (iii) Guarantees of any student loan programs of the Borrower or its Active Subsidiaries; and

            (iv) Indebtedness for Borrowed Money incurred by the Borrower or its Subsidiaries with respect to indemnification of outside directors or officers which indemnification is consistent with authority under law and the by-laws of the Borrower or such Subsidiary.

6.9 Permitted Encumbrances. The Borrower will not create, assume, incur or suffer to exist, or allow any Subsidiary to create, assume, incur or suffer to exist, any Encumbrance upon any of its assets, whether now owned or hereafter acquired, nor acquire nor agree to acquire any asset subject to an Encumbrance, except:

            (i) Encumbrances in favor of the Agent and/or the Banks granted hereunder;

            (ii) Encumbrances in favor of the holders of the Senior Subordinated Debt which Encumbrances are junior to the Encumbrances in favor of the Agent;

            (iii) Encumbrances to secure Indebtedness for Borrowed Money permitted under Subsections 6.8a(vii) and (viii) hereof to the extent such Encumbrances are limited solely to the stock of the Borrower;

            (iv) Encumbrances to secure Indebtedness for Borrowed Money permitted under Subsection 6.8a(vi) hereof;

            (v) Encumbrances for taxes or assessments or governmental charges or levies which are not due or remain payable, without penalty, or which are being contested in good faith by appropriate proceedings and with respect to which the Borrower or the affected Subsidiary has created reserves which are determined by the Borrower to be adequate by the application of GAAP consistently applied;

            (vi) Encumbrances to secure the obligations of the Borrower or any Subsidiary under workmen's compensation laws, unemployment insurance laws, social security laws or other similar legislation;

            (vii) Encumbrances in connection with bids, tenders, performance bonds, contracts or leases (including, without limitation, equipment leases) to which the Borrower or any Subsidiary is a party, or to secure public or statutory obligations;

            (viii) Encumbrances for landlords', mechanics', carriers', workmen's, warehousemen's, materialmen's or repairmen's liens or other like Encumbrances in the ordinary course of business;

            (ix) Encumbrances to secure surety, replevin, attachment or appeal bonds relating to legal proceedings to which the Borrower or any Subsidiary is a party;

            (x) Encumbrances arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower is currently engaged in proceedings for review or appeal and with respect to which the Borrower shall have secured a stay of execution pending such proceedings for review or appeal;

            (xi) minor survey exceptions, minor Encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Encumbrances incidental to the conduct of the business of the Borrower or its Subsidiaries or to the ownership of their properties which were not incurred in connection with Indebtedness for Borrowed Money or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or such Subsidiaries;

            (xii) Encumbrances to secure any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole, or in part, of any obligations secured by any Encumbrances referred to in the foregoing clauses (i) through (xi) and clause (xiii), provided that (y) such extended, renewed or replaced Encumbrances shall be limited to all or a part of the same property that secured the Encumbrances extended, renewed or replaced (plus improvements on such property) and (z) the obligations secured by such Encumbrances at such time are not increased except in accordance with the terms thereof; and

            (xiii) Encumbrances not specifically enumerated in items (i) through (xii) above which were in existence on the date hereof and described on Schedule 6.9 hereto.

6.10 Restriction of Operating Leases. As of the Closing Date, the Borrower and its Subsidiaries have in force as lessees the operating leases set forth on
Schedule 6.10 hereto. The Borrower will not, and will not permit any Subsidiary to, incur or assume any new operating leases during any Fiscal Year commencing after the Closing Date having aggregate payments, on a Consolidated basis in such Fiscal Year, (i) in excess of $1,000,000 for each Fiscal Year ending on or before June 30, 1996 and (ii) in excess of $1,250,000 for each Fiscal Year ending after July 1, 1996; provided, however, that the foregoing shall not prohibit the replacement, substitution, extension or renewal of any operating lease in force prior to the Closing Date.

6.11 Advance of Funds and Investments.

6.11a Advance of Funds. The Borrower will not, nor will it permit any Subsidiary to, make any advance, loan or extension of credit to any Person, except: (a) extension of trade credit and student loans in the ordinary course of business; (b) Indebtedness for Borrowed Money permitted by Subsection 6.8b hereof; and (c) other loans and advances made in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding.

6.11b Investments. The Borrower will not, nor will it permit any Subsidiary to, make any capital contribution to, purchase any stocks, bonds, notes, debentures or other securities of, or make any other investment in any other Person, except (a) existing Subsidiaries; (b) investments in prime commercial paper and certificates of deposit in United States commercial banks (having capital resources in excess of $500,000,000), in each case due within one (1) year from the date of purchase and payable in the United States in Dollars; obligations issued or unconditionally guaranteed by the United States Government or any agency thereof, and repurchase agreements of such banks for terms of less than one year in respect of the foregoing certificates and obligations; and (c) acquisitions permitted by Section 6.18 hereof.

6.12 Dividend and Redemption Restrictions.

6.12a Dividend Restrictions. The Borrower shall not declare or pay cash dividends or distributions on its capital stock while the Credit Facility is outstanding, except for (i) the payment of dividends on the (A) Series A 10.19% preferred stock of the Borrower held by the ESOP or (B) Class A common stock of the Borrower to the extent that in excess of ninety percent (90%) of said common stock dividend is used to repay the Term Loans and (ii) dividends on any class of stock of the Borrower in an amount not to exceed the following: (A) the difference between (1) $1,000,000 in the earlier to occur of (x) any Fiscal Year ended after July 1, 1996 or (y) any Fiscal Year during which the Borrower's Consolidated Net Worth is greater than or equal to $50,000,000 minus
(2) any stock redemptions made during such period and permitted pursuant to clause (A) of Subsection 6.12b below or (B) the difference between (1) $1,500,000 in any Fiscal Year during which the Borrower's Consolidated Net Worth is greater than or equal to $75,000,000 minus (2) any stock redemptions made during such period and permitted pursuant to clause (A) of Subsection 6.12b below.

6.12b Redemption Restrictions. The Borrower shall not, nor shall it permit any Subsidiary to, purchase the Borrower's capital stock while the Credit Facility is outstanding, except for (i) the redemption of any such capital stock held by the ESOP in connection with the termination of service of employees of the Borrower or its Subsidiaries and (ii) the redemption of any such capital stock by the Borrower from Management Shareholders as more fully set forth below.

           (A) Upon the death, incapacity, retirement or termination of a Management Stockholder (other than Knutson, except as provided below), the Borrower may purchase such Management Stockholder's capital stock upon the terms and conditions set forth in the applicable Management Repurchase Agreement, provided that after giving effect to such purchase no Event of Default has occurred and is continuing and provided, further that the aggregate Net Purchase Price of all such purchases does not exceed in any Fiscal Year beginning on and after July 1, 1994, the sum of:

            (1) the applicable amount from among the following amounts: (a) $500,000, (b) the difference between (i) $1,000,000 in the earlier to occur of (A) any Fiscal Year ended after July 1, 1996 or (B) any Fiscal Year during which the Borrower's Consolidated Net Worth is greater than or equal to $50,000,000 minus (ii) any dividends paid during such period and permitted pursuant to item (ii) of Subsection 6.12a above or (c) the difference between (i) $1,500,000 in any Fiscal Year during which the Borrower's Consolidated Net Worth is greater than or equal to $75,000,000 minus
            (ii) any dividends paid during such period and permitted pursuant to item (ii) of Subsection 6.12a above, plus

            (2) the proceeds paid to the Borrower during such Fiscal Year pursuant to life insurance policies on its employees, plus

            (3) the Net Proceeds paid to the Borrower during such Fiscal Year upon the resale or reissuance of the treasury stock related to repurchased capital stock.

           (B) Upon the death, incapacity, retirement or termination of Knutson, the Borrower may purchase his capital stock upon the terms and conditions set forth in the RBK Exchange and Repurchase Agreement, provided that after giving effect to such purchase no Event of Default has occurred or is continuing, and if such purchase is pursuant to the Initial Put and the Secondary Put (as such terms are defined in the RBK Exchange and Repurchase Agreement) (1) such purchases do not exceed the amounts set forth in Section 10(b) of the RBK Exchange and Repurchase Agreement, and (2) any purchases of capital stock owned by any Permitted Owner for cash may not exceed the proceeds available for such purposes under Key Man Life Insurance; provided, however, to the extent that such Key Man Life Insurance is unavailable or insufficient, the Borrower may purchase capital stock owned by any Permitted Owner subject to the limitations set forth in item (A) of this Subsection 6.12b.

The foregoing notwithstanding, amount permitted to be expended to redeem the capital stock of the Borrower in the immediate Fiscal Year, but not so expended, may be expended in the next succeeding Fiscal Year.

6.13 Merger. (a) The Borrower shall not merge or consolidate with any other Person unless (i) the Borrower is the surviving corporation or, if the Borrower is not the surviving corporation, the surviving corporation is a domestic corporation of the United States which will expressly assume the obligations under the Credit Facility, (ii) no Event of Default occurs as a result of such a merger or consolidation, and (iii) the surviving corporation's net worth is not less than the Borrower's net worth immediately prior to such merger or consolidation.

     (b) The Borrower shall not permit any Subsidiary to merge or consolidate with any Person (other than the Borrower or another Subsidiary) unless (i) such Subsidiary is the surviving corporation or, if such Subsidiary is not the surviving corporation, the surviving corporation is a domestic corporation of the United States which continues the security interests in its assets in favor of the Agent, on behalf of the Banks and the Issuing Bank, as well as having its parent corporation pledge the capital stock of the surviving corporation to the Agent, on behalf of the Banks and the Issuing Bank, and (ii) no Event of Default occurs as a result of such merger or consolidation.

6.14 Regulations G, X, T and U Compliance. The Borrower will not, nor shall it permit any of its Subsidiaries to, use, or permit the use of, the proceeds of any borrowings hereunder to purchase or carry Margin Stock or otherwise act so as to cause the Banks, in extending credit hereunder, to be in contravention of Regulations G, X, T and U.

6.15 Subordination. The Borrower will not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

           (i) make any payment of principal or interest or any prepayment or any other payment pursuant to an acceleration or claim of breach or otherwise in respect of any Senior Subordinated Debt, except regularly scheduled payments of interest which commenced December 30, 1989 and required scheduled prepayments which will commence December 30, 1997 (but not including any optional prepayments or required prepayments upon a change of control) as provided under the Senior Subordinated Note Purchase Agreements subject to the provisions of Section 10 thereof; provided, however, that the Borrower may prepay the Senior Subordinated Debt with the proceeds of (A) other subordinated indebtedness of the Borrower on terms no less favorable to the Banks (as determined in the sole but reasonable discretion of the Banks) and the Borrower than the Senior Subordinated Indebtedness or (B) any equity offerings by the Borrower or other available cash if and only if the Borrower shall, both before and after giving effect to such prepayment, be in compliance with all terms, conditions and covenants contained in this Credit Agreement;

           (ii) grant to the holders of the Senior Subordinated Debt any additional collateral or guarantees for any Senior Subordinated Debt;

           (iii) make any loan, gift or distribution of assets to the holders of the Senior Subordinated Debt in violation of Subsection 6.15(i) hereof or
      Section 10 of the Senior Subordinated Note Purchase Agreements; or

           (iv) convert any of the Senior Subordinated Debt into capital stock except as permitted pursuant to Section 10 of the Senior Subordinated Note Purchase Agreement.

6.16 Alteration of Various Agreements. Except for (i) amendments and modifications to the Plan Documents necessary to obtain determination letters from the IRS or to continue to be a qualified plan and trust under Code Sections 401(a) and 501(a), (ii) amendments to the documents listed below, which do not alter the provisions regarding redemption of the capital stock of the Borrower or any Subsidiary, and (iii) amendments to the documents listed below, which would not materially adversely affect the Banks, the Borrower shall not, nor shall it permit any Subsidiary to, amend or modify any of the following documents:

            (A) until such time as the Term Loans are paid in full, the ESOP and the ESOP Trust;

            (B) Management Repurchase Agreements (except as otherwise set forth on Schedule 6.16 hereto); and

            (C)  Stockholder Agreements.

In addition, the Borrower shall not, nor shall it permit any Subsidiary to, amend or modify in any material respect the Senior Subordinated Note Purchase Agreements, the Senior Subordinated Notes, the Senior Subordinated Collateral Documents and the Warrants.

6.17 Cohort Default Rates. The Borrower will not permit any Art Institute whose Operating HEBIT for the most recently completed Fiscal Year equals or exceeds seven and one-half percent (7-1/2%) of the aggregate Operating HEBIT of all Art Institutes for the same fiscal period to have a Cohort Default Rate in excess of twenty-five percent (25%) per year for the two (2) previous years.

6.18 Permitted Acquisitions. The Borrower will not, nor will it permit any Subsidiary to acquire all or substantially all of the assets of any second Person or acquire the stock of any second Person or make any other investment in any second Person other than (i) Permitted Acquisitions, (ii) other acquisitions of any such assets or stock of any second Person the use or business of which is related to the education or training businesses (whether profit or non-profit) not to exceed $1,000,000 in the aggregate in any Fiscal Year and (iii) as otherwise permitted by Section 6.11 hereof.

6.19 Change Fiscal Year. The Borrower will not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year.

6.20 Change of Business. The Borrower shall not engage, and shall cause each Active Subsidiaries to refrain from engaging, in any business other than its primary presently conducted businesses and other related ancillary businesses.

ARTICLE VII.  CONDITIONS PRECEDENT.

7.1 All Revolving Credit Disbursements and all Letters of Credit. The obligation of the Revolving Credit Banks to make each Revolving Credit Disbursement pursuant to Section 2.2 hereof and of the Issuing Bank to issue each Letter of Credit pursuant to Section 2.3 hereof is subject to the performance by the Borrower of its obligations under this Credit Agreement and to the satisfaction of the following further conditions:

7.1a Request for Revolving Credit Loan or Issuance of Letter of Credit. (i) Except for a Revolving Credit Disbursement made simultaneously with the execution of this Credit Agreement, receipt by the Agent, on behalf of the Revolving Credit Banks, of a Request for Revolving Credit Loan satisfying the requirements of Subsection 2.2c or (ii) receipt by the Agent, on behalf of the Issuing Bank, of a fully-executed and completed Application and Agreement for Letter of Credit.

7.1b No Default or Event of Default. The fact that, at the time of each Revolving Credit Disbursement or issuance of each Letter of Credit, no Default or Event of Default, shall have occurred and be continuing.

7.1c No Material Adverse Change. There shall not have occurred, since the most recent prior date upon which a Revolving Credit Loan was made or a Letter of Credit was issued, and be continuing (i) any Material Adverse Change or (ii) any event which has had, or could reasonably be expected to have, a Material Adverse Effect.

7.1d Compliance with Covenants. The fact that, at the time of each Revolving Credit Loan or issuance of each Letter of Credit (after giving effect to such Loan or Letter of Credit), the Borrower shall be in compliance with the covenants contained in Sections 6.1, 6.2 and 6.4 hereof.

7.1e Representations Correct. The fact that the representations and warranties contained in this Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of borrowing, except to the extent that such representations and warranties relate solely to an earlier date (in which case, such representations and warranties shall have been true and correct on and as of such earlier date).

Each request for a Revolving Credit Disbursement and each request for the issuance of a Letter of Credit, whether made orally or in writing, by the Borrower shall be deemed to be, as of the date of such request, a representation and warranty by the Borrower as to the facts specified in Subsections 7.1b, 7.1c, 7.1d and 7.1e.

7.2 Conditions Precedent to the Term Loans, the Initial Revolving Credit Disbursement and the Issuance of the Initial Letter of Credit. The obligation of the Term Loan Banks to make the Term Loans, of the Revolving Credit Banks to make the initial Revolving Credit Disbursement and of the Issuing Bank to issue the initial Letters of Credit are subject to the satisfaction of each of the following conditions precedent in addition to the applicable conditions precedent set forth in Section 7.1 above:

7.2a Credit Agreement. Receipt by the Agent of a counterpart original of this Credit Agreement duly executed by each initial Bank, the Issuing Bank, the Borrower and the Agent.

7.2b Revolving Credit Notes. Receipt by the Agent, for redelivery to each Revolving Credit Bank, of a duly executed Revolving Credit Note made payable to such Revolving Credit Bank in an amount equal to its respective Commitment Amount.

7.2c Amended and Restated Term Notes. Receipt by the Agent, for redelivery to each Term Loan Bank, of a duly executed Amended and Restated Term Note made payable to such Term Loan Bank in an amount equal to its respective Term Loan Amount.

7.2d Security Agreements and Financing Statements. Receipt by the Agent, on behalf of the Banks, of counterpart originals of the Amended and Restated Security Agreement and the Amended and Restated Subsidiary Security Agreement duly executed by the Borrower or AII, as the case may be, and the Agent, together with all requisite executed financing statements.

7.2e Pledge Agreements. Receipt by the Agent, on behalf of the Banks, of counterpart originals of the Amended and Restated Pledge Agreement duly executed by the Borrower and the Agent and each Amended and Restated Subsidiary Pledge Agreement or Subsidiary Pledge Agreement duly executed by the Active Subsidiary party thereto and the Agent, together with all of the outstanding shares of capital stock of each Active Subsidiary pledged pursuant thereto and executed blank stock powers relating thereto previously not delivered to the Agent.

7.2f Amendment to Intercreditor Agreement and Amendment to Senior Subordinated Note Purchase Agreement. Receipt by the Agent, on behalf of the Banks, of (i) counterpart originals of the First Amendment to Intercreditor Agreement duly executed by NML and NUFICP and (ii) amendments to the Senior Subordinated Note Purchase Agreements which shall contain the consent of NML and NUFICP to the incurrence of this Credit Agreement and the consummation of the transactions contemplated herein, in form and substance satisfactory to the Agent and the Banks.

7.2g Corporate Documents of the Borrower. Receipt by the Agent, on behalf of the Banks, of a copy, duly certified as of the Closing Date by the secretary or assistant secretary of the Borrower of (i) the By-Laws of the Borrower, (ii) the resolutions of the Borrower's Board of Directors authorizing the borrowings hereunder and the execution and delivery of this Credit Agreement, the Notes, the Amended and Restated Security Agreement and the Amended and Restated Pledge Agreement to be executed by it, (iii) all documents evidencing all other necessary corporate action and (iv) all approvals or consents, if any, with respect to this Credit Agreement, the Notes, the Amended and Restated Security Agreement and Amended and Restated Pledge Agreement to be executed by it.

7.2h Corporate Documents of AII. Receipt by the Agent, on behalf of the Banks, of a copy, duly certified as of the Closing Date by the secretary or assistant secretary of AII of (i) the By-Laws of AII, (ii) the resolutions of AII's Board of Directors authorizing the



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

execution and delivery of the Amended and Restated Subsidiary Security Agreement and the Amended and Restated Subsidiary Pledge Agreement to be executed by it, (iii) all documents evidencing all other necessary corporate action and (iv) all approvals or consents, if any, with respect to such Amended and Restated Subsidiary Security Agreement and Amended and Restated Subsidiary Pledge Agreement.

7.2i Corporate Documents of other Active Subsidiaries Party to any Loan Documents. Receipt by the Agent, on behalf of the Banks, of a copy, duly certified as of the Closing Date by the secretary or assistant secretary of each Active Subsidiary (other than AII) executing an Amended and Restated Subsidiary Pledge Agreement or Subsidiary Pledge Agreement of (i) the By-Laws of each such Active Subsidiary, (ii) the resolutions of the Board of Directors of each such Active Subsidiary authorizing the execution and delivery of the Amended and Restated Subsidiary Pledge Agreement or Subsidiary Pledge Agreement to be executed by it, (iii) all documents evidencing other necessary corporate action and (iv) all approvals or consents, if any, with respect to the Amended and Restated Subsidiary Pledge Agreement or the Subsidiary Pledge Agreement to be executed by it.

7.2j Incumbency Certificate of the Borrower. Receipt by the Agent, on behalf of the Banks, of a certificate of the secretary or assistant secretary of the Borrower, certifying the names and offices of the officers of the Borrower authorized to sign this Credit Agreement, the Notes, the Amended and Restated Security Agreement, the Amended and Restated Pledge Agreement and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

7.2k Incumbency Certificate of AII. Receipt by the Agent, on behalf of the Banks, of a certificate of the secretary or assistant secretary of AII, certifying the names and offices of the officers of AII authorized to sign the Amended and Restated Subsidiary Security Agreement and the Amended and Restated Subsidiary Pledge Agreement to be executed by it and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

7.2l Incumbency Certificate of other Active Subsidiaries Party to any Loan Documents. Receipt by the Agent, on behalf of the Banks, of a certificate of the secretary or assistant secretary of each Active Subsidiary (other than AII) executing an Amended and Restated Subsidiary Pledge Agreement or a Subsidiary Pledge Agreement certifying the names and offices of the officers authorized to sign such Amended and Restated Subsidiary Pledge Agreement or a Subsidiary Pledge Agreement and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

7.2m Good Standing Certificates. Receipt by the Agent, on behalf of the Banks, of a certificate of good standing (i) for the Borrower, AII, NCG and each other Active Subsidiary issued by the Secretary of State of their respective states of incorporation and (ii) for the Borrower, AII, NCG and each other Active Subsidiary issued by the Secretary of State for each state in which the Borrower or each such Active Subsidiary is authorized to do business, in each case issued no more than thirty (30) days prior to the Closing Date.


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


7.2n Certificates of Incorporation. Receipt by the Agent, on behalf of the Banks, of a copy, duly certified by the appropriate governmental official, of the Articles/Certificates of Incorporation of the Borrower, AII, NCG and each other Active Subsidiary party to any Loan Document.

7.2o Insurance Certificates. Receipt by the Agent, on behalf of the Banks, of the insurance certificates required pursuant to Section 5.8.

7.2p Closing Certificate. Receipt by the Agent, on behalf of the Banks, of a certificate duly executed by an Authorized Officer of the Borrower certifying that the conditions precedent set forth in Subsection 7.1b, 7.1c, 7.1d and 7.1e above have been satisfied as of the Closing Date.

7.2q Closing Fees. Receipt by the Agent, on behalf of the Banks, of the Closing Fees.

7.2r Opinion of Borrower's Counsel. Receipt by the Agent, on behalf of the Banks, of a signed favorable opinion of Eckert Seamans Cherin & Mellott, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit "I" attached hereto.

7.2s Proceedings Satisfactory. Receipt by the Agent, on behalf of the Banks, of evidence that all proceedings taken in connection herewith and the consummation of the transactions contemplated hereby and all documents and papers relating hereto have been completed or duly executed, and receipt by the Agent, on behalf of the Banks, of such documents and papers, all in form and substance reasonably satisfactory to the Agent and the Agent's special counsel, as the Agent or its special counsel may reasonably request in connection therewith.


ARTICLE VIII.  EVENTS OF DEFAULT.

8.1 Payment Default. (i) Default in the payment of principal of any of the Notes. (ii) Default in the payment of any interest on or the payment of the Commitment Fee or the Agent's Fee or any other amount due under the Bank Indebtedness and continuance of any such nonpayment for ten (10) days after due date.

8.2 Cross Defaults.

8.2a Nonpayment of Other Indebtedness. Except as provided in Subsection 8.2b, any Indebtedness for Borrowed Money (other than the Bank Indebtedness) of the Borrower or any Subsidiary in an amount in excess of $1,000,000 is not paid at maturity or becomes or is declared to be due and payable prior to its expressed maturity by reason of any default by the Borrower or the Subsidiary in the performance or observance of any obligation or condition.

8.2b Failure to Comply with Covenants. Default in the performance of any of the agreements and covenants made by the Borrower or any Subsidiary in connection with the incurrence of Indebtedness for Borrowed Money (other than the Bank Indebtedness) in an amount in excess of $1,000,000, following the expiration of any cure period granted thereunder if the effect of such default is to cause or permit the acceleration of the principal amount of such Indebtedness for Borrowed Money.

8.3 Insolvency.

8.3a Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Borrower or any Subsidiary in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary or for a substantial part of its property, or for the winding up or liquidation of its affairs, and such shall remain undismissed or unstayed and in effect for a period of sixty (60) days.

8.3b Voluntary Proceedings. The Borrower or any Subsidiary shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent or acquiesce in or to the filing of any such petition or shall consent to or acquiesce in the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary or for a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or action shall be taken by the Borrower or any Subsidiary in furtherance of any of the aforesaid purposes.

8.4 Dissolution.   Except as permitted by Section 6.13 hereof, the existence of the Borrower or any Subsidiary is terminated or the Borrower terminates the existence of the ESOP.

8.5 Adverse Judgments. Any court shall render a final judgment or judgments against the Borrower or any Subsidiary in an aggregate amount of $1,000,000 or more in excess of any insurance protecting against such liability and such judgment or judgments shall not be satisfactorily appealed, stayed, discharged, vacated or set aside within thirty (30) days after entry; or any property of the Borrower or any Subsidiary shall be attached under a claim or claims in an aggregate amount of $1,000,000 or more in excess of any insurance protecting against the liabilities on which such attachments are based and such attachments shall not be released or provided for to the satisfaction of the Banks within thirty (30) days.

8.6 Failure to Comply with Certain Covenants. Default in the performance of any of the agreements and covenants set forth in Article III or in Article VI hereof, except for Sections 6.8 and 6.9 hereof.

8.7 Failure to Comply With Other Covenants. Default by the Borrower or any Loan Party in the performance of any of the agreements and covenants set forth in
Article V hereof or in Sections 6.8 or 6.9 hereof or in any of the Security Documents and not constituting an Event of Default enumerated above and continuance thereof for thirty (30) days after notice thereof to the Borrower from the Agent.

8.8 Misrepresentation. Any representation or warranty made by the Borrower or any Loan Party in (i) this Credit Agreement or (ii) any of the other Loan Documents is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by the Borrower or any other Loan Party or on behalf of the Borrower or any other Loan Party to the Agent or the Banks is untrue in any material respect on the date as of which the facts set forth are stated or certified and is not corrected to the Banks' satisfaction (either by the Borrower with respect to this Credit Agreement or the Borrower or any other Person executing the relevant Security Document) within thirty (30) days after notice of such misstatement to the Borrower from the Agent.

8.9 Consequences of an Event of Default.

8.9a Consequence of an Event of Default Set Forth in Sections 8.3 and 8.4. Upon the occurrence of an Event of Default set forth in Section 8.3 or 8.4 hereof, the Revolving Credit Commitment shall automatically terminate and the Notes then outstanding shall become immediately due and payable, without necessity of demand, presentation, protest, notice of dishonor or notice of default. Thereafter, the Banks shall have no further obligation to make any additional Loans hereunder. Upon the occurrence of an Event of Default set forth in Section 8.3 or Section 8.4, the Banks shall have the full panoply of rights and remedies granted to them under this Credit Agreement and the other Loan Documents and all those rights and remedies granted by law to creditors. No exercise of one right or remedy shall be deemed a waiver of other rights or remedies.

8.9b Consequences of Remaining Events of Default. During the continuance of any Event of Default set forth in Sections 8.1, 8.2, 8.5, 8.6, 8.7 or 8.8 hereof (unless remedied, waived or cured to the satisfaction of the Banks required pursuant to Section 10.1), the Banks shall have no further obligation to make any additional Loans hereunder; and the Agent may, and at the request of the Required Banks shall, by written or telegraphic notice to the Borrower, declare the Revolving Credit Commitment terminated and the Notes then outstanding and interest accrued thereon and all other liabilities of the Borrower hereunder to the Banks to be forthwith due and payable. Thereupon the Revolving Credit Commitment shall be terminated and all amounts due hereunder and under any Notes outstanding shall be due and payable without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived. Upon the occurrence of an Event of Default set forth in Sections 8.1, 8.2, 8.5, 8.6, 8.7 or 8.8 hereof, the Banks shall have the full panoply of rights and remedies granted to them under this Credit Agreement and the other Loan Documents and all those rights and remedies granted by law to creditors. No exercise of one right or remedy shall be deemed a waiver of other rights or remedies.

ARTICLE IX.  AGREEMENT AMONG BANKS.

9.1 Appointment and Grant of Authority. Each of the Banks hereby appoints and designates PNC Bank, and PNC Bank hereby agrees to act as, the initial Agent under this

Credit Agreement and the other Loan Documents. As such Agent, PNC shall have and may exercise such powers under this Credit Agreement and the other Loan Documents as are specifically delegated to the Agent, by the terms hereof or thereof, together with such other powers as are incidental thereto. Without limiting the foregoing, each Bank, and each holder of a Note by its acceptance of such Note, hereby authorizes the Agent, on behalf of the Banks, to execute all of the Loan Documents (other than this Credit Agreement) and to accept all of the Loan Documents and all other agreements, documents or instruments reasonably required to carry out the intent of the parties to this Credit Agreement. The Agent may perform any of its duties hereunder or under the Loan Documents by and through its officers, directors, agents, employees or affiliates.

9.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent, based on such documents and information as it has deemed appropriate, made its own credit analysis and evaluation (including but not limited to an environmental review) of the Borrower and its operations, and decision to enter into this Credit Agreement. Further, each Bank agrees that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem reasonable and appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents. Each Bank acknowledges that a copy of this Credit Agreement and the exhibits and schedules hereto have been made available to it and to its independent legal counsel for review and each Bank acknowledges that it is satisfied with the form and substance of this Credit Agreement and the exhibits and schedules hereto. Except as otherwise provided herein, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to keep any Bank or any holder of a Note informed as to the performance or observance by any Loan Party of this Credit Agreement or any other document or instrument referred to or provided for herein or to inspect the properties or books of the Borrower. The Agent, in the absence of gross negligence or willful misconduct, shall not be liable to any Bank for its failure to relay or furnish to the Bank any information. The preceding provisions of this Section 9.2 to the contrary notwithstanding, the Agent shall use its best efforts to relay to each Bank any information pertaining to the Borrower or to any other Loan Party which comes into the possession of the Agent's Select Industries Department.

9.3 Responsibility of Agent and Other Matters.

9.3a Ministerial Nature of Duties. As between the Banks and themselves, the Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement or in the other Loan Documents, and those duties and responsibilities shall be subject to the limitations and qualifications set forth in this Article IX. The duties of the Agent shall be ministerial and administrative in nature.

9.3b Limitation of Liability. As between the Banks and themselves, neither the Agent nor any of its directors, officers, employees, agents or affiliates shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent's responsibilities and duties expressly set forth in this Credit Agreement) under or in connection with this Credit Agreement or any other instrument or document executed or delivered in connection herewith except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for, or have any duty to examine (i) the genuineness, execution, validity, effectiveness, enforceability, collectibility, value or sufficiency of (A) this Credit Agreement or any of the other Loan Documents or (B) any other document or instrument furnished pursuant to or in connection with this Credit Agreement,
(ii) the collectibility of any amounts owed by the Borrower to the Banks, (iii) the truthfulness of any recitals, statements, representations or warranties made to the Agent or the Banks in connection with this Credit Agreement or any other Loan Documents, (iv) any failure of any party to this Credit Agreement to receive any communication sent, including any telegram, telex, teletype, facsimile transmission or telephone message or any writing, application, notice, report, statement, certificate, resolution, request, order, consent letter or other instrument or paper or communication entrusted to the mails or to a delivery service, or (v) the assets, liabilities, financial condition, results of operations or business, or creditworthiness of the Borrower or any other Loan Party.

9.3c Reliance. The Agent shall be entitled to act, and shall be fully protected in acting upon, any telegram, facsimile transmission or any writing, application, notice, report, statement, certificate, resolution, request, order, consent, letter or other instrument, paper or communication believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper Person. The Agent may consult counsel (including counsel of the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by such counsel, independent public accountants and other experts. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any of the other Loan Documents on the part of the Borrower, the other Loan Parties or any other party thereto.

9.4 Action on Instructions. The Agent shall be required to act and shall be fully protected in so acting and shall be entitled to refrain from acting, and shall be fully protected in refraining from so acting, under this Credit Agreement, the other Loan Documents or any other instrument or document executed or delivered in connection herewith or therewith, in accordance with written instructions from the Required Banks or, in the case of the matters set forth in items (A) through (G) of Section 10.1, from all of the Banks.

9.5 Action in Event of Default. If an Event of Default has occurred and is continuing, the Banks shall immediately consult with one another in an attempt to agree upon a mutually acceptable course of conduct. Failing unanimous agreement upon a course of conduct and if the Banks wish to exercise any of their rights and remedies under the Credit Agreement or under any other Loan Document, the Agent will exercise the rights of the Banks hereunder or thereunder as directed by the Required Banks.

9.6 Indemnification. To the extent the Borrower does not reimburse and save harmless the Agent according to the terms of this Credit Agreement for and from all costs, expenses and disbursements in connection herewith, such costs, expenses and disbursements shall be borne by the Banks ratably. Each Bank hereby agrees on such basis (i) to reimburse and indemnify the Agent for such Bank's pro rata share of all such reasonable costs, expenses and disbursements on request and (ii) to the extent of each such Bank's pro rata share, to indemnify and save harmless the Agent against and from any and all liabilities, losses, obligations, damages, penalties, claims, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, arising out of or in connection with this Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed or delivered in connection herewith or therewith, or any request of the Required Banks or all of the Banks, as the case may be, including without limitation the reasonable costs, expenses and disbursements in connection with defending themselves against any claim or liability, or answering any subpoena or other process related to the exercise or performance of any of its powers or duties under this Credit Agreement, the other Loan Documents, or any of the other agreements, instruments or documents executed or delivered in connection herewith. The foregoing notwithstanding, no Bank shall be liable for any portion of such losses, obligations, damages, penalties, claims, actions, judgments and suits, and other costs, expense and disbursements resulting from or as a consequence of (A) the Agent's gross negligence or willful misconduct, (B) a claim against the Agent or the Banks with respect to which each Bank was not given notice and the opportunity to participate (at its own expense) in the defense thereof or (C) a compromise and settlement agreement entered into without the consent of all of the Banks.

9.7 Agent's Rights as a Bank. With respect to the commitment of the Agent as a Bank hereunder, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto and any Loans of the Agent under this Credit Agreement, and any other amounts due to the Agent under this Credit Agreement or the other Loan Documents, the Agent shall have the same rights and powers, duties and obligations under this Credit Agreement, the other Loan Documents or other agreement, instrument or document as any Bank and may exercise such rights and powers and shall perform such duties and fulfill such obligations as though it were not the Agent. The terms "Banks", "Required Banks", "holder" or any similar term shall, unless the context clearly indicates otherwise, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of banking, trust or other business with the Borrower, any other Loan Party or any Affiliate thereof as if it were not the Agent hereunder and may accept fees and other consideration from the Borrower, any other Loan Party or any Affiliate thereof for services in connection with the Credit Agreement or otherwise without having to account for the same to the Banks.

9.8 Advances by Agent. Unless the officers of the Agent responsible for administering this Credit Agreement shall have been notified in writing by a Bank prior to the date of any Disbursement that such Bank will not make the amount which would constitute its pro rata share of such Disbursement available to the Agent on the date of such Loan, the Agent may (but shall not be required to) assume that such Bank has made such amount available to the Agent on the date of such Loan and the Agent, in reliance upon such assumption, may make available to the Borrower a corresponding amount. If such pro rata share is made available to the Agent on a date after the date of such Disbursement, such Bank shall pay to the Agent on demand an amount equal to the product of
(i) during each day
included in the period referred to in (iii) below, the Federal Funds Rate during each day included in such period, multiplied by (ii) the amount of such Bank's pro rata share of such Disbursement, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse from and including the date of such Loan to the date on which such pro rata share of such Disbursement shall become immediately available to the Agent and the denominator of which is
360. A statement of the Agent submitted to such Bank with respect to any amounts owing under this Section 9.8 shall be prima facie evidence as to the amount owed by such Bank to the Agent. If such Bank's pro rata share is not in fact made available to the Agent by such Bank within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum equal to the Base Rate during such period, on demand, from such Bank.

9.9 Payment to Banks. Promptly after receipt by the Agent from the Borrower of any principal repayment of the Loans, interest due on the Loans, any fees or other amounts due under any Loan Document (except for such amounts which are payable for the sole account of any Bank or the Agent), the Agent shall distribute to each Bank that Bank's pro rata share of the funds so received.

9.10 Pro Rata Sharing. All interest and principal payments on the Loans, all Commitment Fees, the Closing Fee and any other Fees are to be divided pro rata among the Banks. Any sums obtained from the Borrower by any Bank by reason of the exercise of its rights of setoff, banker's lien or in collection shall be shared (net of costs) pro rata among the Banks. Nothing in this Section 9.10 shall be deemed to require the sharing among the Banks of collections specifically relating to, or of the proceeds of any collateral securing, any other Indebtedness of the Borrower to any Bank.

9.11 Successor Agent.

9.11a Resignation of the Agent. Subject to a successor Agent being appointed and such Person accepting the duties and obligations of the Agent hereunder and under the Loan Documents, the Agent may resign from the performance of its functions and duties hereunder and under the other Loan Documents at any time by giving at least sixty (60) days prior written notice to the Banks and the Borrower. In the event that the Agent gives notice of its desire to resign from the performance of its functions and duties hereunder and under the Loan Documents, then the Borrower and the Agent shall use all reasonable commercial efforts to identify, and the Required Banks shall appoint, a successor who shall be reasonably satisfactory to the Required Banks and the Borrower (provided that such approval of the Borrower shall not be unreasonably withheld and that no such approval of the Borrower shall be required after the occurrence and during the continuance of an Event of Default). If a successor Agent shall not have been appointed within said sixty (60) day period, the Required Banks shall, after consultation with the Borrower, appoint a successor Agent from among the Banks. Any such successor agent shall succeed to the rights, powers and duties of the Agent. The foregoing notwithstanding, any retiring agent shall continue to hold as custodian any Collateral in its possession until such time as it can deliver such Collateral to the successor agent.

9.11b Rights of the Former Agent. Upon the appointment of such successor agent, the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Credit Agreement. After any retiring Agent's resignation hereunder as administrative agent for the Banks hereunder, the provisions of this Article IX shall inure to the benefit of such retiring Agent as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.


ARTICLE X.  MISCELLANEOUS.

10.1 Amendments and Waivers.

10.1a Amendments to Credit Agreement or any Loan Document. Subject to the remaining provisions of this Section 10.1, the Agent, the Banks, the Issuing Bank, the Borrower and the other Loan Parties may, from time to time, enter into amendments, modifications, extensions, supplements and replacements to and of this Credit Agreement or any other Loan Document and the Banks or the Required Banks, as the case may be, may, from time to time, waive compliance with a provision hereof or thereof. No amendment or waiver of any provision of this Credit Agreement, the Amended and Restated Term Notes, the Revolving Credit Notes or any other Loan Document, nor any consent to any departure therefrom by the Borrower shall be effective unless the same shall be in writing and signed by the Borrower or other Person, whichever is the obligor of the document to be amended or the provisions of which are being waived, and the Agent and the Required Banks, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     The foregoing notwithstanding, no amendment, waiver or consent shall do any of the following unless in writing and signed by all of the Banks (or the Agent with the consent of all of the Banks):

           (A) increase the Revolving Credit Commitment or the maximum aggregate principal amount of the Revolving Credit Notes or the Amended and Restated Term Notes,

           (B) except as contemplated in this Credit Agreement, reduce the interest rate on the Revolving Credit Loans or any fees in connection therewith,

           (C) postpone the Repayment Date (other than as contemplated in this Credit Agreement) or the date any payment of interest or fees are due in connection with the Revolving Credit Commitment,

           (D) postpone the Maturity Date or the date any payment of interest or fees are due in connection with the Term Loans,

           (E) release any security for the Bank Indebtedness except in accordance with the terms of the Security Document creating such interest,

           (F) amend Article III or this Section 10.1 or

           (G) amend the definition of "Required Banks".

In the case of any waiver or consent relating to any provision of this Credit Agreement, the parties shall be restored to their former positions and rights hereunder, and the Event of Default so waived or consented to shall be deemed to be cured and not continuing; but no such waiver or consent shall extend to any subsequent or other Event of Default or impair any right consequent thereon. The foregoing notwithstanding, an Assignment and Assumption Agreement
(i) executed by (A) the Transferor Bank, (B) the Purchasing Bank and (C) the Agent in its own right and as agent for the remaining Banks and (ii) consented to by the Borrower shall constitute an amendment of this Credit Agreement solely for the purposes of adjusting the Term Loan Amount, Term Loan Percentage, Commitment Amount and Commitment Percentage as set forth therein and as admitting the Purchasing Bank as a Bank hereunder.

Any such supplemental agreement shall apply equally to the Borrower, the affected Loan Party, if any, and each of the Banks and shall be binding upon the Borrower, the Banks, the Agent and all future holders of the Notes.

10.1b Waivers. No delay on the part of the Banks in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. In the case of any waiver, the Borrower, the Banks and the Agent shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

10.2 Notices.

10.2a Notice to the Borrower. All notices required to be sent to the Borrower shall be sent to the following address, by hand delivery, by recognized national overnight courier service, by facsimile transmission or other means of electronic data communication, or by the United States Mail, first class, postage prepaid:


If by United States Mail:                If by other means:

Education Management Corporation         Education Management Corporation
300 Sixth Avenue                         300 Sixth Avenue
Suite 800                                Suite 800
Pittsburgh, Pennsylvania 15222           Pittsburgh, Pennsylvania 15222
Attention:  Chief Financial Officer      Attention:  Chief Financial Officer
                                         Telecopier: (412) 562-0598
                                         Telephone:  (412) 562-0900


10.2b Notice to the Agent.   All notices required to be sent to the Agent shall
be sent to the following address, by hand delivery, by recognized national overnight courier service, by facsimile transmission or other means of electronic data communication, or by the United States Mail, first class, postage prepaid:


If by United States Mail:                 If by other means:

PNC Bank, National Association            PNC Bank, National Association
Multi-Bank Loan Administration            Multi-Bank Loan Administration
One PNC Plaza - 19th Floor                One PNC Plaza - 19th Floor
Pittsburgh, Pennsylvania 15265            Pittsburgh, Pennsylvania 15222
Attention:  Arlene M. Ohler               Attention:  Arlene M. Ohler
            Assistant Vice President                  Assistant Vice President
                                          Telephone:  (412) 762-3627
                                          Telecopier: (412) 762-8672

with a copy to:

PNC Bank, National Association            PNC Bank, National Association
Two PNC Plaza - 2nd Floor                 Two PNC Plaza - 2nd Floor
Pittsburgh, Pennsylvania 15265            Fifth Avenue and Wood Street
Attention:  Select Industries             Pittsburgh, Pennsylvania 15222
            Department                    Attention:  Select Industries Department
                                          Telecopier: (412) 762-4039
                                          Telephone:  (412) 762-7570

10.2c Notice to the Banks. All notices required to be delivered to the Banks pursuant to this Credit Agreement and the other Loan Documents shall be in writing and shall be sent to the address set forth on the signature pages of the Credit Agreement, by hand delivery, by recognized national overnight courier service, by facsimile transmission or other means of electronic data communication, or by the United States mail, first class, postage prepaid.

10.2d Receipt of Notices. All such notices shall be effective three (3) days after mailing, one (1) day after deposit with the courier service, the date of electronic transmission or when received, whichever is earlier. The Borrower, the Banks and the Agent may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

10.3 Holiday Payments. If any payments to be made by the Borrower hereunder shall become due on a date not a Business Day, such payments shall be made on the next succeeding Business Day.

10.4 Tax Withholding. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of each Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Agent and the Borrower two (2) duly completed copies of either (i) IRS Form W-9, 1001 or 4224 or such other applicable form prescribed by the IRS, certifying in each case that such Bank is entitled to receive payments under this Credit Agreement or its

Revolving Credit Note or Amended and Restated Term Note, as the case may be, without deduction or withholding of United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty or (ii) IRS Form W-8 or such other applicable form prescribed by the IRS or a certificate of such Bank indicating that no such exemption or reduced rate of taxation is allowable with respect to such payments. Each Bank which delivers an IRS Form W-8, W-9, 4224 or 1001 further undertakes to deliver to the Agent and the Borrower two (2) additional copies of any such form (or any successor form) on or before the date on which that form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank is entitled to receive payments under this Credit Agreement or its Revolving Credit Note or Amended and Restated Term Note, as the case may be, without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating the date on which that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold, from each payment made to such Bank hereunder or under the Revolving Credit Note or Amended and Restated Term Note payable to it, United States federal income taxes at the full withholding rate unless each Bank referred to in the first sentence of this Section 10.4 establishes an exemption or at the applicable reduced rate established pursuant to the above provisions.

10.5 Survival. Until payment in full of the Bank Indebtedness and the termination of the Revolving Credit Commitment, all covenants, agreements, warranties and representations made herein and in all certificates or other documents delivered in connection with this Credit Agreement by or on behalf of the Borrower, shall survive the advances of money made by the Banks to the Borrower hereunder and the delivery of the Revolving Credit Notes and the Amended and Restated Term Notes, and all such covenants, agreements, warranties and representations shall inure to the benefit of the successors and assigns of the Banks and the Agent whether or not so expressed.

10.6 Costs.  The Borrower shall pay:

           (i) All reasonable costs and expenses of the Agent (including without limitation the reasonable fees and disbursements of the Agent's special counsel, Tucker Arensberg, P.C.), incurred in connection with the preparation, negotiation, execution and delivery of this Credit Agreement and the other Loan Documents and any and all other documents and instruments prepared in connection herewith, including but not limited to all amendments, extensions, modifications, waivers, consents and other documents and instruments prepared or entered into from time to time, including after the Closing Date;

           (ii) All reasonable costs and expenses of the Agent and the Banks (including without limitation the reasonable fees and disbursements of the Agent's and each of the Bank's counsel) in connection with (A) the enforcement of this Credit Agreement and the other Loan Documents (whether through negotiations, legal proceedings or otherwise) arising pursuant to a breach by any Loan Party of any of the terms, conditions, representations, warranties or covenants of any Loan Document to which it is a party, and (B) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents.

All of such costs and expenses shall be payable by the Borrower to the Banks or the Agent, as the case may be, upon demand or as otherwise agreed upon by the Banks or the Agent and the Borrower, and shall constitute Bank Indebtedness under this Credit Agreement. The Borrower's obligation to pay such costs and expenses shall survive the termination of this Credit Agreement and the satisfaction of all of the Borrower's obligations hereunder.

10.7 Certain Taxes. The Borrower agrees to pay, and save the Banks harmless from, all liability for any stamp or other taxes which may be payable with respect to the execution or delivery of this Credit Agreement or the Loan Documents or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Credit Agreement.

10.8 Successors, Assigns and Participations.

10.8a Benefit of Agreement.  Subject to the remaining provisions of this
Section 10.8, this Credit Agreement shall be binding upon the Borrower, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks; provided, however that the Borrower may not assign its rights or duties hereunder or under any other Loan Document without the prior written consent of the Banks and the Agent.

10.8b Assignments. Subject to the remaining provisions of this Subsection 10.8b, any Bank, at any time, in the ordinary course of its commercial banking business and in accordance with applicable law, may sell to one or more Purchasing Banks (which Purchasing Banks may be Affiliates of the Transferor
Bank), a portion or all of its rights and obligations under this Credit Agreement and the Revolving Credit Note or Amended and Restated Term Note then held by it pursuant to as Assignment and Assumption Agreement substantially in the form of Exhibit "J" and executed by the Transferor Bank and such Purchasing Bank and consented to by the Agent and the Borrower; subject, however to the following requirements:

           (i) The Borrower and the Agent must give their prior consent to any such assignment (other than an assignment made by a Bank to an Affiliate of such Bank) which consent shall not be unreasonably withheld;

           (ii) Each such assignment must be in a minimum amount of $10,000,000, or, if in excess thereof, in integral multiples of $1,000,000, unless otherwise agreed by the Borrower and the Agent;

           (iii) No Purchasing Bank which purchases a Revolving Credit Commitment of less than or equal to $10,000,000 may sell Participations;

           (iv) No Purchasing Bank may make assignments unless otherwise agreed by the Borrower; and

           (v) On the date such assignment is made, the Transferor Bank shall pay to the Agent a $2,000 service fee for each assignment;

provided, however the restrictions set forth in Subsection 10.8a(i), (ii),
(iii) and (iv) above shall not apply in the case of any assignment by any Transferor Bank upon the occurrence and during the continuation of an Event of Default.

     Upon the execution, delivery, acceptance and recording of any such Assignment and Assumption Agreement, from and after the Transfer Effective Date set forth in such Assignment and Assumption Agreement, (a) the Purchasing Bank thereunder shall be a party hereto as a Bank and, to the extent provided in such Assignment and Assumption Agreement, shall have the rights and obligations of a Bank hereunder with a Commitment Amount, Commitment Percentage, Term Loan Amount or Term Loan Percentage as set forth therein and (b) the Transferor Bank thereunder shall be released from its obligations as a Bank under this Credit Agreement to the extent provided in such Assignment and Assumption Agreement. Such Assignment and Assumption Agreement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of Commitment Percentages or Term Loan Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such Transferor Bank under this Credit Agreement and its Revolving Credit Note or Amended and Restated Term Note, as the case may be. On or prior to the Transfer Effective Date, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Revolving Credit Note or Amended and Restated Term Note held by the Transferor Bank, a new Revolving Credit Note or Amended and Restated Term Note, as the case may be, to the order of such Purchasing Bank in an amount equal to the Commitment Amount or Term Loan Amount assumed by it and purchased by it pursuant to such Assignment and Assumption Agreement, and a new Revolving Credit Note or Amended and Restated Term Note, as the case may be, to the order of the Transferor Bank in an amount equal to the Commitment Amount or Term Loan Amount retained by it hereunder, if any.

10.8c Assignment Register. The Agent shall maintain, at its address referred to in Subsection 10.2b hereof, a copy of each Assignment and Assumption Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks, and the amount of the Commitment Amount and/or Term Loan Amount of each Bank, if any, then in effect, and the amount of the Loans owing to each Bank, from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loans for all purposes of this Credit Agreement. The Register shall be available at the office of the Agent set forth in Subsection 10.2b hereof for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

10.8d Participations. Any Bank, in the ordinary course of its commercial banking business and in accordance with applicable law, may sell to one or more Participants a Participation in any Loan owing to such Bank, the interest of such Bank in (i) any Revolving Credit Note or Amended and Restated Term Note or
(ii) the Commitment Amount or Term

Loan Amount of such Bank. In the event of any such sale by a Bank of a Participation to a Participant, such Bank's obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of its Revolving Credit Note or Amended and Restated Term Note for all purposes under this Credit Agreement (including voting rights hereunder), and the Borrower, the other Banks and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Credit Agreement or the other Loan Documents; provided, however, that no Bank shall transfer or grant any Participation under which the Participant shall have rights to approve any amendment, modification or waiver of this Credit Agreement or any other Loan Document except to the extent such amendment, modification or waiver would (i) reduce or increase the principal amount of such Participant's Participation over the amount then in effect, (ii) decrease the interest rate relating to the Loans, (iii) reduce the Commitment Fee as any other Fee payable to the Participant, (iv) postpone any date fixed for any payment of principal of or interest on the Loans, the Commitment Fee or any other Fees or obligations of the Borrower set forth in Article II or (v) release any collateral granted to the Agent, on behalf of the Bank, by any Loan Party to secure the Bank Indebtedness.

10.8e Other Assignments.  Notwithstanding the foregoing provisions of this
Section 10.8, any Bank may, at any time and from time to time, assign all or any portion of its rights under this Credit Agreement and its Revolving Credit Note or Amended and Restated Term Note to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank. No such assignment shall release any assigning Bank from its obligations hereunder.

10.8f Disclosure. The Borrower authorizes each Bank to disclose to any Participant or Purchasing Bank and any prospective Participant or Purchasing Bank any and all financial information in such Bank's possession concerning the Borrower and its Subsidiaries which has been delivered to such Bank by or on behalf of the Borrower pursuant to this Credit Agreement or in connection with such Bank's credit evaluation of the Borrower prior to becoming a party to this Credit Agreement.

10.9 Confidentiality. Unless otherwise agreed to in writing by the Borrower, the Agent and the Banks hereby agree to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than the Agent's or the Banks' directors, officers, employees, Affiliates and agents and to actual or potential Purchasing Banks and Participants, and then only on a confidential basis; provided, however, that the Agent or the Banks may disclose Proprietary Information (i) as required by any Governmental Rule, (ii) to their respective attorneys and accountants or
(iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking; and further, provided, that the Agent or the Banks may not disclose any confidential information concerning identified students before giving the Borrower notice of such proposed disclosure and affording it a reasonable opportunity to obtain a judicial protective order from a court of competent jurisdiction.

10.10 Indemnification. The Borrower will indemnify and hold harmless the Agent and the Banks, any of their respective directors, officers or employees and each Person, if any, who controls the Agent or the Banks within the meaning of the Securities Act of 1933 or the Securities and Exchange Act of 1934 (any and all of whom are referred to as an "Indemnified Party") from and against any and all losses, claims, damages and liabilities (including but not limited to any Environmental Claim or the liability of any Bank thereon), joint or several (including but not limited to all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject (whether or not such Indemnified Party is a party thereto) under any applicable federal or state law or otherwise caused by or arising out of, or allegedly caused by or arising out of, this Credit Agreement or any transaction contemplated hereby, other than losses, claims, damages or liabilities resulting from the transfer of any of the Notes in violation of any applicable law or regulation; provided, the Borrower shall not be liable where any action or failure to act was due to the gross negligence or willful misconduct of the Indemnified Party.

Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Borrower of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Borrower of its obligations under this Section 10.10 with respect to such Indemnified Party, except to the extent that the Borrower is actually prejudiced by such failure. The Borrower will assume the defense of such claim, action or proceeding and will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Borrower, to employ counsel separate from counsel for the Borrower and for any other party in such action if the Indemnified Party reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Borrower not advisable, provided that the Borrower shall not be obligated to pay for the fees and expenses of more than one counsel for all Indemnified Parties. In the event an Indemnified Party appears as a witness in any action or proceeding brought against the Borrower (or any of its officers, directors or employees) in which an Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness.

The Borrower's obligations under this Section 10.10 shall survive the termination of this Credit Agreement and repayment of the Bank Indebtedness.

10.11 Integration. This Credit Agreement together with the other Loan Documents constitutes the entire agreement between the parties relating to this financing transaction and its supersedes all prior understandings and agreements, whether written or oral between the parties hereto concerning the transactions provided for herein.

10.12 Severability. Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.13 APPLICABLE LAW. THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTES, THE AMENDED AND RESTATED TERM NOTES, THE AMENDED AND RESTATED SECURITY AGREEMENT, THE AMENDED AND RESTATED PLEDGE AGREEMENT, AND THE AMENDED AND RESTATED SUBSIDIARY PLEDGE AGREEMENT SHALL BE CONTRACTS MADE UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REFERENCE TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAW.

10.14 CONSENT TO JURISDICTION. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS SHALL BE COMMENCED IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND EACH PARTY AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN EITHER OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO THE PARTY IN RESPECT OF THE BORROWER OR THE AGENT, AT ITS ADDRESS SET FORTH IN SECTION 10.2 HEREOF AND IN RESPECT OF ANY BANK, AT ITS ADDRESS SET FORTH ON ITS SIGNATURE PAGE TO THIS CREDIT AGREEMENT OR ON THE ASSIGNMENT AND ASSUMPTION AGREEMENT TO WHICH SUCH BANK IS A PARTY, OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.
FURTHER, THE BORROWER, THE AGENT AND THE BANKS HEREBY SPECIFICALLY CONSENT TO THE PERSONAL JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA AND THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVE AND HEREBY ACKNOWLEDGE THAT THE BORROWER, THE AGENT AND THE BANKS ARE ESTOPPED FROM RAISING ANY CLAIM THAT EITHER SUCH COURT LACKS PERSONAL JURISDICTION OVER THE BORROWER, THE AGENT OR THE BANKS SO AS TO PROHIBIT EITHER SUCH COURT FROM ADJUDICATING ANY ISSUES RAISED IN A COMPLAINT FILED WITH EITHER SUCH COURT CONCERNING THIS CREDIT AGREEMENT OR THE NOTES.

10.15 Counterparts. This Credit Agreement may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Credit Agreement shall become binding when the Agent, the Banks and the Borrower have executed at least one counterpart. Immediately after the execution of counterparts and solely for the convenience of the parties hereto, the Borrower and the Banks will execute sufficient counterparts so that Borrower shall have counterparts executed by it, and the Banks shall have counterparts executed by it and the Borrower. All counterparts shall constitute but one and the same instrument.

10.16 Amendment and Restatement. This Credit Agreement amends and restates in its entirety the 1989 Credit Agreement except to the extent of certain provisions contained in the 1989 Credit Agreement which by their terms are intended to survive the expiration or termination of the 1989 Credit Agreement. The Bank Indebtedness as evidenced by the Notes and as described herein is a continuation, in part, of the indebtedness provided under the 1989 Credit Agreement, and it is the express intention of the parties that no novation shall occur.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Executed as of the day and year first above written.

                                      EDUCATION MANAGEMENT CORPORATION


                                      By ___________________________________
                                      Name _________________________________
                                      Title ________________________________


                                      PNC BANK, NATIONAL ASSOCIATION,
                                      in its capacity as the Agent


                                      By ___________________________________
                                      Name _________________________________
                                      Title ________________________________

     IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Credit Agreement by and among EDUCATION MANAGEMENT CORPORATION, the FINANCIAL INSTITUTIONS PARTY HERETO and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officer as of the date first above written.


Revolving Credit Commitment:               PNC BANK, NATIONAL ASSOCIATION, in its
  $27,000,000.00                           capacity as a Bank and the Issuing Bank

Commitment Percentage:  54.00%
                                           By ____________________________________
Term Loan Amount:                          Name:  Erin H. Knoll
  $2,602,825.00                            Title: Assistant Vice President

Term Loan Percentage: 28.2742%


Addresses for notice purposes:

If by United States Mail:                  If by other means:

PNC Bank, National Association             PNC Bank, National Association
Multi-Bank Loan Administration             Multi-Bank Loan Administration
One PNC Plaza - 19th Floor                 One PNC Plaza - 19th Floor
Pittsburgh, Pennsylvania 15265             Pittsburgh, Pennsylvania 15222
Attention:  Arlene M. Ohler                Attention:  Arlene M. Ohler
            Assistant Vice President                   Assistant Vice President
                                           Telephone:  (412) 762-3627
                                           Telecopier: (412) 762-8672

With a copy to:

PNC Bank, National Association
Select Industries Department
Two PNC Plaza - 2nd Floor
Pittsburgh, Pennsylvania 15265
Attention:  Erin H. Knoll
            Assistant Vice President
Telephone:  (412) 762-7570
Telecopier: (412) 762-4039


Address for Eurodollar Rate Loan funding if different from above:


______________________________________
______________________________________
______________________________________
Telephone: ___________________________
Telecopier: __________________________

     IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Credit Agreement by and among EDUCATION MANAGEMENT CORPORATION, the FINANCIAL INSTITUTIONS PARTY HERETO and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officer as of the date first above written.



Revolving Credit Commitment:              NATIONAL CITY BANK,
  $15,000,000.00                          in its capacity as a Bank

Commitment Percentage:  30.00%
                                          By _____________________________________
Term Loan Amount:                         Name: __________________________________
  $4,602,825.00                           Title: _________________________________

Term Loan Percentage:  50.00%


Addresses for notice purposes:

If by United States Mail:                 If by other means:

National City Bank                        National City Bank
1900 East Ninth Street                    1900 East Ninth Street
LOC 3032                                  LOC 3032
Cleveland, Ohio 44114                     Cleveland, Ohio 44114
Attention: Wendy Pollarine                Attention:  Wendy Pollarine
           Commercial Loan                            Commercial Loan Operations
           Operations                     Telephone:  (216) 575-2156
                                          Telecopier: (216) 575-3207
with a copy to:

National City Bank
1900 East Ninth Street
LOC 2102
Cleveland, Ohio 44114
Attention:  David A. Burns
            Vice President
Telephone:  (216) 575-3061
Telecopier: (216) 575-9396


Address for Eurodollar Rate Loan funding if different from above:


___________________________________
___________________________________
___________________________________
Telephone: ________________________
Telecopier: _______________________

     IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Credit Agreement by and among EDUCATION MANAGEMENT CORPORATION, the FINANCIAL INSTITUTIONS PARTY HERETO and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officer as of the date first above written.



Revolving Credit Commitment:                  SOCIETY NATIONAL BANK,
  $8,000,000.00                               in its capacity as a Bank

Commitment Percentage:  16.00%
                                              By ___________________________________
Term Loan Amount:                             Name: ________________________________
  $2,000,000.00                               Title: _______________________________

Term Loan Percentage:  21.7258%



Addresses for notice purposes:

If by United States Mail:                     If by other means:

Society National Bank                         Society National Bank
127 Public Square                             127 Public Square
OH-01-27-0606                                 OH-01-27-0606
Cleveland, Ohio 44114                         Cleveland, Ohio 44114
Attention: Terri Zalewaki                     Attention:  Terri Zalewaki
                                              Telephone:  (216) 689-3518
                                              Telecopier: (216) 689-4981
with a copy to:

Society National Bank
127 Public Square
OH-01-27-0606
Cleveland, Ohio 44114
Attention:  David Dannemiller
            Assistant Vice President
Telephone:  (216) 689-4451
Telecopier: (216) 689-4981


Address for Eurodollar Rate Loan funding if different from above:


______________________________________
______________________________________
______________________________________
Telephone: ___________________________
Telecopier: __________________________